Exhibit C-5

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


   E.ON AG                                  )
   Powergen plc                             )
   LG&E Energy Corporation                  )    Docket No. EC01-___-000
   Louisville Gas and Electric Company      )
   Kentucky Utilities Company               )


                     JOINT APPLICATION FOR ORDER AUTHORIZING
                         INDIRECT TRANSFER OF CONTROL OF
                            JURISDICTIONAL FACILITIES

                                    VOLUME I

                            APPLICATION AND EXHIBITS


Ulrich Huppe                             David Jackson
Executive Vice President                 General Counsel and Corporate Secretary
and General Counsel                      Sara Vaughan
Dr. Guntram Wurzberg                     Head of Corporate Regulation
Vice President - General Legal Affairs   Powergen plc
E.ON AG                                  53 New Broad Street
Bennigsenplatz 1                         London, EC2M 1SL
D - 40474 Dusseldorf                     England
Germany


John R. McCall                           J.A. Bouknight, Jr.
Executive Vice President,                Jane I. Ryan
General Counsel, and                     Bruce J. Barnard
Corporate Secretary                      Steptoe & Johnson LLP
LG&E Energy Corporation                  1330 Connecticut Ave., N.W.
220 West Main Street                     Washington DC. 20036-1795
Louisville, Kentucky 40202               (202) 429-3000



June 12, 2001

J. A. Bouknight Jr.
202.429.6222
jbouknig@steptoe.com




                                            June 12, 2001

VIA HAND DELIVERY

David P. Boergers
Secretary
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, DC  20426

          Re:  Joint Application for Order Authorizing Indirect Transfer of
               Control of Jurisdictional Facilities, Docket No. EC01-    -000
               ----------------------------------------------------------------

Dear Mr. Boergers:

     Please find enclosed a verified original and eight (8) copies of the above-referenced Joint Application for Order Authorizing Indirect Transfer of Control of Jurisdictional Facilities submitted for filing pursuant to Section 203 of the Federal Power Act ("FPA"), 16 U.S.C. ss. 824b, and Part 33 of the Rules of Practice and Procedure of the Federal Energy Regulatory Commission ("Commission"), 18 C.F.R. ss. 33, by E.ON AG, Powergen plc, LG&E Energy Corporation, Louisville Gas & Electric Company, and Kentucky Utilities Company, on behalf of themselves and their subsidiaries that are subject to the Commission's jurisdiction under the FPA (collectively, the "Applicants").

     This filing consists of two volumes. Volume I contains the FPA Section 203 Application and the exhibits required by 18 C.F.R. Part 33.2. Volume II contains the testimony, exhibits, and workpapers of Dr. William H. Hieronymus. The workpapers contain the information specified in Part 33.4 of the Commission's regulations and are provided in electronic format (on CD) with written documentation, in accordance with Part 33.8.

     Please treat this letter as a request under 18 C.F.R. ss. 388.112 (2000) for privileged treatment of (1) the computer code aspect of the CASm model that PA Consulting, Inc. ("PA") developed, and (2) the set-up files that are used as input to the computer model. PA Consulting used the CASm model in developing data to meet the Commission's competitive screen analysis requirements under
Part 33 of its regulations.

     Copies of the computer code for CASm and the set-up files, along with a written description and summary, have been included with the filing and are available to the Commission Staff subject to the request that the computer code and set-up files be treated as privileged under 18 C.F.R. ss. 388.112. We are not requesting privileged treatment for the assumptions or the input or output data themselves, which are included in the workpapers accompanying the filing.

     Privileged status is requested because the computer code was developed at considerable time and expense by PA and is commercially valuable. Copies of the computer code and set-up files will be made available to parties in this proceeding who execute a confidentiality agreement with PA./1 The following person may be contacted for information regarding such a request: Jane Ryan, Steptoe & Johnson LLP; 1330 Connecticut Avenue, N.W., Washington, D.C. 20036; Phone 202/429-6294; Fax 202/261-0507; E-mail jryan@steptoe.com.

     Applicants believe that they have submitted a complete application as prescribed in Order No. 642 and Part 33 of the Commission's regulations, and that, therefore, their filing should be subject to prompt Commission review and approval. To permit closing of the transaction on schedule, Applicants respectfully request that the Commission act within 120 days from today. If there are any questions concerning this filing, please do not hesitate to contact me at (202) 429-6222 or Jane Ryan at (202) 429-6294.

                                            Sincerely,


                                            /s/
                                            ------------------------
                                            J. A. Bouknight, Jr.


                                            On Behalf of Applicants



Enclosure



-------------
     1 Because confidential treatment is not being sought for any assumption or input or output data used in the analysis (such information is contained in the workpapers submitted with the filing), Applicants are not including a proposed protective order. Rather, in the unlikely event that any party desires access to the CASm model and the set-up files, Applicants propose that that be handled via a confidentiality agreement between such party and PA.

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


   E.ON AG                                )
   Powergen plc                           )
   LG&E Energy Corporation                )             Docket No. EC01-___-000
   Louisville Gas and Electric Company    )
   Kentucky Utilities Company             )


                     JOINT APPLICATION FOR ORDER AUTHORIZING
                         INDIRECT TRANSFER OF CONTROL OF
                            JURISDICTIONAL FACILITIES


                            APPLICATION AND EXHIBITS


Ulrich Huppe                             David Jackson
Executive Vice President                 General Counsel and Corporate Secretary
and General Counsel                      Sara Vaughan
Dr. Guntram Wurzberg                     Head of Corporate Regulation
Vice President - General Legal Affairs   Powergen plc
E.ON AG                                  53 New Broad Street
Bennigsenplatz 1                         London, EC2M 1SL
D - 40474 Dusseldorf                     England
Germany


John R. McCall                           J.A. Bouknight, Jr.
Executive Vice President,                Jane I. Ryan
General Counsel, and                     Bruce J. Barnard
Corporate Secretary                      Steptoe & Johnson LLP
LG&E Energy Corporation                  1330 Connecticut Ave., N.W.
220 West Main Street                     Washington DC. 20036-1795
Louisville, Kentucky 40202               (202) 429-3000



June 12, 2001

                                TABLE OF CONTENTS

                                                                            Page

INTRODUCTION...................................................................4

EXECUTIVE SUMMARY..............................................................5

     The Proposed Transaction Will Not Adversely Affect Competition............5

     The Proposed Transaction Will Not Adversely Affect Rates..................7

     The Proposed Transaction Will Not Impair The Effectiveness Of Regulation..7

REQUIRED INFORMATION (Parts 33.2, 33.3, and 33.4)..............................8

     Names Of Applicants And Principal Business Addresses......................8

     Names And Addresses Of Persons Authorized To Receive Notices And
          Communications Regarding This Application............................9

     Description Of Applicants................................................10

         E.ON.................................................................10

              RAG.............................................................12

              STEAG...........................................................13

              VEBA Oel........................................................13

         Powergen.............................................................13

         LG&E Energy..........................................................14

              LG&E Energy Marketing, Inc......................................15

              Western Kentucky Energy Corporation.............................15

              Other Subsidiaries..............................................15

         LG&E.................................................................16

              a.  Ohio Valley Electric Corporation............................17

         KU...................................................................17

              b.  OVEC........................................................17

              Electric Energy, Inc............................................17

         Joint Ventures, Strategic Alliances, Other Business Arrangements.....18

     Jurisdictional Facilities Owned, Operated, Or Controlled By Applicants...19

         LG&E.................................................................19

              Generation......................................................19

              Electric Transmission...........................................19

         KU...................................................................19

              c.  Generation..................................................20

              Electric Transmission...........................................20

         LEM..................................................................20

              d.  Generation..................................................20

         WKEC.................................................................20

              e.  Generation..................................................20

         WKE Station Two, Inc.................................................21

         OVEC.................................................................21

              Generation......................................................21

              Electric Transmission...........................................21

         EEI..................................................................21

              Generation......................................................21

              Electric Transmission...........................................21

         STEAG................................................................22

              Generation......................................................22

                  Avista-STEAG................................................22

                  STEAG Power.................................................22

     Narrative Description Of The Proposed Transaction........................23

         Identity Of All Parties Involved In The Transaction..................23

         All Jurisdictional Facilities And Securities Associated With
             Or Affected By The Transaction...................................23

         The Consideration For The Transaction................................23

         The Effect Of The Transaction On Jurisdictional Facilities...........24

     Contracts Related To The Transaction.....................................25

     The Transaction Is Consistent With The Public Interest
          (Parts 33.2g, 33.3, And 33.4).......................................25

         The Transaction Will Have No Adverse Effect On Competition...........26

              The Proposed Transaction Raises No Horizontal
                   Market Power Concerns......................................27

                  The Transaction Raises No Vertical Market Power Concerns....29

                      E.ON Does Not Control RAG...............................30

                      Even If E.ON Controlled RAG, The Proposed Transaction
                           Has No Adverse Vertical Competitive Effects........32

         The Transaction Will Have No Adverse Effect On Rates.................34

         The Transaction Will Have No Adverse Effect On Regulation............37

              Federal Regulation..............................................37

              State Regulation................................................38

     H.  Map Showing The Properties Of Each Party To The Transaction..........39

     I.  Regulatory Actions Necessary To Complete The Proposed Transaction....39

ACCOUNTING TREATMENT (Part 33.5)..............................................39

CONCLUSION....................................................................40

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


   E.ON AG                                    )
   Powergen plc                               )
   LG&E Energy Corporation                    )      Docket No. EC01-___-000
   Louisville Gas and Electric Company        )
   Kentucky Utilities Company                 )


                     JOINT APPLICATION FOR ORDER AUTHORIZING
                         INDIRECT TRANSFER OF CONTROL OF
                            JURISDICTIONAL FACILITIES


                                  INTRODUCTION

     Pursuant to Section 203 of the Federal Power Act ("FPA")/1 and Part 33 of the regulations of the Federal Energy Regulatory Commission ("FERC" or "Commission"),/2 E.ON AG, ("E.ON"), Powergen plc ("Powergen"), LG&E Energy Corporation ("LG&E Energy"), Louisville Gas and Electric Company ("LG&E"), and Kentucky Utilities Company ("KU"), on behalf of themselves and their subsidiaries that are subject to the Commission's jurisdiction under the FPA (collectively "Applicants"),/3 submit this Joint Application for the Commission's approval of the indirect change in control over jurisdictional facilities that will occur when E.ON, a company formed under the laws of the Federal Republic of Germany, acquires the shares of Powergen, a company formed under the laws of England and Wales (the "proposed transaction")./4 This Application includes all of the information and exhibits required by revised
Part 33 of the Commission's regulations/5 and its Order No. 642,/6 except where waiver of certain requirements of Part 33 has been requested. As demonstrated in this Application and its exhibits and in the testimony and exhibits of Dr. William H. Hieronymus, the proposed transaction is consistent with the public interest. Accordingly, the Applicants respectfully request the Commission to authorize the indirect transfer of control of the jurisdictional facilities at issue without condition, modification, or hearing. The Applicants seek to close the transaction expeditiously and, therefore, request the Commission to issue its authorization within 120 days from today.


-----------
     1 16 U.S.C.ss. 824b (1994).

     2 18 C.F.R.ss. 33.

     3 LG&E Energy and all of its subsidiaries that are subject to the Commission's jurisdiction, including LG&E and KU, will be referred to collectively herein as the "LG&E Companies."

     4 On March 27, 1998, the Commission approved the acquisition of KU by LG&E Energy, authorizing KU to join LG&E as a wholly-owned subsidiary of LG&E Energy. Louisville Gas & Elec. Co., 82 FERCP. 61,308 (1998). On June 29, 2000, the Commission approved the indirect acquisition of LG&E Energy by Powergen. Louisville Gas & Elec. Co., 91 FERCP. 61,321 (2000). On April 9, 2001, E.ON and Powergen announced a preconditional cash offer by E.ON for Powergen.

     5 The Commission's revised filing requirements for FPA Section 203 applications became effective on January 29, 2001. See 65 Fed. Reg. 70,984
(2000).

     6 Revised Filing Requirements under Part 33 of the Commission's Regulations, Order No. 642, 65 Fed. Reg. 70,984, FERC Stats. and Regs., Regs. PreamblesP. 31,111 (2000), order on reh'g, 94 FERCP. 61,289 (2001) ("Order No.
642").
-----------


                                EXECUTIVE SUMMARY

     The Proposed Transaction Will Not Adversely Affect Competition

     The proposed transaction will not have an adverse effect on competition. E.ON owns no generation or transmission in the U.S. E.ON does have indirect, non-controlling ownership interests in STEAG AG ("STEAG"), which has started a business of financing and constructing independent power plants in the U.S. However, no STEAG-owned power plants are under construction or operating in the U.S. to date. Moreover, STEAG plans to sell to its co-investors its interest in the three U.S. plants that it currently has under development before those plants become operational, and other plants that STEAG is considering investing in would not be operational until at least 2004. In any event, as Dr. Hieronymus explains, the plants that STEAG has under development or consideration are in geographic markets remote from those in which LG&E Energy subsidiaries principally operate, and the extent of business transactions in the one market where there could be an overlap would be de minimis. Consequently, a horizontal competitive analysis screen is not warranted.

     With respect to vertical market power issues, E.ON has an ownership interest in RAG AG, which, through RAG Coal International AG, owns certain U.S. coal mines that supply various U.S. electric generating units. E.ON, however, owns only 37.1 percent of RAG AG's stock (39.2 percent, including an indirect interest), and cannot control its management decisions. In any event, as Dr. Hieronymus explains, a full quantitative analysis of the vertical market power issues assuming E.ON's ownership or control of RAG's U.S. coal operations (performed in accordance with Section 33.4 of the Commission's regulations) demonstrates that the proposed transaction will have no adverse vertical competitive effects. The analysis shows that the relevant downstream markets, with a minor exception, are competitive (i.e., not highly concentrated) and that the relevant upstream markets are unconcentrated. Thus, the proposed transaction does not present the competitive conditions that are necessary for a successful vertical foreclosure strategy.

     The Proposed Transaction Will Not Adversely Affect Rates

     E.ON's plan to acquire Powergen also will not subject FERC-jurisdictional wholesale customers to increased rates. LG&E and KU, in connection with their merger, implemented a number of wholesale ratepayer protection mechanisms./7 In connection with Powergen's recent acquisition of LG&E Energy, those parties reaffirmed the previously-made commitments to wholesale customers and made hold harmless commitments in connection with that transaction./8 In connection with the proposed transaction, Applicants commit that each of the ratepayer protection mechanisms committed to in the two previous transactions will remain in force and effect without change. In addition, Applicants commit to hold their FERC-jurisdictional wholesale sales and transmission customers harmless for a period of five years from costs related to E.ON's acquisition of Powergen to the extent that those costs are not offset by transaction-related savings. Further, Applicants commit that they will not attempt to recover any transaction-related costs through FERC-jurisdictional wholesale sales or transmission rates without first receiving Commission approval to do so. Accordingly, the proposed transaction will not adversely affect wholesale rates.

     The Proposed Transaction Will Not Impair The Effectiveness Of Regulation

     The proposed transaction also will not adversely affect either federal or state regulation. As a consequence of the proposed transaction, E.ON will register under the Public Utility Holding Company Act of 1935, as amended ("PUHCA")./9 Applicants commit that they will follow the Commission's policy regarding intra-corporate transactions involving the sale of non-power goods and services. Further, E.ON and Powergen commit to make available upon Commission request all publicly-available financial information and related books and records, as well as information necessary to support the pricing for intra-holding company system transactions. Accordingly, the proposed transaction will not impair federal regulation.


-----------
     7 See Louisville Gas & Elec. Co., 82 FERCP. 61,308 at 62,223-24.

     8 See Louisville Gas & Elec. Co., 91 FERCP. 61,321 at 62,105-06.

     9 15 U.S.C.ss.79 et seq. (1994).
-----------


     With respect to state regulation, E.ON's acquisition of Powergen will not change the structure of the LG&E Companies. Each state commission that currently has authority over the LG&E Companies will continue to have the same regulatory authority over those companies as it did prior to the acquisition. The proposed transaction, therefore, will not impair state regulation. Further, Applicants have filed for approvals from the Kentucky Public Service Commission and the Virginia State Corporation Commission, and will seek any approval that may be required by the Tennessee Regulatory Authority, providing those state regulators with the opportunity to deal directly with any concerns regarding the proposed transaction. State regulators also may intervene as of right in this proceeding. For the foregoing reasons, and as further explained below, the Commission should find the proposed transaction to be consistent with the public interest and approve it expeditiously without a hearing.

                REQUIRED INFORMATION (Parts 33.2, 33.3, and 33.4)

     Names Of Applicants And Principal Business Addresses

           E.ON AG
           Bennigsenplatz 1
           D-40474 Dusseldorf
           Germany

           Powergen plc
           53 New Broad Street
           London, England EC2M 1SL

           LG&E Energy Corporation
           220 West Main Street
           Louisville, Kentucky 40202

           Louisville Gas & Electric Company
           220 West Main Street
           Louisville, Kentucky 40202

           Kentucky Utilities Company
           One Quality Street
           Lexington, Kentucky 40507


        Names And Addresses Of Persons Authorized To Receive Notices And Communications Regarding This Application

           For E.ON:

           Dr. Guntram Wurzberg
           Vice President - General Legal Affairs
           E.ON AG
           Bennigsenplatz 1
           D - 40474 Dusseldorf
           Germany
           49 211 4579 388
           FAX:  49 211 4579 610
           guntram.wuerzberg@eon.com

           and

           J.A. Bouknight, Jr.
           Jane I. Ryan
           Bruce J. Barnard
           Steptoe & Johnson LLP
           1330 Connecticut Ave., N.W.
           Washington DC. 20036-1795
           (202) 429-3000
           FAX:  (202) 429-3902
           jbouknig@steptoe.com
           jryan@steptoe.com
           bbarnard@steptoe.com

           For Powergen:

           David Jackson
           General Counsel and Corporate Secretary
           44 020 7826 2743
           Fax: 44 020 7826 2716
           david.jackson@pgen.com
           and
           Sara Vaughan
           Head of Corporate Regulation
           44 020 7826 2741
           FAX:  44 020 7826 2719
           sara.vaughan@pgen.com
           Powergen UK plc
           53 New Broad Street
           London, EC2M 1SL
           England


           For LG&E Energy Corp. and its jurisdictional subsidiaries, including LG&E and KU:

           John R. McCall
           Executive Vice President,
           General Counsel, and
           Corporate Secretary
           LG&E Energy Corporation
           220 West Main Street
           Louisville, Kentucky 40202
           (502) 627-3665
           FAX:  502-627-4622
           john.mccall@lgeenergy.com

     Description Of Applicants/10

     E.ON/11

     E.ON is Germany's third largest industrial group and the world's largest fully investor-owned utility, based on its market capitalization of approximately $35 billion (as of April 6, 2001). It is an Aktiengesellschaft, the equivalent of a U.S. stock corporation, formed under the laws of the Federal Republic of Germany, and headquartered in Dusseldorf, Germany. E.ON's shares are traded on all German stock exchanges, the Swiss Stock Exchange, and as American Depository Receipts ("ADRs") on the New York Stock Exchange. E.ON is a reporting company under the U.S. Securities Exchange Act of 1934, and files reports and financial information with the SEC in accordance with that Act.


-----------
     10 A general description of the Applicants is included in this section. More information concerning Applicants is set forth in Exhibits A through F to the Application, in accordance with Part 33.2(c) of the Commission's regulations.

     11 E.ON is participating in this filing as an Applicant, although not required to do so under FPA Section 203 or Part 33.1 of the Commission's regulations, given its interest in the transaction and in receiving the necessary Commission approvals.
-----------


     E.ON was created in June 2000, through the merger of VEBA AG and VIAG AG. Through its wholly-owned subsidiary, E.ON Energie,/12 E.ON supplies roughly one-third of Germany's electricity. E.ON, including its minority shareholdings, also supplies over 30 percent of Germany's natural gas. E.ON has stakes in energy utilities and co-operations in Sweden, Switzerland, The Netherlands, Italy, Poland, Russia, Latvia, Hungary, Austria, and the Czech Republic, and its transmission grid stretches from Scandinavia to the Alps. E.ON's total attributable generation capacity at year end 2000 was approximately 29,000 megawatts, and includes coal, lignite, gas, nuclear, and renewables.

     E.ON is currently the fourth largest electricity provider in the world, ranked by electricity sales volume (pro forma 2000). Including its minority shareholdings, E.ON supplies electricity and natural gas to approximately 25 million residential and business customers. E.ON also owns interests in non-utility businesses, including chemicals and real estate./13 As a consequence of becoming a registered holding company under PUHCA, it is anticipated that the SEC will require E.ON to divest certain of its non-utility businesses. A chart showing E.ON's current corporate structure is included in Exhibit C.


-----------
     12 E.ON Energie was formed through the merger of VEBA's subsidiary, PreussenElektra, with VIAG's subsidiary, Bayernwerk.

     13 Additional information about E.ON's business activities is contained in Exhibit A.
-----------


     Part 33.2(c)(2) of the Commission's regulations seeks a listing of all energy subsidiaries and energy affiliates of the applicants and particular information about each such subsidiary and affiliate. Almost all of E.ON's existing energy interests are in businesses that operate or generate revenues outside of the U.S. Consequently, such businesses cannot be expected to adversely affect competition, rates, or regulation in the U.S. Applicants, therefore, request a waiver of Part 33.2(c)(2) to the extent that it requires information about E.ON's interests in energy businesses that are solely foreign./14 The E.ON energy affiliates/15 that do business in the U.S. are:


-----------
     14 For the same reason, Applicants seek a waiver of Part 33.2(c)(2) with respect to solely foreign energy business interests of Powergen and the LG&E Companies, a waiver of Part 33.2(c)(4) with respect to any of the Applicants' other business arrangements, such as joint ventures, that are solely foreign, and a waiver of Part 33.2(c)(6) with respect to Applicants' non-U.S. wholesale sales and transmission customers.

     15 Order No. 642 states that "energy affiliates includes those companies which provide electric products or inputs to electric products." Order No. 642 at 31,875. Input products include fuel, transportation, and turbines. Id. at 31,904.
-----------


     RAG

     E.ON directly owns 37.1 percent of the shares of RAG AG ("RAG"), a unique entity created under the auspices of the German government to own all operating coal mines in Germany. E.ON also has a 2.1 percent indirect interest in RAG, through its 21 percent interest in Montan-Verwaltungsgesellschaft mbH, which owns 10 percent of RAG.

     RAG owns, indirectly through a subsidiary, RAG Coal International AG, certain coal mines in the Appalachian, midwestern, and mountain west regions of the U.S. that supply certain U.S. electric generating units. These holdings are further described infra in Section III.G.1(b)(2), in Exhibit B, and in Dr. Hieronymus' testimony.

     STEAG

     E.ON holds indirect ownership interests in STEAG, a company headquartered in Essen, Germany that has been in the business of constructing, owning, and operating power plants since 1937. E.ON has a 13 percent indirect interest in STEAG through its 50.3 percent interest in Gesellschaft fur Energiebeteiligung mbH, which owns 25.89 percent of STEAG. E.ON also has a 28.3 percent indirect interest in STEAG through its 39.2 percent interest in RAG, which owns a 72.2 percent interest in STEAG.

     In 1999, STEAG formed a joint venture with Avista Corporation ("Avista - Steag LLC") and in 2000, it established STEAG Power LLC in Houston, Texas. These two companies were formed to finance and construct fossil-fired merchant plants in the U.S., but no plant is currently under construction or in operation. These companies are further described in Sections III.D.8 and III.G.1.a, and in Dr. Hieronymus' testimony.

     VEBA Oel

     E.ON has a subsidiary, VEBA Oel AG, that manages E.ON's interests in oil, gas, and petrochemicals businesses, including exploration for and production of hydrocarbons, refining of crude oil, production of petrochemicals, and marketing of petroleum products and petrochemicals. VEBA Oel, through VEBA Oel Supply & Trading, Inc., conducts international trade in crude oil and engages in the wholesale distribution of petroleum products. In 2000, VEBA Oel Supply & Trading, Inc. sold gasoline, fuel oil, and naphtha in the U.S. Its No. 6 fuel oil sales in the continental U.S. totaled less than $15 million, and none of those sales was for power plant use. E.ON has announced plans to sell VEBA Oel.

     Powergen

     Powergen is a public limited company organized under the laws of England and Wales, and presently is a registered holding company under PUHCA. Powergen's ordinary shares are traded on the London Stock Exchange and its ADRs are listed on the New York Stock Exchange. Powergen is a holding company that was formed in 1998, following a corporate reorganization that made Powergen UK plc ("Powergen UK"), a subsidiary of Powergen, the main operating subsidiary of the group. Powergen UK was created as a result of the privatization and restructuring of the electricity industry in England and Wales in 1990, and is one of the United Kingdom's leading integrated electricity and gas companies./16

     On December 11, 2000, Powergen's acquisition of LG&E Energy was consummated and Powergen became the indirect parent of LG&E Energy's subsidiaries, including LG&E and KU./17 As a result of the acquisition, Powergen and all intermediate utility holding companies between Powergen and LG&E Energy were required to be registered as holding companies under PUHCA. A chart showing Powergen's current corporate structure is included in Exhibit C.


-----------
     16 Additional information about Powergen's business activities is contained in Exhibit A.

     17 The Commission approved this acquisition on June 29, 2000. Louisville Gas & Elec. Co., 91 FERC P. 61,321.
-----------


     LG&E Energy

     LG&E Energy, a wholly-owned subsidiary of Powergen, is an exempt utility holding company under Section 3(a)(1) of PUHCA, incorporated under the laws of the Commonwealth of Kentucky, and headquartered in Louisville, Kentucky. LG&E Energy's principal utility holdings are LG&E and KU, which are further described below. In addition to LG&E and KU, LG&E Energy's subsidiaries include:

     LG&E Energy Marketing, Inc.

     LG&E Energy Marketing, Inc. ("LEM") is wholly-owned by LG&E Energy. LEM does not own any electric generation or transmission facilities, but does hold a power marketing certificate/18 and is authorized to sell power at market-based rates/19 and to sell ancillary services at cost-based rates./20 LEM has a long-term contract with Oglethorpe Power Corporation ("Oglethorpe") under which LEM is obligated to serve 50 percent of Oglethorpe's energy needs. In return, LEM is entitled to one-half of the output of Oglethorpe's power production and long-term power contracts. LEM also conducts asset-based marketing on behalf of LG&E Energy's subsidiaries' regulated and unregulated operations.

     Western Kentucky Energy Corporation

     Western Kentucky Energy Corporation ("WKEC") is an indirect, wholly-owned subsidiary of LG&E Energy./21 WKEC leases and operates the generating facilities owned by Big Rivers Electric Corporation ("Big Rivers").


-----------
     18 LG&E Energy Marketing, 68 FERCP. 61,247 (1994).

     19 LG&E Energy Marketing, 83 FERCP. 61,130 (1998).

     20 LG&E Energy Marketing, 83 FERCP. 61,136 (1998).

     21 WKEC has the authority to sell power at market-based rates and to sell ancillary services at cost-based rates. See Docket No. ER99-1755-000, Delegated Letter Order (Mar. 16, 1999).
-----------


     Other Subsidiaries

     Through other subsidiaries, LG&E Energy has ownership interests in several exempt wholesale generators ("EWGs") that own certain jurisdictional transmission facilities and sell at rates subject to the Commission's jurisdiction./22 LG&E Energy also has ownership interests in certain qualifying facilities. In addition, LG&E Energy has interests in foreign utility companies ("FUCOs") and has subsidiaries that engage in activities such as engineering and project management, power project development, natural gas storage, transmission and processing, and the provision of equipment and services used in the construction and rehabilitation of gas and oil pipelines. LG&E Energy also has a subsidiary, LG&E Energy Services, Inc., that provides LG&E and KU with administrative, management, and support services pursuant to a Service Agreement./23


-----------
     22 A description of these subsidiaries is included in Exhibits B and D.

     23 These interests are also described in Exhibits B and D.
-----------


     LG&E

     LG&E is a combination gas and electricity public utility, the common stock of which is owned entirely by LG&E Energy. LG&E is primarily engaged in the generation, transmission, and distribution of electricity to approximately 364,000 customers in the Louisville and adjacent areas in Kentucky. LG&E's service territory covers approximately 700 square miles in 17 counties and has an estimated population of one million. LG&E also purchases, distributes, and sells natural gas to approximately 299,000 customers within this service area and in limited additional areas. LG&E is directly connected to two interstate pipelines and owns approximately 3,500 miles of natural gas distribution mains and approximately 175 miles of transmission mains.

          a.   Ohio Valley Electric Corporation

     LG&E owns 4.9 percent of the voting securities of Ohio Valley Electric Corporation ("OVEC"), which has one wholly-owned subsidiary, Indiana Kentucky Electric Corporation ("IKEC"). OVEC and IKEC were organized in 1952 by LG&E and other public utilities to supply the power requirements of the U.S. Department of Energy's gaseous diffusion plant in Pike County, Ohio. OVEC owns a generating station near Cheshire, Ohio, and IKEC owns a generating station at Madison, Indiana.

     KU

     KU, a wholly-owned subsidiary of LG&E Energy, is a public utility/24 engaged in producing, transmitting, and selling electric energy to approximately 464,000 customers in over 600 communities and adjacent suburban and rural areas in 77 counties in central, southeastern, and western Kentucky, to approximately 29,000 customers in five counties in Virginia, and to approximately five customers in one county in Tennessee. In Virginia, KU operates under the name Old Dominion Power Company. KU also sells wholesale electric energy requirements service to 12 municipalities in Kentucky and one in Pennsylvania.


-----------
     24 KU was an exempt utility holding company by virtue of its 20 percent ownership interest in Electric Energy, Inc. ("EEI"), discussed infra in Section III.C.5.b. EEI applied for, and was granted, EWG status. Electric Energy, Inc., 92 FERCP. 62,079 (2000). As a consequence, KU is no longer a holding company.
-----------


          a.   OVEC

     KU owns 2.5 percent of the securities of OVEC.

     Electric Energy, Inc.

     KU owns 20 percent of the outstanding shares of capital stock of Electric Energy, Inc. ("EEI"), an Illinois company that owns and operates a generating station at Joppa, Illinois that supplies the Paducah, Kentucky uranium enrichment plant.

     Joint Ventures, Strategic Alliances, Other Business Arrangements

     Part 33.2(c)(4) of the Commission's regulations requires Applicants to describe all joint ventures, strategic alliances, tolling arrangements, and other business arrangements, including transfers of operational control of transmission facilities to Commission-approved Regional Transmission Organizations ("RTOs"), both current and planned to occur within a year from the date of filing./25 Such business arrangements of Applicants involving U.S. operations are set forth in Exhibit D.

     With respect to Applicants' RTO plans, LG&E and KU are founding members of the Midwest Independent System Operator ("MISO"). After certain MISO members indicated their intent to withdraw from MISO, the Commission directed the Chief Administrative Law Judge to facilitate settlement discussions among interested parties./26 On March 20, 2001, MISO, certain MISO transmission owners, and the Alliance RTO Companies entered into a "Settlement Agreement Involving the Midwest Independent Transmission System Operator, Inc., Certain Transmission Owners in the Midwest ISO, the Alliance Companies and Other Parties" (the "Settlement Agreement"). On March 21, 2001, LG&E Energy, on behalf of LG&E and KU, and various other MISO members also became signatories to the Settlement Agreement./27 Under the Settlement Agreement, LG&E and KU and the other non-departing members of the MISO commit to remain as members of MISO until December 31, 2002. Applicants commit that after 2002, LG&E and KU will be members of MISO or another fully-functioning Commission-approved RTO.

     Jurisdictional Facilities Owned, Operated, Or Controlled By Applicants

     Electric energy facilities located in the U.S. that Applicants or their subsidiaries or affiliates own are described in Exhibit G./28 Those facilities include:


-----------
     25 The Commission's rules regarding the description of the applicants also require the inclusion of organizational charts depicting the current and proposed post-transaction corporate structures (Part 33.2(c)(3)), the identity of common officers and directors of parties to the proposed transaction (Part 33.2(c)(5)), and a description and location of wholesale power sales customers and unbundled transmission customers served by the applicants (Part 33.2(c)(6)). This information is set forth in Exhibits C, E, and F, respectively.

     26 Illinois Power Co., 94 FERCP. 61,069 at 61,295-96; reh'g denied, 94 FERCP. 61,332 (2001).

     27 On May 8, 2001, the Commission accepted the settlement, with certain modifications and clarifications. Illinois Power Co., 95 FERCP. 61,183 (2001).

     28 Although Applicants' U.S.-owned generating facilities are not subject to the Commission's jurisdiction, they are included herein as background information for the competitive analysis.
-----------


     LG&E

     Generation

     LG&E's power generating system consists primarily of coal-fired units at three steam generating facilities. At December 31, 2000, LG&E's steam and combustion turbine generating facilities had a total capacity of 2,637 MW. LG&E also owns and operates the FERC-licensed Ohio Falls hydroelectric facility, FERC Project No. 289, an 80 MW facility located in Louisville, Kentucky.

     Electric Transmission

     LG&E's transmission system, at December 31, 2000, included 21 substations, with a total capacity of approximately 11,520 MVa and approximately 652 structural miles of lines.

     KU

          a.   Generation

     KU's power generation system consists of coal-fired units (operated at its five steam generating stations) and combustion turbines. At December 31, 2000, this generation had a total capacity of approximately 3,832 MW. KU also owns and operates a FERC-licensed 24 MW hydroelectric facility, FERC Project No. 539, located in Burgin, Kentucky.

     Electric Transmission

     KU's transmission system, as of December 31, 2000, included 112 substations, with a total capacity of approximately 14,855 MVa and approximately 4,227 structural miles of lines.

     LEM

          a.   Generation

     LEM has a long-term contract with Oglethorpe under which LEM is obligated to serve approximately 50 percent of Oglethorpe's energy needs. In return, LEM is entitled to one-half of the output of Oglethorpe's power production and long-term power contracts. LEM also operates and dispatches the Oglethorpe resources. Although LEM is entitled to market any energy to which it is entitled in excess of that needed to meet its obligations to Oglethorpe, there has not been any excess available for marketing since 1997, nor is any excess anticipated through December 31, 2004, the date on which LEM is entitled to cancel its contract with Oglethorpe.

     WKEC

          a.   Generation

     WKEC leases and operates the 1459 MW of generating facilities that Big Rivers owns. WKEC supplies power to Big Rivers at contract prices over the term of a 25-year lease (which began in 1998) to meet the needs of Big Rivers' three member distribution cooperatives and their retail customers, including major western Kentucky aluminum smelters. The excess generating capacity is available to WKEC to market throughout the region.

     WKE Station Two, Inc.

     WKE Station Two, Inc. operates and maintains the Station Two Generating Facility, which is a 310 MW plant that belongs to the City of Henderson, Kentucky.

     OVEC

     Generation

     OVEC owns a 1,075 MW generating station near Cheshire, Ohio, and IKEC, OVEC's wholly-owned subsidiary, owns a 1,290 MW generating station at Madison, Indiana. Combined, LG&E and KU own 7.4 percent of OVEC; they do not control the operation or output of the OVEC/IKEC plants. LG&E and KU have exercised certain rights to a pro-rata share of the OVEC output in excess of that needed to serve U.S. Department of Energy's gaseous diffusion plant at Piketon, Ohio, and will have available to them up to 200 MW beginning in 2002.

     Electric Transmission

     OVEC's electric system includes 342 miles of 345 KV line, and IKEC's electric system includes 45 miles of 345 KV line.

     EEI

     Generation

     EEI, now an EWG, owns and operates a 1,015 MW generating station at Joppa, Illinois. KU owns 20 percent of EEI and does not control the operation or output of the plant (the Ameren system owns 60 percent of EEI). KU is entitled to take 20 percent of the available capacity of the station in excess of the enrichment plant's requirements. Such power constituted approximately six percent of KU's net system output in 2000.

     Electric Transmission

     EEI owns six 161 KV transmission lines that transmit power from the Joppa plant to the nearby Paducah uranium enrichment plant.

     STEAG

     Generation

     STEAG currently does not own any U.S. operating generation. Generation assets that STEAG has in the planning stages or under consideration in the U.S. include the following:

     Avista-STEAG

     In 1999, STEAG formed a 50/50 joint venture company with Avista Corporation of Spokane, Washington -- Avista-STEAG -- for the purpose of developing independent power projects ("IPPs") in the U.S. Avista-STEAG has two generation facilities in development, both at Longview, Washington. Avista-STEAG wholly owns Mint Farm Generation LLC, which is developing a 250 MW combined-cycle gas turbine base-load plant that is planned to begin construction in mid-2001 and enter service in mid-2003. Avista-STEAG is also developing a 95 MW gas turbine peaking plant at the same location, with construction to begin in mid-2001 and a projected in-service date of early-2002. Avista-STEAG has a third generation facility in the planning stage, a 500 MW combined-cycle gas turbine plant to be located at Coolidge, Arizona, but that facility is not projected to begin construction earlier than 2002, with a planned in-service date of no earlier than 2004. The Avista-STEAG joint venture is expected to terminate in the near future, with Avista taking over STEAG's interest in those projects.

     STEAG Power

     In 2000, STEAG established STEAG Power, LLC, ("STEAG Power") in Houston, Texas, as a wholly-owned subsidiary for the purpose of developing IPPs in the U.S. independent of the joint venture with Avista. STEAG Power has one project in development -- a joint venture with NRG Energy, Inc. (which has a 49 percent interest) known as Brazos Valley Energy LP ("Brazos Valley"). The Brazos Valley project, a 600 MW combined cycle gas turbine, which is planned to begin construction in 2001, and projected to be in service in 2003, is located in the Electric Reliability Council of Texas, Inc. ("ERCOT") in Fort Bend County, Texas. STEAG's share in that project is expected to be sold to NRG Energy in the near future. STEAG Power is also in the preliminary planning stages of three other projects in ERCOT, but none is projected to be in service prior to 2004, and STEAG Power is still evaluating the possibility for joint venture partners for those projects.

     Narrative Description Of The Proposed Transaction

     The proposed transaction will be a purchase by E.ON of Powergen. On April 8, 2001, the Boards of Directors of E.ON and Powergen agreed upon the terms of a recommended cash offer to be made through Goldman Sachs International on behalf of E.ON for all of the issued and to be issued share capital of Powergen.

     Identity Of All Parties Involved In The Transaction

     The parties to the transaction will be E.ON and Powergen. The transaction will result in the indirect change in control over all of Powergen's direct and indirect subsidiaries and affiliates, including the LG&E Companies.

     All Jurisdictional Facilities And Securities Associated With Or Affected By The Transaction

     As stated above, E.ON's acquisition of Powergen will result in an indirect change in control over the jurisdictional facilities of LG&E Energy and its subsidiaries and affiliates, including LG&E and KU. Those facilities are described in Section III.D. above and in Exhibit G.

     The Consideration For The Transaction

     The cash offer will be made in accordance with the terms and conditions of the April 9, 2001 preconditional offer announcement -- "E.ON AG: Recommended pre-conditional cash offer for Powergen plc" ("Offer Announcement")./29 Under the terms of the Offer Announcement, E.ON will pay (pound)7.65 (approximately $11.00 U.S. as of April 9, 2001) for each outstanding Powergen share and (pound)30.60 (approximately $44.00 U.S. as of April 9, 2001) for each outstanding Powergen ADR (representing four Powergen shares)./30


-----------
     29 The Offer Announcement is included in Exhibit I.

     30 Shareholders accepting E.ON's offer to purchase Powergen shares will have the option to receive loan notes to be issued by E.ON instead of some or all of the cash consideration that they otherwise would receive. The loan notes will not be registered under the U.S. Securities Act of 1933 or under any relevant state or other country's securities laws. Unless an exemption under such Act or laws is available, the loan notes may not be offered, sold, or delivered, directly or indirectly, in or into the U.S., Canada, Australia, or Japan.
-----------


     The Effect Of The Transaction On Jurisdictional Facilities

     Upon completion of the transaction set out in the Offer Announcement, Powergen will become a wholly-owned subsidiary of E.ON. Following the consummation of the proposed transaction, LG&E Energy, LG&E, and KU will also survive the acquisition, and each will retain its separate existence. As soon as practicable after the consummation of the proposed acquisition, E.ON expects to make LG&E Energy a subsidiary of E.ON or of a U.S. or German intermediate holding company, directly or indirectly 100 percent owned and fully controlled by E.ON. LG&E and KU will remain directly-owned first-tier subsidiaries of LG&E Energy together with LG&E Capital Corp., LEM, LG&E Energy Services, Inc., and the LG&E Energy Foundation, Inc./31 There will be no change in the corporate structure of LG&E Energy, or of LG&E or KU. E.ON will own Powergen as a subsidiary either directly or via wholly-owned intermediate companies. This will provide a clear corporate structure to take into account international tax requirements as well as to provide Powergen with the regulatory status of a FUCO under PUHCA. When LG&E Energy merged with a subsidiary of Powergen, Powergen and the intermediate companies between Powergen and LG&E Energy became registered public utility holding companies under PUHCA, and LG&E Energy and its subsidiaries became part of Powergen's registered holding company system. Following E.ON's acquisition of Powergen, it is expected that E.ON will become a registered public utility holding company under PUHCA and that LG&E Energy and its subsidiaries will become part of E.ON's registered holding company system. After the acquisition, the Commission will have the same ratemaking and regulatory authority to regulate the rates and services of the LG&E Companies as it had before the acquisition. The acquisition will have no effect on LG&E Energy's ownership of its subsidiaries or on LG&E's or KU's contractual relationship with or ownership interest in OVEC, and no effect on KU's contractual relationship with or ownership interest in EEI./32


-----------
     31 Additional information about LG&E Energy's subsidiaries is contained in Exhibits A, B, and D.

     32 As is discussed above, EEI is now an EWG, and its status will be unchanged as a result of the proposed transaction.
-----------


     Contracts Related To The Transaction

     A Letter Agreement between E.ON and Powergen dated April 8, 2001, and the Offer Announcement dated April 9, 2001, are included in Exhibit I.

     The Transaction Is Consistent With The Public Interest (Parts 33.2g, 33.3, And 33.4)

     FPA Section 203(a) provides, in pertinent part, that "if the Commission finds that the proposed disposition, consolidation, acquisition, or [transfer of] control will be consistent with the public interest, it shall approve the same."/33 In Order No. 642 and Part 33.2(g) of its regulations, the Commission identified the following as the issues to be examined in determining whether a merger is consistent with the public interest: (1) the effect of the transaction on competition; (2) the effect of the transaction on wholesale rates; and (3) the effect of the transaction on the regulation of the Applicants by the Commission and state commissions with jurisdiction over any party to the transaction. As demonstrated in this Application and supporting materials, the proposed transaction will not have any adverse effect on competition, rates, or regulation. The proposed transaction, therefore, is consistent with the public interest and the Commission should approve it expeditiously without a hearing.


-----------
     33 16 U.S.C.ss.824b(a).
-----------


     The Transaction Will Have No Adverse Effect On Competition

     The Commission requires that applicants evaluate the competitive effects of a proposed transaction under FPA Section 203 in accordance with the methodology and guidelines set forth in Parts 33.3 and 33.4 of its regulations and in Order No. 642. As shown herein and in Dr. Hieronymus' testimony, the proposed transaction does not involve any horizontal competitive impacts because E.ON does not own any generating assets in the United States, and those that STEAG (in which E.ON holds indirect interests) has planned (assuming arguendo that they should be attributed to E.ON) will be in markets where LG&E Energy's business transactions are de minimis.

     Further, E.ON owns no transmission assets in the United States. LG&E and KU each have Commission-approved open access transmission tariffs in place, and, as described in Section III.C.6, are members of MISO and are committed to be members of MISO or another fully-functioning Commission-approved RTO going forward. Moreover, Applicants do not own or control any generating sites other than those of their existing generation and there are many available locations in the relevant markets for siting power projects. Thus, the proposed transaction does not create any vertical market power issues arising from control over transmission or potential sites for new generation.

     The proposed transaction also does not raise any vertical market power concerns with respect to control over fuel supplies. E.ON does not directly own, control, or operate any companies that provide inputs to electricity products in the U.S. As more fully set forth below, although E.ON owns 39.2 percent of RAG, which indirectly has interests in U.S. coal mines, E.ON cannot exercise control over RAG. Even assuming that E.ON controlled RAG, the vertical competitive analysis that Dr. Hieronymus performed demonstrates that the proposed transaction does not create or enhance the incentive and ability of the combined firm to affect electricity prices or output in the downstream market by raising rivals' input costs.

     The Proposed Transaction Raises No Horizontal Market Power Concerns

     E.ON owns no electric generation, transmission, or distribution facilities in the U.S. E.ON owns a minority interest in STEAG, which formed a (1) 50-50 joint venture company with Avista (Avista-STEAG), and (2) a wholly-owned subsidiary (STEAG Power) for the purpose of developing IPPs in the U.S. E.ON indirectly owns 13 percent of STEAG through Gesellschaft fur Energiebeteiligung mbH. E.ON also indirectly owns 28.3 percent of STEAG through its 39.2 percent interest in RAG, which owns 72.2 percent of STEAG. In Section III.G.1(b)(1) below, Applicants explain why no portion of RAG's holdings should be attributed to E.ON. Avista-STEAG currently neither owns nor operates any power plants, but has plans to build a 250 MW baseload gas-fired unit and a 95 MW peaking unit in Longview, Washington, with construction scheduled to begin in 2001, and completion expected in 2003 (baseload) and 2002 (peaking). The Avista-STEAG joint venture is expected to terminate, and when that occurs -- before the pending projects are in service -- STEAG will no longer have an interest in those projects.

     In November 2000, STEAG Power formed a joint venture with NRG Energy, Inc. (51 percent owned by STEAG Power) to build, operate, and manage a 600 MW natural gas-fired merchant power plant in ERCOT, with construction planned to begin in 2001, and completion expected in 2003. STEAG Power has agreed to sell all of its interest in that plant to NRG Energy immediately after the closing on the financing for the plant, currently expected to take place by July 2001. STEAG Power has no ownership interests in any other generation projects. It has preliminary developmental plans for possible merchant plants in ERCOT that would not be operational before 2004 at the earliest.

     In Order No. 642, the Commission stated that "[t]here are mergers where the filing of a full-fledged horizontal screen or vertical competitive analysis is not warranted because it is relatively easy to determine that they will not harm competition . . . . [W]ith regard to horizontal mergers, a merger applicant need not provide the full competitive analysis screen if the applicant demonstrates the merging entities do not operate in the same geographic markets or, if they do, that the extent of such overlapping operation is de minimis."/34 The proposed transaction clearly meets this test. E.ON has no direct ownership interest in any U.S. generating facilities. STEAG, in which E.ON has an indirect interest, currently does not own any operating generation in the U.S., it plans to dispose of its interests in plants that are currently under development before such plants are operational, and has no other plants under consideration that would be operational before 2004. Consequently, as Dr. Hieronymus explains, E.ON cannot be considered to have generation in the same geographic markets as LG&E Energy subsidiaries. Applicants, therefore, need not perform the horizontal competitive screen analysis set forth in Part 33.3(b)-(f) of the Commission's regulations.


-----------
     34 Order No. 642 at 31,901. See also Part 33.3(a)(2) .
-----------


     Even if STEAG's current interests in developmental projects are attributed as owned generation of E.ON, the horizontal competitive analysis screen still is not required. Powergen owns no generation in the United States other than that held by LG&E Energy and its subsidiaries and affiliates. LG&E Energy's subsidiaries own insignificant amounts of generation in the markets where STEAG's developmental projects are located -- in ERCOT and the western grid -- and all of that generation (with the exception of 8 MW in ERCOT) is under long-term contract./35 Thus, as Dr. Hieronymus explains, the extent of overlap of Applicants' operations in the same geographic market is de minimis such that the proposed transaction also qualifies for the alternative exemption from a horizontal competitive analysis screen provided in Part 33.3(a)(2) of the Commission's regulations.


-----------
     35 The small amount of QF and EWG generation that the LG&E Companies own in those regions is described in Exhibit B and Dr. Hieronymus' testimony.
-----------


     The Transaction Raises No Vertical Market Power Concerns

     The proposed transaction also raises no vertical market power concerns. As explained above and in Dr. Hieronymus' testimony, the Applicants' RTO commitments and lack of control over generation sites eliminate any concern over transmission and generation siting-related vertical market power issues. With respect to vertical market power issues concerning ownership or control of inputs to electric generation, E.ON does not directly own, control, or operate any entities that provide inputs to electricity products in the U.S. E.ON owns
39.2 percent of RAG. RAG owns RAG Coal International, which owns coal assets in the U.S. that supply electric power plants in certain regions. For the reasons herein described, E.ON does not control RAG and, therefore, cannot influence RAG's U.S. coal operations. Consequently, RAG's coal interests should not be attributable to E.ON and Applicants should be exempt from filing a vertical competitive analysis in connection with the proposed transaction. Even if RAG's coal interests are attributable to RAG, Dr. Hieronymus demonstrates that the competitive conditions in the relevant upstream and downstream markets would not permit a successful vertical foreclosure strategy.

     E.ON Does Not Control RAG

     Whether RAG's indirect U.S. coal holdings should be attributed to E.ON depends upon whether the Commission determines RAG to be an affiliate of E.ON. Neither Order No. 642 nor Part 33 of the Commission's regulations defines "affiliate." Elsewhere in the Commission's regulations "affiliated companies" are defined as "companies or persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the [subject] company."/36 "Control" is defined as:

          the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a company, whether such power is exercised through one or more intermediary companies, or alone, or in conjunction with, or pursuant to an agreement, and whether such power is established through a majority or minority ownership or voting of securities, common directors, officers, or stockholders, voting trusts, holding trusts, associated companies, contract or any other direct or indirect means./37

In interpreting the meaning of "affiliated" for purposes of Standards of Conduct for Interstate Pipelines With Marketing Affiliates under Part 161 of its regulations, the Commission held that "a voting interest of 10 percent creates a rebuttable presumption of control for purposes of determining the existence of an affiliate relationship."/38 Although E.ON owns more than 10 percent of RAG, their relationship is such that the presumption of control can be clearly rebutted.

     E.ON does not possess the power to direct or cause the direction of the management and policies of RAG. Although E.ON is the largest single stockholder of RAG, the remaining shares are held by only four other entities. These entities are BGE Beteiligungs-Gesellschaft fur Energieunternehmen mbH, which is 100 percent owned by RWE AG, the principal competitor of E.ON in the power industry in Germany and abroad (30.2 percent), and steel companies -- Thyssen Stahl AG (12.7 percent), Montan-Verwaltungsgesellschaft mbH (10 percent) (79 percent held by Krupp Hoesch Stahl AG and 21 percent held by E.ON), and Verwaltungsgesellschaft RAG-Beleiligung GmbH (10 percent) (65 percent held by ARBED S.A. and 35 percent indirectly held by other RAG subsidiaries)./39 In contrast to a situation in which an entity is a minority owner and the remaining shares are widely scattered, E.ON is in no position to control RAG's activities.


-----------
     36 18 C.F.R.ss. 101 Uniform System of Accounts (Definitions atP. 5A).

     37 Id. atP. 5B.

     38 See Morgan Stanley Capital Group, Inc., 72 FERCP. 61,082 at 61,436-37
(1995).

     39 Because Thyssen and Krupp have combined, there are effectively only three owners of RAG in addition to E.ON.
-----------


     Further, there are no E.ON representatives on RAG's three-member Management Board, the body charged with the day-to-day management of the company. The Management Board is overseen by a 21-member Supervisory Board. E.ON has three representatives on RAG's Supervisory Board. The powers of the Supervisory Board, however, are more limited than those of a U.S. board of directors. The Supervisory Board, for example, cannot participate in management decisions such as supply and pricing. Moreover, even if the Supervisory Board had such influence over the Management Board, E.ON has just three members on the Supervisory Board/40 and thus cannot direct or cause the direction of the management and policies of RAG. E.ON's ability to influence RAG Coal International's management and policy decisions is even more remote. RAG Coal International has its own 12-member Supervisory Board that oversees a 4-member Management Board. E.ON has no representatives on either of those boards. All of these facts serve to rebut any presumption that E.ON controls RAG because it holds more than a ten percent interest. Accordingly, RAG's coal interests in the U.S. should not be attributed to E.ON. Under these circumstances, no E.ON affiliate provides any inputs to electricity products, and a vertical competitive analysis is not required.


-----------
     40 Ten of the Supervisory Board members are employee representatives, ten are shareholder representatives, and the "additional member" is selected by the Supervisory Board. A person cannot be a member of both a company's Supervisory Board and its Management Board.
-----------


     Even If E.ON Controlled RAG, The Proposed Transaction Has No Adverse Vertical Competitive Effects

     Notwithstanding E.ON's lack of control over RAG's coal operations in the U.S., Applicants are filing a quantitative vertical competitive analysis pursuant to Part 33.4 of the Commission's regulations as if E.ON had control over those coal operations. As Dr. Hieronymus' testimony demonstrates, the proposed transaction will have no adverse vertical competitive effects even if E.ON is deemed to control RAG's U.S. coal operations.

     In Order No. 642, the Commission stated: "A vertical merger can create or enhance the incentive and ability of the merged firm to adversely affect electricity prices or output in the downstream market by raising rivals' input costs if market power could be exercised in both the upstream and downstream geographic markets."/41 With respect to the downstream market, Dr. Hieronymus defined the relevant product as wholesale electric energy and the relevant geographic markets as portions of the East Central Area Reliability Coordination Agreement ("ECAR"), the Mid-America Interconnected Network, Inc. ("MAIN"), and the Tennessee Valley Authority ("TVA"). Using the methodology prescribed in Order No. 642 and Part 33.4 of the Commission's regulations, Dr. Hieronymus found that the relevant destination markets in ECAR, MAIN, and TVA are not highly concentrated (Herfindal-Hirschman Index ("HHI") below 1800), with the minor exception of Southern Indiana Gas & Electric Company ("SIGE"), which is highly concentrated in only some time periods and only under the most conservative allocation methodology./42 Thus, overall, the competitive conditions in the downstream market are not conducive to the exercise of vertical market power.


-----------
     41 Order No. 642 at 31,904 (emphasis added).

     42 The SIGE destination market is not characteristic in that it is relatively small (i.e., poorly interconnected) and two major coal suppliers (unrelated to Applicants) supply a large share of the coal to the SIGE generators.
-----------


     Because the Commission is concerned with transactions where market power could be exercised in both the upstream and downstream markets, demonstrating that the downstream market is not highly concentrated should end the inquiry. Nevertheless, Dr. Hieronymus analyzed the upstream market. He defined the relevant upstream product as steam coal used in electric power generation. He identified the relevant upstream geographic market for steam coal as the areas from which coal is supplied to generators who can compete to supply electricity to serve the relevant downstream markets. Dr. Hieronymus defined that upstream geographic market in two ways: (1) as including all actual coal suppliers (regardless of the location of their coal supplies) to generating plants in the relevant destination markets that form the relevant downstream markets (i.e., direct interconnections of LG&E and KU) and all utilities directly interconnected with those direct interconnections (which, combined, corresponds broadly with utilities in ECAR, MAIN, and TVA); and (2) as including the geographic, as opposed to the actual supplier-specific, source of coal supplies to generating plants in ECAR, MAIN, and TVA. Dr. Hieronymus' analysis shows that, in all instances, the upstream market was unconcentrated, with HHIs in the range of 729 - 983 using the first measure identified above, and in the range of 594 - 760 using the second measure. Consequently, the proposed transaction does not present either of the two competitive conditions that are necessary for a successful vertical foreclosure strategy.

     The Transaction Will Have No Adverse Effect On Rates

     Order No. 642/43 and Part 33.2(g) of the Commission's regulations require applicants to explain how their wholesale ratepayers will be protected from impacts of the proposed transaction. As demonstrated herein, the proposed transaction will not have an adverse effect on the LG&E Companies' wholesale sales or transmission rates.

     In connection with LG&E Energy's merger with KU (effective May 8, 1998), LG&E and KU committed to a number of wholesale ratepayer protection mechanisms./44 When Powergen acquired LG&E Energy (effective December 11, 2000), the parties to that transaction committed to the ratepayer protections established in the LG&E Energy/KU merger. Further, they committed to hold their wholesale sales and transmission customers harmless from merger-related costs and committed not to attempt to recover any merger-related costs (that do not exceed merger savings) through rates without first receiving regulatory approval to do so. The Commission found that those commitments "constitute[d] adequate ratepayer protection for the LG&E Companies' transmission and wholesale customers."/45


-----------
     43 Order No. 642 at 31,914.

     44 LG&E and KU committed to cap base rates at then-present levels for all wholesale requirements and firm transmission customers for at least five years, absent "extraordinary circumstances," which was defined to mean a change in law or occurrence of circumstances or events that materially impair or damage the new combined company's credit or operations. In addition, KU's wholesale requirements customers were offered an aggregate base rate reduction totaling approximately $4.5 million over five years, reflecting approximately 50 percent of non-fuel merger-related savings. LG&E had no wholesale requirements customers at the time of that merger, and has none now. All wholesale requirements customers also received a reduction in fuel costs through operation of the fuel adjustment clause contained in their rate schedules, then estimated to total an aggregate of approximately $4.5 million over 10 years. In addition, KU waived its right to file for changes in base rates charged the KU requirements customers and the rates charged its firm transmission customers under FPA
Section 205 during the five-year period the base rate cap is in effect, absent extraordinary circumstances.

     45 Louisville Gas & Elec. Co., 91 FERC at 62,105.
-----------


     In connection with the proposed transaction, Applicants commit that the ratepayer protection mechanisms established in the LG&E Energy/KU merger, described in detail in Attachment 1 to this Application, will remain in force and effect without change./46 Applicants also affirm the commitment made by the parties to the Powergen/LG&E Energy merger that their wholesale and transmission customers will be held harmless from costs related to that merger and that there will not be any attempt to recover any costs related to that merger (that do not exceed merger savings) without first receiving Commission approval to do so./47 Moreover, Applicants commit to hold their FERC-jurisdictional wholesale sales and transmission customers harmless for a period of five years from costs related to E.ON's acquisition of Powergen to the extent that those costs are not offset by transaction-related savings. Further, Applicants commit that they will not attempt to recover transaction-related costs through wholesale rates of the LG&E Companies without first receiving Commission approval to do so. Based on Applicants' affirmation of the commitments made in the LG&E Energy/KU and Powergen/LG&E Energy mergers, and their further commitment to hold their wholesale sales and transmission customers harmless from costs associated with the proposed transaction, the Commission should find that the proposed transaction will not impact wholesale rates./48


-----------
     46 Applicants specifically confirm that the proposed transaction does not constitute an "extraordinary circumstance" under those ratepayer protection mechanisms and thus does not trigger the LG&E Companies' right to file for a rate increase under FPA Section 205. Further, Applicants confirm that the various settlements entered into as part of the LG&E Energy/KU merger will continue to be honored.

     47 E.ON makes no wholesale power sales in the U.S., nor does Powergen other than through its ownership of LG&E Energy. The LG&E Companies other than LG&E and KU sell power at wholesale under long-term contracts or at market-based rates. Because the rates for these transactions are established without reference to changes in costs, they will not be affected by any costs associated with the proposed transaction.

     48 See, e.g., New England Power Co., 87 FERCP. 61,287 at 62,146 (1999) (no additional ratepayer protection needed in similar cross-border transaction).
-----------


     The Transaction Will Have No Adverse Effect On Regulation

     In Order No. 642, the Commission indicated that its analysis of a proposed FPA Section 203 transaction would include whether a merger would impair effective regulation at the federal and state levels./49 For the reasons set forth below, the proposed transaction will have no adverse impact on federal or state regulation.

                           Federal Regulation

     As part of the proposed transaction, E.ON will register as a holding company under PUHCA, and LG&E Energy and its subsidiaries will become part of E.ON's registered holding company system. The federal regulatory controls over LG&E Energy and its subsidiaries that exist now as a result of their being a part of Powergen's registered holding company system will remain the same after E.ON's acquisition.

     In Order No. 642, the Commission stated that "for all merger applications involving public utility subsidiaries of registered holding companies, applicants must include a commitment to abide by the Commission's policies with respect to intra-system transactions within the holding company structure or be prepared to go to hearing on the issue of the effect of the proposed registered holding company structure on effective regulation by the Commission."/50 Applicants, therefore, commit to be subject to the Commission's policy on intra-corporate transactions with respect to any transaction involving the sale of non-power goods and services between or among any of the LG&E Companies and E.ON or any of its subsidiary or affiliated companies./51


-----------
     49 Order No. 642 at 31,914-15.

     50 Id. at 31,914.

     51 This commitment parallels the one that the applicants made, and the Commission approved, in the Powergen/LG&E Energy merger. See Louisville Gas and Elec. Co., 91 FERC at 62,106.
-----------


     In addition, E.ON and Powergen will make available upon the Commission's request all publicly-available financial information and related books and records, including shareholder information, interim and annual reports, and annual results. Further, Applicants will make available upon request information necessary to support the pricing for the sales of goods and services between or among any of the LG&E Companies and E.ON or any of its subsidiary or affiliated companies.

     These commitments ensure that the Commission will have appropriate oversight over intra-system transactions within the holding company structure and appropriate access to E.ON and Powergen financial information and related books and records. Thus, the proposed transaction will have no adverse effect on federal regulation.

     State Regulation

     There will be no change with respect to state regulation as a result of the proposed transaction. The transaction does not affect the corporate existence, financing, operations, or service of LG&E Energy or its subsidiaries. Each of the LG&E Energy subsidiary operating companies regulated by a state before the transaction will continue to be subject to the same state regulatory jurisdiction after the transaction. The proposed transaction, therefore, will not result in any adverse effect on state regulation. Moreover, Applicants have filed for approvals from the Kentucky Public Service Commission and the Virginia State Corporation Commission, and will seek any approval that may be required by the Tennessee Regulatory Authority. These filings will afford those states the opportunity to evaluate any impact on state regulation associated with the transaction, and each state regulatory agency may intervene as of right in this proceeding.

     H.   Map Showing The Properties Of Each Party To The Transaction

     E.ON owns no utility assets in the U.S. Powergen has no utility assets in the U.S. other than through its ownership of the LG&E Companies. A system map of LG&E and KU is included in Exhibit K.

     I.   Regulatory Actions Necessary To Complete The Proposed Transaction

In addition to the Commission's approval, Applicants are seeking:

     1.   Approval of the Securities and Exchange Commission;

     2. Clearance by expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) from the Federal Trade Commission and the Department of Justice;

     3.   Approval by the Kentucky Public Service Commission;

     4.   Approval by the Virginia State Corporation Commission;

     5.   Any approval that may be required by the Tennessee Regulatory
          Authority;

     6.   Clearance by the European Commission under the EC Merger Regulation;
          and

     7. Confirmation from the Office of Gas and Electricity Markets in the United Kingdom./52


-----------
     52 In addition, Applicants will submit a Notice to the Committee on Foreign Investment in the U.S. pursuant to the Exon-Florio provision of the Defense Production Act of 1950 for a determination that the transaction does not raise any national security issues.
-----------


                        ACCOUNTING TREATMENT (Part 33.5)

     The proposed transaction will be recorded using the purchase method of accounting. The proposed transaction is occurring at the non-jurisdictional holding company level, and Applicants do not propose any changes to the books and records of the LG&E Companies. In the Powergen/LG&E Energy merger, the Commission did not require applicants to submit their proposed merger accounting because the proposed merger would not have any impact on the books and records of the jurisdictional subsidiaries./53 The same is true with respect to the proposed transaction here. Applicants, therefore, request waiver of Part 33.5 and commit that, in the event that the proposed transaction should affect the books and records of the LG&E Companies, they will promptly notify the Commission and provide a full explanation of any proposed adjustments./54


-----------
     53 See Louisville Gas & Elec. Co., 91 FERC at 62,106.

     54 See id.
-----------


                                    CONCLUSION

     For the reasons set forth in this Application and the supporting testimony and exhibits, Applicants respectfully request that the Commission:

1. Find that E.ON's proposed acquisition of Powergen will not have an adverse effect on competition, rates, or regulation, and that this filing with the Commission satisfies all applicable requirements for authorization of the proposed transaction under Section 203 of the Federal Power Act and Part 33 of the Commission's regulations;

2. Approve the proposed transaction and grant any and all other authorizations or approvals incidental thereto that may be required;

3. Issue such approvals and related authorizations within 120 days of this filing based on the Application and supporting materials, without hearing; and

4. Waive any filing requirement or other regulation as the Commission may find necessary or appropriate to allow this Application to be accepted for filing and granted.

                                                 Respectfully submitted,


                                                 /s/
                                                 -------------------------------
Ulrich Huppe                                      J. A. Bouknight, Jr.
Executive Vice President and General Counsel      Jane I. Ryan
Dr. Guntram Wurzberg                              Bruce J. Barnard
Vice President - General Legal Affairs            Steptoe & Johnson LLP
E.ON AG                                           1330 Connecticut Avenue, N.W.
Bennigsenplatz 1                                  Washington, D.C.  20036
D - 40474 Dusseldorf                              (202) 429-3000
Germany
                                                  - and -

David Jackson                                     John R. McCall
General Counsel and Corporate Secretary           Executive Vice President,
- and -                                            General Counsel
Sara Vaughan                                      and Corporate Secretary
Head of Corporate Regulation                      LG&E Energy Corporation
Powergen plc                                      220 West Main Street
53 New Broad Street                               Louisville, Kentucky  40202
London EC2M 1SL
England

June 12, 2001

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


   E.ON AG                                  )
   Powergen plc                             )
   LG&E Energy Corporation                  )       Docket No. EC01-___-000
   Louisville Gas and Electric Company      )
   Kentucky Utilities Company               )



                                  VERIFICATION


Federal Republic of Germany

City of Dusseldorf

         COMES NOW Ulrich Huppe and Guntram Wurzberg, pursuant to Title 28 of the United States Code, Section 1746 and state and declare as follows:

         That I, Ulrich Huppe, am Executive Vice President and General Counsel of E.ON AG and that I, Guntram Wurzberg, am Vice President-General Legal Affairs of E.ON AG; that we have the authority to verify the foregoing Application, attachment, and exhibits on behalf of Applicant E.ON AG; that we have knowledge of the contents thereof; and that to the best of our knowledge, information, and belief, the representations made therein are true and correct.

         We declare and verify under penalty of perjury under the laws of the United States of America that the foregoing is true and correct.

         Executed on this __8th__ day of June, 2001.


/s/______________________________            /s/______________________________
Ulrich Huppe                                 Guntram Wurzberg

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


   E.ON AG                                  )
   Powergen plc                             )
   LG&E Energy Corporation                  )      Docket No. EC01-___-000
   Louisville Gas and Electric Company      )
   Kentucky Utilities Company               )



                                  VERIFICATION


United Kingdom

City of London

         COMES NOW David Jackson, pursuant to Title 28 of the United States Code, Section 1746 and states and declares as follows:

         That I am General Counsel and Corporate Secretary of Powergen plc; that I have the authority to verify the foregoing Application, attachment and exhibits on behalf of Applicant Powergen plc; that I have knowledge of the contents thereof; and that to the best of my knowledge, information, and belief, the representations made therein are true and correct.

         I declare and verify under penalty of perjury under the laws of the United States of America that the foregoing is true and correct.

         Executed on this _8th day of June, 2001.

                                                 /s/_______________________
                                                 David Jackson

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


   E.ON AG                                  )
   Powergen plc                             )
   LG&E Energy Corporation                  )      Docket No. EC01-___-000
   Louisville Gas and Electric Company      )
   Kentucky Utilities Company               )



                                  VERIFICATION


State of Kentucky    )
                     )  ss.
County of Jefferson  )

         NOW, BEFORE ME, the undersigned authority, personally came and appeared, Michael S. Beer who, after first being duly sworn by me, did say:

         That he is Vice President, Rates and Regulatory of LG&E Energy Corporation; that he has the authority to verify the foregoing Application, attachment, and exhibits on behalf of Applicants LG&E Energy Corporation and LG&E Energy Corporation's subsidiaries that are subject to the Federal Energy Regulatory Commission's jurisdiction, including Louisville Gas and Electric Company and Kentucky Utilities Company; that he has knowledge of the contents thereof; and that to the best of his knowledge, information, and belief, the representations made therein are true and correct.



                                                     /s/________________________
                                                     Michael S. Beer

SUBSCRIBED AND SWORN to before me this 8th day of June, 2001.



/s/_______________________
Notary Public

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


   E.ON AG                                   )
   Powergen plc                              )
   LG&E Energy Corporation                   )      Docket No. EC01-___-000
   Louisville Gas and Electric Company       )
   Kentucky Utilities Company                )


                                NOTICE OF FILING

         Take notice that on June 12, 2001, E.ON AG ("E.ON"), Powergen plc ("Powergen"), LG&E Energy Corporation ("LG&E Energy"), Louisville Gas and Electric Company ("LG&E"), and Kentucky Utilities Company ("KU"), on behalf of themselves and their subsidiaries that are subject to the Federal Energy Regulatory Commission's ("Commission") jurisdiction under the Federal Power Act ("FPA"), filed with the Commission an application pursuant to section 203 of the FPA for an order authorizing the indirect transfer of control of jurisdictional facilities that will occur when E.ON, a company formed under the laws of the Federal Republic of Germany, acquires the shares of Powergen, a company formed under the laws of England and Wales. Powergen's subsidiaries include LG&E Energy, LG&E, and KU.

         E.ON intends to purchase Powergen in accordance with the terms of a recommended cash offer for all of the issued and to be issued share capital of Powergen. Upon completion of the transaction, Powergen will become a wholly-owned subsidiary of E.ON.

         Any person desiring to be heard or to protest such filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, DC 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 CFR ss.ss. 385.211 and 385.214). All such motions and protests should be filed on or before ________. Protests will be considered by the Commission to determine the appropriate action to be taken, but will not serve to make the protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).

                                                    Secretary

                                  EXHIBIT LIST


Attachment 1    Ratepayer Protection Agreed To In FERC Docket No.
                EC98-2-000

Exhibit A       Business Activities Of The Applicants

Exhibit B       Applicants' U.S. Energy Subsidiaries/Affiliates

Exhibit C       Organizational Charts

Exhibit D       Applicants' Joint Ventures

Exhibit E       Applicants' Common Directors And Officers

Exhibit F       Wholesale Power Sales And Unbundled Transmission Services

Exhibit G       Applicants' U.S. Electric Generating Plants And FERC
                Jurisdictional Facilities

Exhibit H       Affected Facilities And Securities

Exhibit I       Documents Related To The Proposed Transaction

Exhibit J       Public Interest Statement And Post-Filing Changes

Exhibit K       Map

Exhibit L       Approvals From Other Regulatory Bodies

                                                                    Attachment 1
                                                                     Page 1 of 3

                              Ratepayer Protection
                                  Agreed To In
                          FERC Docket No. EC98-2-000/1

--------------------------------------------------- -------------------------------------------------------------------------------
                    Customer                                             Description of Ratepayer Protection
--------------------------------------------------- -------------------------------------------------------------------------------
Full-Service Wholesale Requirements Customers
--------------------------------------------------- -------------------------------------------------------------------------------
City of Barbourville, KY                            >>   Base rate cap for 5 years;
City of Bardstown, KY                               >>   No changes to base rates under ss.205 for 5 years absent
City of Bardwell, KY                                     extraordinary circumstances;/2
City of Benham, KY                                  >>   Allocable share of total $4.5 million base rate reduction through
City of Corbin, KY                                       monthly credits for non-fuel merger savings over 5 years;
City of Falmouth, KY                                >>   Allocable share of total estimated $4.5 million reduction in fuel
City of Frankfort, KY                                    costs through fuel adjustment clause over 10 years;
City of Madisonville, KY                            >>   No costs of merger included in fuel adjustment clause;
City of Nicholasville, KY                           >>   Guaranteed minimum credit for entitlement to SEPA power.
City of Providence
--------------------------------------------------- -------------------------------------------------------------------------------
Berea College                                       >>   Base rate cap for 5 years;
                                                    >>   No changes to base rates under ss.205 for 5 years absent
                                                         extraordinary circumstances;/2
                                                    >>   Allocable share of total $4.5 million base rate reduction through monthly credits for non-fuel merger savings over 5 years;
                                                    >>   Allocable share of total estimated $4.5 million reduction in fuel costs through fuel adjustment clause over 10 years;
                                                    >>   No costs of merger included in fuel adjustment clause.
--------------------------------------------------- -------------------------------------------------------------------------------


----------------
     1 These ratepayer protections became effective on May 4, 1998, the date on which the LG&E Energy/KU merger closed.

     2 "Extraordinary circumstances" defined as a change in law or the occurrence of circumstances or events that materially impair or damage LGE/KU's credit or operations. Applicants committed not to deem the Merger or the incurrence of costs associated therewith as "extraordinary circumstances."



                                                                    Attachment 1
                                                                     Page 2 of 3

--------------------------------------------------- -------------------------------------------------------------------------------
Partial Requirements Wholesale Service Customer
--------------------------------------------------- -------------------------------------------------------------------------------
City of Paris, KY                                   >>   Base rate cap for 5 years;
                                                    >>   No changes to base rates under ss.205 for 5 years absent
                                                         extraordinary circumstances;/2
                                                    >>   Allocable share of total $4.5 million base rate reduction through monthly credits for non-fuel merger savings over 5 years;
                                                    >>   Allocable share of total estimated $4.5 million reduction in fuel costs through fuel adjustment clause over 10 years;
                                                    >>   No costs of merger included in fuel adjustment clause;
                                                    >>   Guaranteed minimum credit for entitlement to SEPA power.
--------------------------------------------------- -------------------------------------------------------------------------------
Other Sales Agreements
--------------------------------------------------- -------------------------------------------------------------------------------
East Kentucky Power Corp.                           >>   Will not file for ss.205 change in rates for 5 years absent
Indiana Municipal Power Agency                           extraordinary circumstances./2
--------------------------------------------------- -------------------------------------------------------------------------------
Wholesale Transmission
--------------------------------------------------- -------------------------------------------------------------------------------
East Kentucky Power Corp.                           >>   Same fixed rate for base load;
(Interconnection Agreement with KU)                 >>   New lower single-system tariff for demand above base load;
                                                    >>   Will not file for ss.205 change in rates for 5 years absent extraordinary circumstances./2
--------------------------------------------------- -------------------------------------------------------------------------------
East Kentucky Power Corp.                           >>   Will not file for ss.205 change in rates for 5 years absent
(Interconnection Agreement with LG&E)                    extraordinary circumstances./2
--------------------------------------------------- -------------------------------------------------------------------------------


                                                                    Attachment 1
                                                                     Page 3 of 3

--------------------------------------------------- -------------------------------------------------------------------------------
East Kentucky Power Corp.                           >>   New single-system tariff rate (base plus additional load)(rate
(KU-East Kentucky Gallatin Agreement)                    decrease);
                                                    >>   Will not file for ss.205 change in rates for 5 years absent extraordinary circumstances./2
--------------------------------------------------- -------------------------------------------------------------------------------
Tennessee Valley Authority                          >>   Contract rate for monthly maximum reservation remains unchanged;
                                                    >>   New lower single-system rate for demand above monthly maximum demand;
                                                    >>   Will not file forss.205 change in rates for 5 years absent extraordinary circumstances;/2
                                                    >>   LG&E commitment not to exercise right to terminate transmission agreement for five years.
--------------------------------------------------- -------------------------------------------------------------------------------
Indiana Municipal Power Agency                      >>   Grandfathered existing transmission rate for 5 year period;
Illinois Municipal Electric Agency                  >>   Will not file for ss. 205 change in rates for 5 years absent extraordinary circumstances./2
--------------------------------------------------- -------------------------------------------------------------------------------

                                                        E.ON AG, Powergen plc,
                                                        LG&E Energy Corporation
                                                        Docket No. EC01-___-000
                                                        Exhibit A

                                    EXHIBIT A

                      BUSINESS ACTIVITIES OF THE APPLICANTS



1.   E.ON

     E.ON is an Aktiengesellschaft, the equivalent of a U.S. stock corporation, formed under the laws of the Federal Republic of Germany. E.ON is organized into eight separate business divisions: electricity, oil, chemicals, real estate, telecommunications, distribution/logistics, aluminum, and silicon wafers. Each business division is responsible for managing its own day-to-day business. E.ON provides strategic management for its corporate family and coordinates their activities. E.ON also provides centralized controlling, treasury, risk management, service, communications, capital markets, and investor relations functions.

     Electricity -- E.ON has a wholly-owned subsidiary, E.ON Energie. E.ON Energie's core business consists of the ownership and operation of power generation facilities, the transmission and distribution of electric power, gas and heat, and the supply of water and water-related services.

     E.ON Energie owns interests in and operates fossil-fueled, nuclear, and hydro-electric power generation facilities in Europe with a total installed capacity of more than 37,000 MW, its attributable share of which is approximately 29,000 MW (not including mothballed, shut down, or inactive power plants). E.ON Energie supplied about one-third of the electricity consumed in Germany in 2000.

     During 2000, E.ON Energie became one of the first participants in the newly-established Leipzig Power Exchange as well as in the European Energy Exchange in Frankfurt. In 1999, E.ON Energie became a participant in the Scandinavian electricity exchange, Nordpool, as well as in the Amsterdam Power Exchange in the Netherlands. E.ON Energie's overall electricity trading volume amounted to 46.1 billion kWh in 2000.

     Oil -- VEBA Oel manages E.ON's interests in the oil, gas, and petrochemicals businesses. These include the exploration for and production of hydrocarbons, refining of crude oil, production of petrochemicals, and the marketing of petroleum products and petrochemicals. VEBA Oel is Germany's largest integrated oil company in terms of volume of products sold. VEBA Oel markets its gasoline and automotive diesel oil products through its wholly-owed subsidiary Aral AG & Co. KG, the largest service station network in Germany (based on annual sales).

                                                        E.ON AG, Powergen plc,
                                                        LG&E Energy Corporation
                                                        Docket No. EC01-___-000
                                                        Exhibit A

     Chemicals -- Degussa AG was formed on February 9, 2001, through the merger of Degussa-Huls and SKW Trostberg, two major specialty chemical companies. E.ON owns 64.55 percent of the equity of Degussa. The new company has divided its specialty chemicals businesses into six business divisions: health and nutrition, construction chemicals, fine and industrial chemicals, performance chemicals, coatings and advanced fillers, and specialty polymers.

     Real Estate -- Viterra AG is E.ON's real estate group and is engaged in four businesses: residential investment, residential development, residential services, and commercial real estate investment and services. Viterra has a property portfolio in Germany of approximately 120,000 housing units and 125 commercial units.

     Telecommunications -- E.ON, through two intermediate holding companies, E.ON Telecom and VIAG Telecom, holds a 51.25 percent interest in the German telecommunications company VRT, a 17.5 percent interest in a French mobile telecommunications network operator, and a 50.1 percent interest in an Austrian mobile telecommunications network operator.

     Distribution/Logistics -- E.ON's activities in distribution and logistics are organized in two holding companies, Stinnes AG and Klockner & Co. AG. E.ON holds 65.5 percent of Stinnes. Klockner is a wholly-owned subsidiary of E.ON. Stinnes is active in logistics services in the following areas: transportation, chemicals distribution, materials, and full-line wholesaling. Transportation logistics include land, air, and sea freight, as well as logistics systems services. Klockner is a leading European metal distributor and has locations throughout Europe and in North America.

     Aluminum -- VAW, a wholly-owned subsidiary of E.ON, is one of Europe's major aluminum companies and the market leader in Germany (based on sales). VAW focuses its activities on the fabrication of semi-finished and finished products for packaging and for specially-selected technical applications in the automotive, printing, and construction industries. VAW's business portfolio is divided into the following business segments: primary materials, rolled products, flexible packaging, and automotive products.

     Silicon Wafers -- The U.S. based and listed MEMC Electronic Materials Inc., a 71.8 percent owned subsidiary of E.ON, is a leading worldwide manufacturer of silicon wafers used in the manufacture of semiconductors for microelectric applications, including computer systems, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems. MEMC operates manufacturing facilities in the United States, Italy,

                                                        E.ON AG, Powergen plc,
                                                        LG&E Energy Corporation
                                                        Docket No. EC01-___-000
                                                        Exhibit A

Japan, Korea, and Malaysia, has a joint venture in Taiwan, and sells its products to most of the world's largest manufacturers of semiconductors.

     E.ON has two major strategic goals: to grow outside of Europe; and to become a "pure-play" utility. E.ON intends to concentrate on utility activities, with electric and gas as the core businesses and water and services as supplementary. E.ON plans to divest all of its non-utility businesses if ordered by the SEC under PUHCA and will redeploy the proceeds in its utility business. E.ON has already announced that it will sell VAW, Klockner, Stinnes, MEMC and VEBA Oel. In addition, Viterra and Degussa will be divested in the medium term (three to five years after closing of the proposed transaction). Degussa will be divested after completion of its ongoing extensive restructuring plan.

     E.ON's energy-related business activities in the U.S. are described in
Section III.C.1 of the Application.

2.   Powergen

     Powergen is a leading integrated electricity and gas company in the United Kingdom and also operates in the United States through LG&E Energy Corporation ("LG&E Energy"). Powergen is a registered holding company under PUHCA. Its principal subsidiary, Powergen UK plc, has UK operations that are split into five main activities: selling electricity, gas, and telecommunications services to over 3 million residential customer accounts and small and medium-sized enterprises; producing electricity from a portfolio of power stations expected to generate approximately 10 percent of the total electric generation market in England and Wales in 2001, with approximately 8,200 MW of coal, gas, oil, and hydro generation facilities (approximately 7,400 MW are wholly-owned and approximately 800 MW are held through joint ventures) and 60 megawatts of renewable generation capacity held through a joint venture; distributing electricity in the East Midlands area of the UK, where it has over 67,000 km of overhead and underground electric lines; trading electricity, gas, oil, and coal; and providing highly efficient combined heat and power ("CHP") plants (484 MW of operating projects) to meet the electricity and steam needs of energy-intensive businesses. Powergen announced in April 2001 that it intends to seek a purchaser for its CHP business.

     Starting in 2000, Powergen has announced or completed the sale of its non-U.S. international assets, which were interests in generation plants in Korea, Portugal, Australia, India and other Asian locations, Germany, and Hungary. Powergen has retained a minority stake, through a joint venture, in the Australian, Indian, and other Asian assets.

                                                        E.ON AG, Powergen plc,
                                                        LG&E Energy Corporation
                                                        Docket No. EC01-___-000
                                                        Exhibit A

     Powergen has no energy-related businesses in the U.S. other than through its ownership of LG&E Energy.

3.   LG&E Energy

     Energy-related business activities in the U.S. of LG&E Energy, a wholly-owned subsidiary of Powergen, and LG&E Energy's subsidiaries are described in Section III.C.3 of the Application.

     LG&E Energy also wholly owns LG&E Capital Corp. ("LG&E Capital"). LG&E Capital, primarily through a subsidiary, LG&E Power Inc., holds ownership interests in projects that are qualifying facilities ("QFs") and/or exempt wholesale generators ("EWGs"). These interests are further described in Section III.C of the Application and in Exhibits B and D. LG&E Capital also owns other subsidiaries that hold interests in certain international energy projects that have obtained FUCO status under Section 33 of PUHCA and conduct other related business outside of the United States. In addition, other LG&E Capital subsidiaries engage in a wide variety of activities including engineering and project management, power project development, natural gas storage, transmission and processing, and the provision of equipment and services used in the construction and rehabilitation of gas and oil pipelines.

     LG&E Energy also wholly owns LG&E Energy Foundation, a charitable foundation exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code, and LG&E Energy Services, Inc., which provides a variety of administrative, management, and support services to LG&E and KU pursuant to a Utility Service Contract and to LG&E Energy's U.S. nonutility subsidiaries pursuant to a Nonutility Service Contract.

4.   LG&E

     The business activities of Louisville Gas and Electric Company ("LG&E"), a wholly-owned subsidiary of LG&E Energy, are described in Section III.C.4 of the Application.

5.   KU

     The business activities of Kentucky Utilities Company ("KU"), a wholly-owned subsidiary of LG&E Energy, are described in Section III.C.5 of the Application.

                                                        E.ON AG, Powergen plc,
                                                        LG&E Energy Corporation
                                                        Docket No. EC01-___-000
                                                        Exhibit B

                                    EXHIBIT B

                APPLICANTS' U.S. ENERGY SUBSIDIARIES/AFFILIATES/1

-----------------------------------------------------------------------------------------------------------------
                                              TABLE B-1: E.ON
-----------------------------------------------------------------------------------------------------------------
      Subsidiary or Affiliate                 Ownership Interest                   Primary Business
------------------------------------- ----------------------------------- ---------------------------------------
RAG Coal International                RAG Coal International is           Mining and selling of coal.
                                      indirectly wholly owned by RAG
                                      AG.  E.ON directly owns 37.1% of    RAG Coal International owns a
                                      RAG and indirectly owns 2.1% of     number of U.S. coal properties
                                      RAG through its 21% ownership of    that are operated by subsidiaries
                                      Verwaltungs-gesellsellschaft mbH,   RAG American Coal Company and
                                      which owns 10% of RAG.              Riverton Coal Production.  RAG American
                                                                          Coal Co. operates the Cumberland and
                                                                          Emerald mines in Pennsylvania, Wabash
                                                                          mine in Illinois, Twentymile mine in
                                                                          Colorado, Willow Creek mine in Utah,
                                                                          and Belle Ayre and Eagle Butte mines
                                                                          in Wyoming.  Riverton Coal operates the
                                                                          Laurel Creek, Camp Creek, Kingston, and
                                                                          Pioneer mines in WestVirginia.
------------------------------------- ----------------------------------- ---------------------------------------


----------------
     1 Applicants have requested a waiver of Part 33.2(c)(2) of the Commission's
Regulations to the extent that it requires information about E.ON's, Powergen's, and LG&E Energy's interests in energy businesses that are solely foreign. See
Application at Section III.C.1.


                                      B-1

                                                        E.ON AG, Powergen plc,
                                                        LG&E Energy Corporation
                                                        Docket No. EC01-___-000
                                                        Exhibit B

------------------------------------- ----------------------------------- ---------------------------------------
Avista-STEAG                          E.ON indirectly owns 13 percent     Developing, financing, and
                                      of STEAG through its 50.3%          constructing IPPs in the U.S.
                                      interest in Gesellschaft fur
                                      Energiebeteiligung mbH, which
                                      owns 25.89% of STEAG.  E.ON also
                                      has a 28.3% indirect interest in
                                      STEAG through its 39.2% interest
                                      in RAG, which owns 72.2% of
                                      STEAG.  STEAG owns 50% of
                                      Avista-STEAG.
------------------------------------- ----------------------------------- ---------------------------------------
STEAG Power                           E.ON indirectly owns 13 percent     Developing, financing, and
                                      of STEAG through its 50.3%          constructing IPPs in the U.S.
                                      interest in Gesellschaft fur
                                      Energiebeteiligung mbH, which
                                      owns 25.89% of STEAG.  STEAG owns
                                      100% of STEAG Power.
------------------------------------- ----------------------------------- ---------------------------------------
VEBA Oil Supply & Trading, Inc.       Wholly-owned, indirect subsidiary   Conducting international trade in
                                                                          crude oil and wholesale
                                                                          distribution of petroleum products
------------------------------------- ----------------------------------- ---------------------------------------


                                      B-2

                                                        E.ON AG, Powergen plc,
                                                        LG&E Energy Corporation
                                                        Docket No. EC01-___-000
                                                        Exhibit B

-----------------------------------------------------------------------------------------------------------------
                                           TABLE B-2: LG&E ENERGY/2
----------------------------------------------------------------------------------------------------------------
      Subsidiary or Affiliate                 Ownership Interest                   Primary Business
------------------------------------- ----------------------------------- ---------------------------------------
Louisville Gas and Electric Company   100% owned by LG&E Energy           Providing retail gas and electric
                                                                          service in Kentucky and wholesale
                                                                          electric and transmission service
------------------------------------- ----------------------------------- ---------------------------------------
Kentucky Utilities Company            100% owned by LG&E Energy           Providing retail electric service
                                                                          in Kentucky, Tennessee and
                                                                          Virginia and wholesale electric
                                                                          and transmission service
------------------------------------- ----------------------------------- ---------------------------------------
Electric Energy, Inc.                 20% owned by KU                     Selling electricity to a uranium
                                                                          enrichment facility in Kentucky
                                                                          and to its stock owners
------------------------------------- ----------------------------------- ---------------------------------------
OVEC/IKEC                             2.5% owned by KU and 4.9% owned     Selling electricity to U.S. Dept.
                                      by LG&E                             of Energy's gas diffusion plant
                                                                          in Ohio and to its stock owners
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Energy Marketing, Inc.           100% owned by LG&E Energy           Conducts asset-based energy
                                                                          marketing on behalf of the LG&E
                                                                          Companies' utility and
                                                                          non-utility operations
------------------------------------- ----------------------------------- ---------------------------------------
WKE Corp.                             100% owned by LG&E Energy           Owns 100% of Western Kentucky
                                                                          Energy Corp. and 100% of WKE
                                                                          Station Two, Inc.
------------------------------------- ----------------------------------- ---------------------------------------


----------------
     2 Powergen has no energy subsidiaries or affiliates in the U.S. other than the LG&E Companies.


                                      B-3

                                                        E.ON AG, Powergen plc,
                                                        LG&E Energy Corporation
                                                        Docket No. EC01-___-000
                                                        Exhibit B

------------------------------------- ----------------------------------- ---------------------------------------
Western Kentucky Energy Corp.         100% owned by WKE Corp., a          Leases and operates the Big
                                      wholly-owned subsidiary of LG&E     Rivers Electric Corporation's
                                      Energy                              generating assets; sells power to
                                                                          Big Rivers under long-term
                                                                          contract; markets excess power
------------------------------------- ----------------------------------- ---------------------------------------
WKE Station Two, Inc.                 100% owned by Western Kentucky      Operates the Station 2 generating
                                      Energy Corp.                        assets under contract with the
                                                                          City of Henderson, Kentucky
------------------------------------- ----------------------------------- ---------------------------------------
KUCC Paris Corp                       100% owned by LG&E Capital          Indirectly owns 6% of Tenaska III
                                                                          Texas Partners, which owns a 250
                                                                          MW natural gas-fired cogeneration
                                                                          plant in Paris, Texas
------------------------------------- ----------------------------------- ---------------------------------------
KUCC Ferndale Corp                    100% owned by LG&E Capital          Owns 5% of Tenaska Washington
                                                                          Partners, L.P., which owns and
                                                                          operates a 245 MW oil and natural
                                                                          gas-fired facility in Ferndale,
                                                                          Washington
------------------------------------- ----------------------------------- ---------------------------------------
KUCC Solutions Corp                   100% owned by LG&E Capital          Energy marketing and services
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power Monroe LLC                 99% owned by American Power         EWG that owns and will operate
                                      Corporation, a direct, wholly       three 170 MW combustion turbines
                                      owned subsidiary of LG&E Power,     undergoing testing and completion
                                      and 1% owned directly by LG&E       of construction in Walton County,
                                      Power Inc. Georgia
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power Gregory I Inc.             100% owned by LG&E Power Inc.       Owns 49% membership interest in
                                                                          Gregory Power Partners, L.P.
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power Gregory IV Inc.            100% owned by LG&E Power Inc.       Owns 1% membership interest in
                                                                          Gregory Power Partners, L.P.


                                      B-4

                                                        E.ON AG, Powergen plc,
                                                        LG&E Energy Corporation
                                                        Docket No. EC01-___-000
                                                        Exhibit B

------------------------------------- ----------------------------------- ---------------------------------------
Gregory Power Partners L.P.           49% owned by LG&E Power Gregory I   Owns and operates a 400 MW
                                      Inc. and 1% owned by LG&E Power     topping-cycle cogeneration
                                      Gregory IV Inc.                     facility in San Patricio County,
                                                                          Texas
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power Tiger Creek LLC            100% owned by LG&E Power Inc.       Owns 100% of a 600 MW Tiger Creek
                                                                          Power Plant (in development)
                                                                          located in Tiger Creek, Georgia
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power Operations, Inc.           100% owned by LG&E Power Inc.       Power project ownership,
                                                                          management and development
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power 16 Inc.                    100% owned by LG&E Power            Owns 1% interest in LG&E Roanoke
                                      Operations                          Valley L.P.
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power Roanoke Inc.               100% owned by LG&E Power            Owns 99% interest in LG&E Roanoke
                                      Operations                          Valley L.P.
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Roanoke Valley L.P.              1% owned by LG&E Power 16 Inc.      Owns 50% interest in
                                      and 99% owned by LG&E Power         Westmoreland-LG&E Partners
                                      Roanoke Inc.
------------------------------------- ----------------------------------- ---------------------------------------
Westmoreland-LG&E Partners            50% owned by LG&E Roanoke Valley    EWG that owns two pulverized
                                      L.P.                                coal-fired cogeneration
                                                                          facilities totaling 210 MW in
                                                                          Weldon Township, North Carolina
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power 21 Inc.                    100% owned by LG&E Power            Owns 1% of LG&E Power 21 L.P. and
                                      Operations                          0.5% general partner interest in
                                                                          Windpower Partners 1993, L.P.
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power 21 Wind Inc.               100% owned by LG&E Power            Owns 99% of LG&E Power 21 L.P.
                                      Operations
------------------------------------- ----------------------------------- ---------------------------------------


                                      B-5

                                                        E.ON AG, Powergen plc,
                                                        LG&E Energy Corporation
                                                        Docket No. EC01-___-000
                                                        Exhibit B

------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power 21 L.P.                    1% owned by LG&E Power 21 Inc.      Owns 49.5% limited partner
                                      and 99% owned by LG&E Power Wind    interest in Windpower Partners
                                      Inc.                                1993, L.P.
------------------------------------- ----------------------------------- ---------------------------------------
Windpower Partners 1993, L.P.         50% owned by LG&E Power 21 L.P.     Owns and operates a 25 MW wind
                                      and LG&E Power 21 Inc.              turbine farm in Buffalo Ridge,
                                                                          Minnesota and wind turbines
                                                                          (aggregate of 34.5 MW) near Palm
                                                                          Springs, California
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power 31 Inc.                    100% owned by LG&E Power            Directly owns a 0.33% general
                                      Operations                          partner interest in Windpower
                                                                          Partners 1994, L.P. and
                                                                          indirectly owns a 0.17& general
                                                                          partner interest in Windpower
                                                                          Partners 1994 L.P. through LQ,
                                                                          GP, LLC.
------------------------------------- ----------------------------------- ---------------------------------------
LQ, GP, LLC                           50% owned by LG&E Power 31 Inc.     Owns 0.34% general partner
                                                                          interest in Windpower Partners
                                                                          1994, L.P.
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power 31 Wind Inc.               100% owned by LG&E Power            Owns 99% of LG&E Power 31 L.P.
                                      Operations
------------------------------------- ----------------------------------- ---------------------------------------
LG&E Power 31 L.P.                    1% owned by LG&E Power 31 Inc.      Directly owns a 24.67% limited
                                      and 99% owned by LG&E Power 31      partner interest in Windpower
                                      Wind Inc.                           Partners 1994, L.P. and
                                                                          indirectly owns a 8.22% limited
                                                                          partner interest in Windpower
                                                                          Partners 1994, L.P. through LQC
                                                                          L.P. LLC
------------------------------------- ----------------------------------- ---------------------------------------
LQC L.P. LLC                          33 1/3% owned by LG&E Power 31      Owns a 24.66% limited partner
                                      L.P.                                interest in Windpower Partners
                                                                          1994, L.P.
------------------------------------- ----------------------------------- ---------------------------------------


                                      B-6

                                                        E.ON AG, Powergen plc,
                                                        LG&E Energy Corporation
                                                        Docket No. EC01-___-000
                                                        Exhibit B

------------------------------------- ----------------------------------- ---------------------------------------
Windpower Partners 1994, L.P.         33.39% owned by LG&E Energy and     EWG that owns and operates a 35
                                      LG&E Power 31 Inc.                  MW wind turbine farm in Culberson
                                                                          County, Texas
------------------------------------- ----------------------------------- ---------------------------------------

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit C

                                    EXHIBIT C

                              ORGANIZATIONAL CHARTS


     Upon completion of the transaction, Powergen will become a wholly-owned subsidiary of E.ON. either directly or via wholly-owned intermediate companies. After the acquisition is consummated, E.ON expects to make LG&E Energy a subsidiary of E.ON or of an intermediate holding company that would be directly or indirectly controlled by E.ON. See Section III.E.4 of the Application.

     Exhibits C-1 and C-2 are the pre-transaction E.ON and Powergen organizational charts. Exhibit C-3 is the LG&E Energy organizational chart, which will be the same both before and after the proposed transaction. Exhibit C-4 shows only the top-level reorganization after the proposed transaction because the proposed transaction does not otherwise affect the corporate structure of the Applicants.

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit C

                                   EXHIBIT C-1

                    E.ON Pre-transaction Organizational Chart

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit C

                                   EXHIBIT C-2
                  Powergen Pre-transaction Organizational Chart

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit C

                                   EXHIBIT C-3
                        LG&E Energy Organizational Chart

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit C

                                   EXHIBIT C-4
                   E.ON Post-transaction Organizational Charts

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit C

                                   EXHIBIT C-5
                   E.ON Post-reorganization Organization Chart

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit D

                                    EXHIBIT D

                           APPLICANTS' JOINT VENTURES

     Table D-1 lists the U.S. energy-related/3 joint ventures of E.ON and its subsidiaries and affiliates, and Table D-2 lists the U.S. energy-related joint ventures of LG&E Energy and its subsidiaries and affiliates. For additional information on these joint ventures see Sections III.C.1(a) and 3(c) and III.G.1(a) of the Application. See also Exhibit B.

----------------------------------------------------------------------------------------------------------------------
                   I.  Table D-1: Energy Joint Ventures of E.ON, Subsidiaries and Affiliates
----------------------------------------------------------------------------------------------------------------------
                                                             Principal Line
           Name                      Location                  of Business                  Ownership Interest
---------------------------- -------------------------- ----------------------------- --------------------------------
Mint Farm Generation LLC     Longview, Washington       Farm Generation LLC           Mint Farm 100% owned by
                                                        Longview, Washington          Avista-STEAG
                                                        Develop, build, and           STEAG owns 50% of
                                                        operate Mint Farm 100%        Avista-STEAG
                                                        owned by a 250 MW power
                                                        station at Avista-STEAG
                                                        Mint Farm, WA STEAG owns
                                                        50% of Avista-STEAG4
---------------------------- -------------------------- ----------------------------- --------------------------------
Mint Farm Peak Load Power    Longview, Washington       Develop, build, and operate   Mint Farm 100% owned by
Project                                                 a 95 MW power peaking         Avista-STEAG4
                                                        station at Mint Farm, WA
---------------------------- -------------------------- ----------------------------- --------------------------------
Brazos Valley Energy EP      Thompson, Texas            Develop, build, and operate   51% owned by STEAG Power5
                                                        a 600 MW power station at
                                                        Brazos Valley, TX
----------------------------------------------------------------------------------------------------------------------


----------------
     3 Applicants have requested a waiver of Part 33.2(c)(4) of the Commission's regulations to the extent that it requires information about E.ON's, Powergen's, and LG&E Energy's interests in energy-related joint ventures that are solely foreign. See Application at Section III.C.1.

     4 STEAG and Avista are currently negotiating a buyout by Avista of STEAG's interest.

     5 STEAG's partner in this project, NRG Energy, is scheduled to buy STEAG's interest in the project shortly after financial closing.


                                       D-1

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit D

----------------------------------------------------------------------------------------------------------------------
                                II.  Table D-2: LG&E Energy Joint Ventures/6
----------------------------------------------------------------------------------------------------------------------
                                                            Principal Line of
           Name                      Location                   Business                   Ownership Interest
---------------------------- -------------------------- -------------------------- -----------------------------------
Gregory Power Partners,      San Patricio, County,      Owns and operates a 400    50% owned by LG&E Energy
L.P.                         Texas                      MW cogeneration facility   subsidiaries
                                                        in Gregory, TX
---------------------------- -------------------------- -------------------------- -----------------------------------
Tenaska Washington           Ferndale, Washington       Owns and operates a 245    5% owned by LG&E Capital
Partners, Inc.                                          MW oil and natural         subsidiary
                                                        gas-fired facility in,
                                                        Ferndale, WA
---------------------------- -------------------------- -------------------------- -----------------------------------
Tenaska III Texas Partners   Paris, Texas               Owns and operates a 250    6% owned indirectly by LG&E
                                                        MW natural gas-fired       Capital subsidiary
                                                        cogeneration facility in
                                                        Paris, TX
---------------------------- -------------------------- -------------------------- -----------------------------------
Westmoreland-LG&E Partners   Roanoke Rapids, North      Owns two pulverized        50% owned by LG&E Energy
                             Carolina                   coal-fired cogeneration    subsidiaries
                                                        facilities in Weldon
                                                        Township, NC
----------------------------------------------------------------------------------------------------------------------


----------------
     6 Powergen has no U.S. energy-related joint ventures other than those of the LG&E Companies.


                                      D-2

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit D

---------------------------- -------------------------- -------------------------- -----------------------------------
Windpower Partners 1993,     Tyler, Minnesota and       Owns and operates a 25     50% owned by LG&E Energy
L.P.                         North Palm Springs,        MW wind turbine farm in    subsidiaries
                             California                 Buffalo Ridge, MN and
                                                        wind turbines (aggregate
                                                        of 34.5 MW) near Palm
                                                        Springs, CA
---------------------------- -------------------------- -------------------------- -----------------------------------
Windpower Partners 1994,     Salt Flat, Texas           Owns and operates a 35     33.39% owned by LG&E Energy
L.P.                                                    MW wind turbine farm in    subsidiaries
                                                        Culberson County, TX
---------------------------- -------------------------- -------------------------- -----------------------------------

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit E

                                    EXHIBIT E

                    APPLICANTS' COMMON DIRECTORS AND OFFICERS


     E.ON and its subsidiaries and affiliates have no directors or officers in common with Powergen and its subsidiaries and affiliates (including the LG&E Companies).

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit F

                                    EXHIBIT F

            WHOLESALE POWER SALES AND UNBUNDLED TRANSMISSION SERVICES

     E.ON has no wholesale power sales or unbundled transmission service customers in the U.S. Powergen has no wholesale power sales or unbundled transmission service customers in the U.S. other than those of the LG&E Companies. Table F-1 lists the wholesale requirements customers of KU. LG&E has no wholesale requirements customers. Table F-2 lists KU's long-term unbundled transmission customers, and Table F-3 lists LG&E's long-term unbundled transmission customers./7

--------------------------------------------------------------------------------------------------------------------------
                                     TABLE F-1: KU WHOLESALE REQUIREMENTS CUSTOMERS
--------------------------------------------------------------------------------------------------------------------------
                       Customer                                                   Rate Schedule
------------------------------------------------------- ------------------------------------------------------------------
Borough of Pitcairn, Pennsylvania                       Service Agreement 87, Vol. 2.
------------------------------------------------------- ------------------------------------------------------------------
Berea College                                           FERC Rate Schedule No. 197
------------------------------------------------------- ------------------------------------------------------------------
City of Barbourville, Kentucky                          FERC Rate Schedule No. 184
------------------------------------------------------- ------------------------------------------------------------------
City of Bardstown, Kentucky                             FERC Rate Schedule No. 185
------------------------------------------------------- ------------------------------------------------------------------
City of Bardwell, Kentucky                              FERC Rate Schedule No. 186
------------------------------------------------------- ------------------------------------------------------------------
City of Benham, Kentucky                                FERC Rate Schedule No. 187
------------------------------------------------------- ------------------------------------------------------------------
City of Corbin, Kentucky                                FERC Rate Schedule No. 188
------------------------------------------------------- ------------------------------------------------------------------
City of Falmouth, Kentucky                              FERC Rate Schedule No. 189
------------------------------------------------------- ------------------------------------------------------------------
City of Frankfort, Kentucky                             FERC Rate Schedule No. 190
------------------------------------------------------- ------------------------------------------------------------------
City of Madisonville, Kentucky                          FERC Rate Schedules Nos. 161-162, 191-194
------------------------------------------------------- ------------------------------------------------------------------
City of Nicholasville, Kentucky                         FERC Rate Schedules Nos. 157, 163, 198 and Service Agreement
                                                        Pending
------------------------------------------------------- ------------------------------------------------------------------
City of Paris, Kentucky (Partial requirements           FERC Rate Schedule No. 83
customer)
------------------------------------------------------- ------------------------------------------------------------------
City of Providence, Kentucky                            FERC Rate Schedules Nos. 195-196
------------------------------------------------------- ------------------------------------------------------------------


----------------
     7 Both KU and LG&E make short-term and nonfirm wholesale sales and provide unbundled transmission services to numerous parties, as reported in their respective FERC Form No. 1 filings. As described in the Application, certain other LG&E Energy subsidiaries make wholesale sales at market based rates. See
Application atss. III.C.3.


                                      F-1

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit F

-------------------------------------------------------------------------------------------------------------
                          TABLE F-2: KU LONGTERM UNBUNDLED TRANSMISSION CUSTOMERS
-------------------------------------------------------------------------------------------------------------
                       Customer                                            Rate Schedule
------------------------------------------------------- -----------------------------------------------------
East Kentucky Power Cooperative (Interconnection        Service Agreement 51, Vol. 1.
Agreement)
------------------------------------------------------- -----------------------------------------------------
Tennessee Valley Authority (Interconnection Agreement)  Service Agreement 104, Vol. 1.
------------------------------------------------------- -----------------------------------------------------








                                      F-2

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit F

-------------------------------------------------------------------------------------------------------------
                         TABLE F-3: LG&E LONGTERM UNBUNDLED TRANSMISSION CUSTOMERS
-------------------------------------------------------------------------------------------------------------
                       Customer                                            Rate Schedule
------------------------------------------------------- -----------------------------------------------------
East Kentucky Power Cooperative (Interconnection        Service Agreement 51, Vol. 1.
Agreement)
------------------------------------------------------- -----------------------------------------------------
Illinois Municipal Electric Agency                      FERC Rate Schedule No. 33
------------------------------------------------------- -----------------------------------------------------
Indiana Municipal Power Agency                          FERC Rate Schedule No. 31
------------------------------------------------------- -----------------------------------------------------
Tennessee Valley Authority (Interconnection Agreement)  Service Agreement 104, Vol. 1.
------------------------------------------------------- -----------------------------------------------------

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit G

                                    EXHIBIT G

 APPLICANTS' U.S. ELECTRIC GENERATING PLANTS AND FERC JURISDICTIONAL FACILITIES

     E.ON owns no electric generating plants in the U.S. or FERC jurisdictional facilities. Powergen owns no electric generating plants in the U.S. or FERC jurisdictional facilities other than those owned or operated by the LG&E Companies. Table G-1 lists the U.S. electric generating facilities owned or operated by the LG&E Companies. Exhibit G-1 lists Louisville Gas & Electric's jurisdictional transmission facilities and substations as reflected in its FERC Form No. 1. Exhibit G-2 lists Kentucky Utility's jurisdictional transmission facilities and substations as reflected in its FERC Form No. 1. See also Section III.D of the Application.

------------------------------------------------------------------------------------------------------------------
                    Table G-1: Generation Facilities Owned or Operated By the LG&E Companies
------------------------------------------------------------------------------------------------------------------
         Facility               Type of Generation           Summer Capacity           Owned or Operated by:
---------------------------- -------------------------- -------------------------- -------------------------------
Cane Run 4-6                           Coal                      563 MW                         LG&E
---------------------------- -------------------------- -------------------------- -------------------------------
Cane Run 11                       Gas/Oil Turbine                 16 MW                         LG&E
---------------------------- -------------------------- -------------------------- -------------------------------
Dix Dam                                Hydro                      24 MW                          KU
---------------------------- -------------------------- -------------------------- -------------------------------
EW Brown 1-3                           Coal                      700 MW                          KU
---------------------------- -------------------------- -------------------------- -------------------------------
EW Brown 6-7                      Gas/Oil Turbine                328 MW                   62% KU; 38% LG&E
---------------------------- -------------------------- -------------------------- -------------------------------
EW Brown 8-11                     Gas/Oil Turbine                520 MW                          KU
---------------------------- -------------------------- -------------------------- -------------------------------
Ghent                                  Coal                      1962 MW                         KU
---------------------------- -------------------------- -------------------------- -------------------------------
Green River                            Coal                      227 MW                          KU
---------------------------- -------------------------- -------------------------- -------------------------------
Haefling                          Gas/Oil Turbine                 45 MW                          KU
---------------------------- -------------------------- -------------------------- -------------------------------
Lock 7                                 Hydro                  Run-of-River                  Leased by KU
---------------------------- -------------------------- -------------------------- -------------------------------
Mill Creek                             Coal                      1470 MW                        LG&E
---------------------------- -------------------------- -------------------------- -------------------------------
Ohio Falls                             Hydro                  Run-of-River                      LG&E
---------------------------- -------------------------- -------------------------- -------------------------------
Paddy's Run                         Gas Turbine                   43 MW                         LG&E
---------------------------- -------------------------- -------------------------- -------------------------------
Pineville                              Coal                       34 MW                          KU
---------------------------- -------------------------- -------------------------- -------------------------------



                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit G

---------------------------- -------------------------- -------------------------- -------------------------------
Tyrone 1-2                              Oil                       58 MW                          KU
---------------------------- -------------------------- -------------------------- -------------------------------
Tyrone 3                               Coal                       71 MW                          KU
---------------------------- -------------------------- -------------------------- -------------------------------
Trimble County                         Coal                      495 MW                  75% owned by LG&E
---------------------------- -------------------------- -------------------------- -------------------------------
Waterside                           Gas Turbine                   33 MW                         LG&E
---------------------------- -------------------------- -------------------------- -------------------------------
Zorn                                Gas Turbine                   16 MW                         LG&E
---------------------------- -------------------------- -------------------------- -------------------------------
Coleman                                Coal                      455 MW              Leased from Big River and
                                                                                          operated by WKEC
---------------------------- -------------------------- -------------------------- -------------------------------
Green                                  Coal                      454 MW              Leased from Big River and
                                                                                          operated by WKEC
---------------------------- -------------------------- -------------------------- -------------------------------
Reid 1                                 Coal                       65 MW              Leased from Big River and
                                                                                          operated by WKEC
---------------------------- -------------------------- -------------------------- -------------------------------
Reid CT                           Gas/Oil Turbine                 65 MW              Leased from Big River and
                                                                                          operated by WKEC
---------------------------- -------------------------- -------------------------- -------------------------------
Wilson                                 Coal                      420 MW              Leased from Big River and
                                                                                          operated by WKEC
---------------------------- -------------------------- -------------------------- -------------------------------
Station 2 (Henderson 1-2)              Coal                      312 MW             Operated by WKE Station Two
                                                                                   Inc. under contract with City
                                                                                            of Henderson
---------------------------- -------------------------- -------------------------- -------------------------------
EW Brown 5                        Gas/Oil Turbine                133 MW             Owned by LG&E, this plant is
                                                                                       under construction and
                                                                                   scheduled to be in service in
                                                                                             June 2001.
---------------------------- -------------------------- -------------------------- -------------------------------
Paddy's Run 13                    Gas/Oil Turbine                150 MW             Owned by LG&E, this plant is
                                                                                       under construction and
                                                                                   scheduled to be in service in
                                                                                             June 2001.
---------------------------- -------------------------- -------------------------- -------------------------------



                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit G

---------------------------- -------------------------- -------------------------- -------------------------------
Trimble County 5-6                Gas/Oil Turbine                300 MW             Owned by LG&E, this plant is
                                                                                       under construction and
                                                                                   scheduled to be in service in
                                                                                             June 2002.
---------------------------- -------------------------- -------------------------- -------------------------------
Trimble County 7-10               Gas/Oil Turbine                600 MW             Owned by LG&E, this plant is
                                                                                       under construction and
                                                                                     scheduled to be in service
                                                                                           June in 2004.
---------------------------- -------------------------- -------------------------- -------------------------------
Monroe (Georgia)                Combined Cycle Gas               450 MW             This merchant plant, located
                                      Turbine                                      in Walton County, Georgia, is
                                                                                   projected to be in service in
                                                                                      June 2001. It is wholly
                                                                                    owned by LG&E Energy Monroe
                                                                                    LLC, an indirect subsidiary
                                                                                          of LG&E Energy.
---------------------------- -------------------------- -------------------------- -------------------------------
Tiger Creek                     Combined Cycle Gas               600 MW             This merchant plant, located
                                      Turbine                                       in Georgia, is projected to be
                                                                                    in service in June 2001. It is
                                                                                    wholly owned by LG&E Energy
                                                                                    Tiger Creek LLC, a subsidiary
                                                                                    of LG&E Energy.
---------------------------- -------------------------- -------------------------- -------------------------------

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit G

                                   EXHIBIT G-1
                        Louisville Gas & Electric Company
             Jurisdictional Transmission Facilities and Substations
                          (FERC FORM NO. 1, Year 2000,
                                  pp. 422-429)

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit G

                                   EXHIBIT G-2
                           Kentucky Utilities Company
             Jurisdictional Transmission Facilities and Substations
                          (FERC FORM NO. 1, Year 2000,
                                  pp. 422-429)

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit H

                                    EXHIBIT H

                       AFFECTED FACILITIES AND SECURITIES


         The jurisdictional facilities associated with the transaction are described in Section III.D of the Application and Exhibit G. As described in
Section III.E of the Application, E.ON's acquisition of all of the outstanding shares of Powergen will result in the indirect change in control over all of Powergen's direct and indirect subsidiaries and affiliates, including LG&E Energy and its public utility subsidiaries, including LG&E and KU. After the acquisition, the Commission will have the same authority over Applicants' facilities and securities as it did before the acquisition.

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit I

                                    EXHIBIT I

                  DOCUMENTS RELATED TO THE PROPOSED TRANSACTION


     Exhibit I-1 is the April 8, 2001 Letter Agreement between E.ON and Powergen concerning the agreed-upon terms of a recommended cash offer to be made through Goldman Sachs International on behalf of E.ON for all of the issued and to be issued share capital of Powergen. Exhibit I-2 is the "E.ON AG: Recommended pre-conditional cash offer for Powergen plc" ("Offer Announcement"), which also concerns the terms and conditions of the proposed transaction.

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit I

                                   EXHIBIT I-1

                                Letter Agreement

                                                                  CONFORMED COPY





Powergen plc
53 New Broad Street
London  EC2M 1SL

                                                                 8th April, 2001

Dear Sirs

Offer for Powergen plc ("Powergen")

We refer to the pre-conditional offer (the "Offer") for the entire issued share capital of Powergen (the "Shares") proposed to be announced by E.ON AG ("E.ON") and Powergen by release of the joint press announcement to be issued by E.ON and Powergen in the form which is attached to this letter agreement as Annex 1 (the "Press Announcement"). Terms defined in the Press Announcement have the same meanings when used in this letter agreement, unless the context requires otherwise.

1.   Agreement to make Offer if Pre-conditions satisfied

1.1 E.ON and Powergen undertake to release the Press Announcement forthwith upon execution of this letter agreement.

1.2 E.ON undertakes that, unless the Panel otherwise consents for the purposes of Rule 2.7 of the City Code, it will make the Offer in accordance with the terms and conditions set out in the Press Announcement as promptly as reasonably practicable, and in any event within 28 days, following the satisfaction (or deemed satisfaction) or waiver of the Pre-conditions.

1.3 Each of E.ON and Powergen confirms to the other that it has obtained all appropriate board and corporate authorities for the purpose of entering into this letter agreement and releasing the Press Announcement.

1.4 E.ON confirms that it has obtained all appropriate board and corporate authorities for the purpose of satisfying the Pre-conditions and making and implementing the Offer.

2.   Pre-conditions and Conditions

2.1 Each of the parties will use all reasonable endeavours to achieve satisfaction of the Pre-conditions and the Conditions as soon as practicable. Without prejudice to the generality of the foregoing, each party shall:-

     (A)  promptly, and in any event within any relevant time limit:-

          (i) fulfil any request for information from each national or state competition or regulatory authority (including without limitation the SEC, FERC, The Committee on Foreign Investment in the United States, the state regulatory authorities in Kentucky and Virginia, the European Commission and OFGEM) (each a "Notified Authority");

          (ii) inform the other party as soon as reasonably practicable in advance of any notification or other communication (in writing or otherwise) which it proposes to make or submit to each Notified Authority;

          (iii) provide the other party with a draft and with final copies of any written notifications; and

          (iv) consider in good faith any comments made by the other party with respect thereto;

          provided that E.ON may defer proceeding with the necessary steps to fulfil Pre-conditions 1 and 2 for so long as such deferral would not reasonably be expected to result in such Pre-conditions being satisfied after the other Pre-conditions;

     (B) keep the other party informed on a current basis as to the progress and outcome of any notification made to or meeting held with each Notified Authority including, where reasonably requested by the other party, permitting joint attendance at meetings with each Notified Authority; and

     (C) co-operate with the other party in providing to each Notified Authority such information as may reasonably be requested by the other party to ensure that the proposed acquisition of Powergen by E.ON is validly and promptly notified to each Notified Authority and any request for information from a Notified Authority is fulfilled promptly and in any event in accordance with any relevant time limit.

2.2 In connection with their common interest in conducting any legal or regulatory proceedings before any Notified Authority, the parties' respective legal advisers may from time to time enter into agreements as to the manner in which such proceedings will be conducted ("Common Interest Agreement") and may from time to time exchange information and generate joint memoranda of legal advice ("Privileged Legal Memoranda") to which such Common Interest Agreement(s) apply. Each of the parties will comply with the terms of any such Common Interest Agreement and, except as permitted by the terms of any such Common Interest Agreement, neither of the parties will disclose, or waive legal privilege in relation to, any such Common Interest Agreement, any Privileged Legal Memoranda or any other information that is subject to any such Common Interest Agreement without the prior written consent of the other party.

2.3 To the extent that any Privileged Legal Memoranda advise the parties that E.ON is likely to be required to accept or give particular restrictions, commitments or undertakings in order to obtain the requisite approvals to satisfy the relevant Pre-conditions, E.ON shall accept such restrictions, commitments or undertakings as satisfactory for the purposes of such Pre-conditions and shall not refuse to accept or give such restrictions, commitments or undertakings. In other respects, the obligations of E.ON in respect of the relevant Pre-conditions shall be determined in accordance with the terms of such Privileged Legal Memoranda and E.ON shall act in conformity with the contents thereof. To the extent that any such Privileged Legal Memorandum refers to a materiality threshold in respect of any matter contained therein, the parties agree that the Panel will determine whether any such threshold has been met. The foregoing provisions of this paragraph shall apply equally to any Conditions that are in the same terms as the Pre-conditions.

2.4 To the extent that any issue relating to the Pre-conditions (or the Conditions in the same terms) arises that is not to be determined in accordance with paragraph 2.3 and in relation to the remaining Conditions (other than Condition 1), Rule 13, Note 2 of the City Code shall apply and the issue in question will be determined by the Panel. The parties agree that in respect of paragraph 2.3 and 2.4, either of them may appeal against any such determination by the Panel Executive or the Panel in accordance with the City Code, but that any such determination that is not appealed or that is finally determined on appeal shall be final and binding for the purposes of the Offer.

2.5 E.ON shall not deem as satisfied, waive or modify any of the Pre-conditions without the prior written consent of Powergen, which will not be unreasonably withheld. Powergen hereby agrees that it would be unreasonably withholding its consent to waiving a Pre-condition if a Notified Authority has refused to accept a notification due to the pre-conditional nature of the Offer. Notwithstanding the foregoing, E.ON agrees that Powergen will not be withholding its consent unreasonably if it requires the obligations applicable to E.ON in paragraph 6 below to extend to any Pre-condition that will become a Condition upon the Offer being made by E.ON (or a wholly-owned subsidiary of E.ON).

2.6 In determining whether for the purpose of the Conditions any matter has and/or would have an effect which is material in the context of the Offer, the Powergen Group taken as a whole or the Wider Powergen Group taken as a whole (as the case may be), reference shall be made to all relevant circumstances, including, in the first instance (but without limitation), to the effect of such matter on the consolidated balance sheet of the Powergen Group and whether such effect would make a material difference to that balance sheet as at 31st December, 2000; but (for the avoidance of doubt) the absence of such an effect or difference shall not be conclusive.

3.   Restrictions on declaring Offer unconditional

     E.ON shall not invoke Condition 1 on the first closing date of the Offer. The final closing date of the Offer will be not less than 21 days following the first closing date.

4.   Employee matters

     Each of E.ON and Powergen agrees to comply with the terms of Annex 2 to this letter agreement in relation to employee matters.

5.   Exclusivity

5.1 For the purposes of this letter agreement, "Competing Proposal" shall mean a proposal, an indication of interest or an offer of any kind from any third party (other than E.ON or any party acting in concert with E.ON within the meaning of the City Code) for the acquisition of existing or new shares or other equity securities of Powergen representing more than 10 per cent. of the Shares (but shall not include matters to which E.ON has consented for the purposes of paragraph 7).

5.2 Powergen agrees that it will not, and will procure that none of its subsidiary undertakings (or any of its or their respective directors, employees, advisers, agents or representatives acting in that capacity) will, directly or indirectly:

     (A)  solicit or initiate the submission of any Competing Proposal;

     (B) initiate any discussions or negotiations with any person in relation to any Competing Proposal; or

     (C)  propose, or enter into, any Competing Proposal,

     provided that (without prejudice to paragraph 6) this paragraph shall not prevent the directors of Powergen from investigating, implementing and recommending to Powergen's shareholders a bona fide offer for the entire issued share capital of Powergen that has not been solicited or initiated in breach of the foregoing provisions to the extent that they reasonably conclude that it is necessary for them to do so to satisfy their fiduciary duties.

5.3 If information about the affairs of Powergen or any of its subsidiary undertakings is given to another third party in connection with a Competing Proposal, Powergen will provide the same information to E.ON promptly without request.

5.4 Powergen will promptly (and within not more than 48 hours) notify E.ON of any serious indication of interest in making a Competing Proposal of which it or any of its directors or officers becomes aware and Powergen will thereafter keep E.ON informed of the status of any such Competing Proposal.

5.5 Powergen confirms that neither it nor any of its directors or officers nor any other person on Powergen's behalf have previously engaged in discussions which have not been terminated with respect to a Competing Proposal.

6.   Fees

6.1 As an inducement to E.ON to release the Press Announcement, Powergen agrees that E.ON shall (unless prohibited by section 151 of the Companies Act) be entitled to payment of an amount equal to the Basic Fee Amount (as defined in paragraph 6.3) if:

     (A) the Offer lapses or it is announced that the Offer will not be made or is withdrawn following the announcement of a Competing Proposal (whether or not subject to any pre-condition) that is recommended by a majority of the directors of Powergen (or a majority of those directors taking part in the consideration of the Competing Proposal) and such Competing Proposal, or an amended version thereof, is completed; or

     (B) the Offer lapses or it is announced that the Offer will not be made or is withdrawn following more than one director of Powergen failing to recommend, or ceasing to recommend, the Offer or Scheme of Arrangement, as the case may be, or materially qualifying his recommendation (other than, in each case, because of a breach by E.ON of its obligations under this letter agreement);

     (C) E.ON elects, with the consent of Powergen, to implement the acquisition of Powergen Securities by way of Scheme of Arrangement and the Scheme of Arrangement does not become effective as a result of the directors of Powergen failing to take all necessary action within their power as set out in paragraph 8 to implement the Scheme of Arrangement; or

     (D) the Offer lapses or it is announced that the Offer will not be made or is withdrawn following any member of the Powergen Group breaching the terms of this letter agreement in any material respect or Powergen knowingly taking any action which prevents a Pre-condition or Condition from being satisfied in a material respect, intending it from being so satisfied.

     For the avoidance of doubt, Powergen shall not be obliged to pay any amounts under this paragraph 6.1 in any other circumstances and shall not be obliged to pay an amount under more than one of the sub-paragraphs of this paragraph.

6.2  E.ON agrees as follows:-

     (A) Powergen shall be entitled to payment of an amount equal to three times the Basic Fee Amount if, other than in circumstances to which paragraph 6.2(C)(ii) applies:-

          (i) E.ON, acting in wilful breach of this letter agreement, determines that it does not wish to proceed with the Offer, and the Offer is not made;

          (ii) the Offer is not made as a result of E.ON or any member of the E.ON Group knowingly taking any action that prevents the Pre-conditions from being satisfied or knowingly omitting to take any action that is necessary to satisfy the Pre-conditions, in each case intending to prevent the Pre-conditions from being satisfied; or

          (iii) the Offer is not made as a result of E.ON or any member of the E.ON Group failing to give any specific commitments or to accept specific restrictions that the parties are expressly advised in any Privileged Legal Memoranda that E.ON will be or is likely to be required to give or accept (ignoring any agreement by E.ON or requirement of the City Code that E.ON accepts additional or amended requirements that are not materially less favourable or that are not of material significance to E.ON in the context of the Offer);

     (B) Powergen shall be entitled to payment of an amount equal to twice the Basic Fee Amount if the Offer is not made or lapses as a result of Pre-condition 6 or 7 not being satisfied, and the reason for such Pre-condition not being satisfied is that any shareholder of E.ON has failed to take any action, to give any commitment or to accept any restriction that the parties are expressly advised in any Privileged Legal Memorandum will or is likely to have to be taken, given or accepted by such shareholder in connection with such Pre-conditions; and

     (C) Powergen shall be entitled to payment of an amount equal to the Basic Fee Amount if any of the following conditions is satisfied:-

          (i) the Offer is not made or lapses as a result of Pre-condition 6 or 7 not being satisfied, and the reason for such Pre-condition not being satisfied is that relevant information relating to E.ON that should have been provided by E.ON to the Staff of the Division of Investment Management of the SEC prior to the date of this letter agreement was not so provided, and the failure to provide such information amounted to gross negligence or wilful misrepresentation on the part of E.ON; or

          (ii) in relation to commitments, conditions, requirements and/or restrictions of a State regulatory authority or the SEC for the purposes of Pre-conditions 4, 6 or 7 that E.ON accepts should be subject to a materiality test, the Panel determines that such requirements are not material to E.ON in the context of the Offer and that E.ON should proceed with the Offer and E.ON nevertheless determines that it will not make or proceed with the Offer.

          For the avoidance of doubt, E.ON shall not be obliged to pay any amounts under this paragraph 6.2 in any other circumstances and shall not be obliged to pay an amount under more than one of the sub-paragraphs of this paragraph. In particular, but without prejudice to the generality of the foregoing, E.ON shall not be obliged to pay any amounts to Powergen if it refuses to give or accept additional or extended commitments, conditions, requirements and/or restrictions in respect of matters that E.ON and Powergen agree should not be subject to any materiality test.

6.3 For the purposes of this paragraph 6, the "Basic Fee Amount" shall be(pound)50 million.

6.4 Any amount falling due under this paragraph 6, once it has become payable, will be paid without deduction, set-off or counterclaim within five business days following a written demand for payment from the party entitled to such payment. Payment of such amount shall be the limit of liability in respect of, and shall constitute full and final settlement of, all claims of the party entitled to such payment in respect of the breach or other matter giving rise to the payment, whether under this letter agreement, any other agreement or otherwise, including (without limitation) damages for breach of contract and claims in tort. Each party waives any right to claim that a payment required to be made under this paragraph 6 is invalid on the grounds that it is a penalty.

7.   Conduct of Business

     Powergen undertakes that it will not voluntarily do or omit to do any act if it is aware that such act, or omission to act, would cause any of the Pre-conditions or any of the Conditions (including in particular, but without prejudice to the generality of the foregoing, Condition 13) not to be satisfied in a material respect without the prior approval of E.ON. E.ON shall not unreasonably withhold or delay such approval.

8.   Scheme of Arrangement

     E.ON may, with the consent of Powergen, implement the acquisition by it of the Powergen Securities by way of Scheme of Arrangement. Powergen will not withhold its consent unless (acting reasonably) it believes that a Scheme of Arrangement will result in material delay in the context of the transaction. If Powergen consents to the acquisition of the Powergen Securities by way of Scheme of Arrangement:

     (A) the Scheme of Arrangement will contain provisions and will be promptly implemented by Powergen and E.ON in accordance with the terms and conditions set out in the Press Announcement (as such terms and conditions may be modified by the agreement of the parties) and will be a cancellation scheme rather than a transfer scheme (except to the extent of any Powergen Shares for which valid elections for the Loan Note Alternative are made);

     (B) following satisfaction or waiver of the Pre-conditions, Powergen will promptly present a petition (together with all necessary supporting documents) to the Court for leave to convene a meeting of its shareholders to approve the Scheme of Arrangement and post the Scheme Document (together with appropriate forms of proxy) to its shareholders as soon as practicable after the Court has granted leave to convene such meeting;

     (C)  Powergen undertakes to E.ON that:

          (i) subject to each of the Conditions 2 to 16 having been satisfied or waived and the Scheme of Arrangement having been sanctioned at the Final Court Hearing, it will promptly take all action necessary to make the Scheme of Arrangement effective as soon as practicable after the Final Court Hearing; and

          (ii) it will only take the necessary action to make the Scheme effective if each of the Conditions 2 to 16 has been satisfied or waived,

          and E.ON agrees to notify Powergen prior to the Final Court Hearing whether such Conditions have been satisfied or waived; and

     (D) the obligations of Powergen in this paragraph 8 are subject to E.ON providing Powergen with such assistance as it may reasonably require to implement the Scheme of Arrangement, including, without limitation, E.ON undertaking to the Court on the hearing of the petition to be bound by the Scheme of Arrangement and providing all such information as is reasonably required by Powergen for the preparation of the Scheme Document.

9.   Termination

     With the exception of any obligation under paragraph 6, E.ON and Powergen's obligations under this letter agreement will terminate (without prejudice to the parties' rights in respect of prior breaches) if:

     (A) once made, the Offer lapses in accordance with its terms or, with the consent of the Panel, the Offer is withdrawn or not made;

     (B) the Pre-conditions have not been satisfied or waived on or before 9th July, 2002; or

     (C) with the consent of Powergen, E.ON elects to implement the acquisition of Powergen Securities by way of the Scheme of Arrangement and:

          (i) the Scheme of Arrangement is not sanctioned by the relevant holders of Powergen Securities at the Court Meetings; or

          (ii) the Scheme of Arrangement is not sanctioned by the Court.

10.  Confidentiality

     E.ON and Powergen confirm that they remain bound by the terms of the Confidentiality Agreement entered into between them on 9th January, 2001.

11.  Amendments

     No variation of this letter agreement shall be valid unless it is in writing and signed by or on behalf of E.ON and Powergen.

12.  Invalidity

     If any provision of this letter agreement is held to be invalid or unenforceable, then such provisions will (so far as it is invalid or unenforceable) be given no effect and will be deemed not to be included in this letter agreement but without invalidating any of the remaining provisions of this letter agreement.

13.  Contracts (Rights of Third Parties) Act 1999

     E.ON and Powergen do not intend that any provision of this letter agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any party other than E.ON or Powergen.

This letter agreement will be governed by and construed in accordance with English law.

Please confirm your agreement to the terms of this letter agreement by signing and returning to us a copy of this letter.

Yours faithfully



         HARTMANN                           GAUL
By .................................
duly authorised for and on behalf of
E.ON AG



AGREED AND ACCEPTED

By ..................................       E A WALLIS
duly authorised for and on behalf of
POWERGEN PLC                                NICHOLAS BALDWIN

                                     ANNEX 1

                               Press Announcement

                [a copy of the Press Announcement, initialled on
               behalf of the parties for identification, follows]

                                     ANNEX 2

                                Employee Matters

Powergen and E.ON agree that the following arrangements will, subject to the Offer being declared unconditional in all respects ("Completion"), be implemented with respect to Powergen's current employment and benefit arrangements:

1.   Share Schemes

"Post-Completion Exercise Period" means the longest period specified in the rules of the relevant scheme in which participants may exercise their options following Completion, unless sections 428-430 of the Companies Act 1985 are invoked when the shorter period calculated by reference to those sections will apply.

In addition to participants in Powergen's share option schemes being entitled to exercise their options following Completion within the Post-Completion Exercise Period and to assent the Powergen shares received to the Offer, the following arrangements will also apply to participants.

(i)  Powergen Executive Share Option Schemes

(a) E.ON will implement a cancellation proposal by which optionholders under the schemes may accept a payment equal to the latent profit in their options (determined by reference to the excess of the Offer Price over the exercise price of Powergen shares under option) in consideration for the release of their options. This payment will be available throughout the Post-Completion Exercise Period specified in the relevant scheme rules. This will avoid optionholders having to raise exercise finance to exercise their options.

(ii) Powergen Savings-Related Share Option Schemes

(a) E.ON will implement a cancellation proposal by which optionholders under the schemes may accept a payment equal to the latent profit in their options (determined by reference to the excess of the Offer Price over the exercise price of Powergen shares under option) in consideration for the release of their options. The cash cancellation payment will only be made in relation to the number of Powergen shares that could have been acquired on early exercise of the options as at the last date permitted under the scheme rules following the Offer, and not the full number of shares under the option. This payment will be available throughout the Post-Completion Exercise Period specified in the relevant scheme rules.

(b) To the extent that optionholders under the savings-related share option schemes elect to exercise options in connection with the Offer (or to receive a payment as described above in return for the release of their options) they shall (no later than one month after the date of exercise or release) receive a payment equal to the additional profit which the relevant optionholder would have made had he notionally continued saving under the savings contract linked to his option for an additional period of six months from the end of the Post-Completion Exercise Period or, if earlier, to the end of his savings contract. It is acknowledged that this cash payment will give rise to income tax and national insurance contributions (and the cash payment received by the optionholder shall be net of such withholdings). This sub-paragraph will not apply to options granted in and after 2001.

(iii) All Share Schemes

(a) All Powergen share schemes will be operated in the normal way, as set out in the side letter dated 6 April 2001, until Completion (including, without limitation, in relation to Powergen's right to make new grants in respect of the period prior to Completion).

2.   Employment Matters

(a) E.ON shall procure that the existing employment rights (including pension rights) of Powergen employees shall continue unchanged and be fully safeguarded for a period of two years following Completion. For these purposes, "existing employment rights" are those at the date of this agreement which Powergen will not materially change other than pursuant to their terms in the ordinary course of business and which include, without limitation, contractual terms and conditions, and established practices which have or may have become an implied term of employees' contracts. In addition, for a period of at least two years after Completion, Powergen shall procure that, to the extent that the employment of any Powergen employees is terminated in breach of contract by Powergen, the compensation due to such employees shall be determined without reduction for mitigation.

(b) E.ON agrees to honour all Powergen non-contractual employment-related arrangements, including but not limited to compensation and benefit plans, bonus and compensation commitments, relocation, termination and severance policies (including the principle of "non-compulsory" (voluntary) severance) and collective bargaining agreements and commitments as well as matters specifically provided for in this Annex for a period of two years following Completion.

(c) E.ON agrees that all of Powergen's current benefit schemes and arrangements (except arrangements involving shares) shall continue in force for a minimum of two years following Completion, in relation to all employees who enjoy such benefits as at Completion. Further, Powergen shall be entitled to continue to apply these arrangements for new starters and promotions following Completion. E.ON agrees that Powergen shall have the discretion to continue or vary all of Powergen's current arrangements as outlined in 2(a) above following Completion.

(d) E.ON guarantees that, with respect to Powergen's annual bonuses for the 2001 and 2002 financial years (to the extent that such bonuses are paid after Completion), a participant will be guaranteed a minimum bonus equal to the percentage of base salary applicable to the on-target bonus percentage as described in the US and UK incentive plans as set out in the side letter dated 6 April 2001. To the extent such bonuses are paid before Completion, Powergen will operate its bonus arrangements on the basis currently in force.

(e) E.ON agrees that it will, in conjunction with Powergen's management, develop long-term incentive arrangements for Powergen's management on a basis which is no less favourable than current long-term incentive schemes in which Powergen's management participates. Such arrangements will come into effect no later than Completion and will continue for a period of at least two years after Completion.

(f) E.ON undertakes to continue to operate the consultation and negotiation arrangements that Powergen currently has in place, both directly and with its employees and through recognised unions.

3.   Pension matters

(a) E.ON agrees that it is appropriate for Powergen to implement arrangements (if it has not already done so) by which participants in the Powergen Unapproved Top-Up Pension Scheme (which is an unfunded pension scheme for certain senior executives) should be provided with security for payment by Powergen of their pensions in due course. Powergen currently intends to achieve this by charging certain assets in favour of a trustee in order to secure payment of such pensions in the event that Powergen defaults in performance of its contractual obligations to such participants.

(b) E.ON shall provide for a period of five years following Completion retirement and death benefits in respect of service after Completion, for and in respect of all Powergen employees who are not "protected employees" for the purposes of the Electricity (Protected Persons) (England and Wales) Pension Regulations 1990 that are no worse than those benefits provided for and in respect of him/her immediately before Completion, unless the employee agrees otherwise. "Protected employees" are entitled to their protection without time limits.

4.   Retention and other compensation matters

(a) Powergen will determine appropriate retention arrangements to be put in place for employees below executive director level whose retention is considered critical to achieving the successful closure of the transaction and business continuity throughout the period to Completion and will consult E.ON with respect to Powergen's determinations before they are made. At executive director level, Powergen will obtain the consent of E.ON (with such consent not to be unreasonably withheld) before determining such retention arrangements. E.ON will determine what arrangements might need to be put in place to address the post-Completion retention issues.





CACopy1

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit I

                                   EXHIBIT I-2


                               Offer Announcement

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit J

                                    EXHIBIT J

                          PUBLIC INTEREST STATEMENT AND
                               POST-FILING CHANGES


     A thorough discussion of the facts relied upon to demonstrate that the proposed transaction is consistent with the public interest, including the effect of the proposed transaction on competition, rates, and regulation, is provided in Section III.G. of the Application and in the testimony of Dr. William H. Hieronymus. Applicants will supplement the Application promptly to reflect in their analysis any material changes that occur after the date of the Application.

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit K

                                    EXHIBIT K

                                       MAP


     A map showing Louisville Gas & Electric Company and Kentucky Utilities Company physical electric utility properties is attached.

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit K





   (Insert Map with LG&E and KU electric properties shown in different colors)

                                                         E.ON AG, Powergen plc,
                                                         LG&E Energy Corporation
                                                         Docket No. EC01-___-000
                                                         Exhibit L

                                    EXHIBIT L

                     APPROVALS FROM OTHER REGULATORY BODIES


     Applicants have filed applications for approval of the proposed transaction with the Kentucky Public Service Commission and the Virginia State Corporate Commission. They also intend to seek the approval of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, clearance from the Federal Trade Commission and the Department of Justice (by expiration/termination of the applicable waiting period) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended), clearance by the European Commission under the EC Merger Regulation, confirmation from the Office of Gas and Electricity Markets in the United Kingdom, and any approvals that might be required by the Tennessee Regulatory Authority. In addition, Applicants will submit a voluntary Notice to the Committee on Foreign Investment in the U.S. pursuant to the Exon-Florio provision of the Defense Production Act of 1950 for a determination that the transaction does not raise any U.S. national security issues.

     To date, no state or federal agencies having jurisdiction over the proposed transaction have issued substantive orders relating to the proposed transaction. Applicants will supplement this Application with copies of any such orders that issue after this filing is made but before the Commission issues its order.

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


                                    E.ON AG )
                                 Powergen plc )
                LG&E Energy Corporation ) Docket No. EC01-___-000
                      Louisville Gas and Electric Company )
                          Kentucky Utilities Company )


                     JOINT APPLICATION FOR ORDER AUTHORIZING
                         INDIRECT TRANSFER OF CONTROL OF
                            JURISDICTIONAL FACILITIES

                                    VOLUME II

                       TESTIMONY, EXHIBITS, AND WORKPAPERS
                          OF DR. WILLIAM H. HIERONYMUS
                  --------------------------------------------


Ulrich Huppe                             David Jackson
Executive Vice President                 General Counsel and Corporate Secretary
and General Counsel                      Sara Vaughan
Dr. Guntram Wurzberg                     Head of Corporate Regulation
Vice President - General Legal Affairs   Powergen plc
E.ON AG                                  53 New Broad Street
Bennigsenplatz 1                         London, EC2M 1SL
D - 40474 Dusseldorf                     England
Germany


John R. McCall                           J.A. Bouknight, Jr.
Executive Vice President,                Jane I. Ryan
General Counsel, and                     Bruce J. Barnard
Corporate Secretary                      Steptoe & Johnson LLP
LG&E Energy Corporation                  1330 Connecticut Ave., N.W.
220 West Main Street                     Washington DC. 20036-1795
Louisville, Kentucky 40202               (202) 429-3000




June 12, 2001

                                                                Exhibit No. JA-1
                                                                    Page 1 of 39





                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

     E.ON AG                                   )
     Powergen plc                              )
     LG&E Energy Corporation                   )        Docket No. EC01-___-000
     Louisville Gas and Electric Company       )
     Kentucky Utilities Company                )



                    PREPARED DIRECT TESTIMONY AND EXHIBITS OF
                              WILLIAM H. HIERONYMUS
                             ON BEHALF OF APPLICANTS

                                                                Exhibit No. JA-1
                                                                    Page 2 of 39



                                Table of Contents

I.    INTRODUCTION.............................................................3

II.   Purpose, Summary OF ANALYSIS and Conclusions.............................4

      Purpose..................................................................4

      Summary of Analysis and Conclusions......................................5

      Organization of Testimony................................................7

III.  DESCRIPTION OF THE PARTIES...............................................8

      LG&E Energy..............................................................8

      Powergen................................................................10

      E.ON....................................................................10

IV.   FRAMEWORK FOR THE ANALYSIS..............................................12

      Introduction............................................................12

      Product Markets.........................................................14

      Geographic Markets......................................................15

      Concentration Thresholds................................................16

V.    HORIZONTAL COMPETITIVE ANALYSIS SCREEN..................................17

VI.   VERTICAL MARKET POWER...................................................18

      Defining Relevant Products and Geographic Markets.......................20

      Analyzing Competitive Conditions in Downstream Market...................22

      Competitive Conditions in Upstream Markets..............................26

      Barriers to Entry.......................................................34

           Sites..............................................................35

           Delivery of Fuels..................................................35

           Transmission Facilities............................................36

VII.  CONCLUSION..............................................................37

                                                                Exhibit No. JA-1
                                                                    Page 3 of 39

                                 I. INTRODUCTION


Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is William H. Hieronymus. My business address is One Memorial Drive, Cambridge, Massachusetts 02142.


Q.   BY WHOM ARE YOU EMPLOYED?

A. I am a Member of the Management Group of PA Consulting, Inc. ("PA"), which acquired PHB Hagler Bailly, Inc. ("PHB") in October 2000.


Q.   WHAT IS YOUR EDUCATIONAL BACKGROUND AND WORK EXPERIENCE?

A. I received my Bachelor's degree from the University of Iowa in 1965, my Master's degree in economics in 1967 and a Doctoral degree in economics in 1969 from the University of Michigan, where I was a Woodrow Wilson Fellow and National Science Foundation Fellow. After serving in the U.S. Army, I began my consulting career. In 1973, I joined Charles River Associates Inc. as a specialist in antitrust economics. By the mid-1970s my focus was principally on the economics of energy and network industries. In 1978, I joined Putnam Hayes & Bartlett, Inc., where my consulting practice has focused almost exclusively on network industries, particularly electric utilities. Putnam, Hayes & Bartlett, Inc. merged with Hagler Bailly, Inc. in 1998, and subsequently merged with PA in October 2000.

     During the past 25 years, I have completed numerous assignments for electric utilities; state and federal government agencies and regulatory bodies; energy and equipment companies; research organizations and trade associations; independent power producers and investors; international aid and lending agencies; and foreign governments. While I have worked on most economics-related aspects of the utility sector, a major theme has been public policies and their relation to the operation of utility companies.

     Since about 1988, the main focus of my consulting has been on electric utility industry restructuring, regulatory innovation and privatization. In that year, I began work on the restructuring and privatization of the electric utility industry of the United Kingdom, an

                                                                Exhibit No. JA-1
                                                                    Page 4 of 39


     assignment on which I worked nearly full time through the completion of the restructuring in 1990. I also led a major study of the reorganization of the New Zealand electricity sector, focusing mainly on competition issues in the generating sector. Following privatization of the U.K. industry, I continued to work in the United Kingdom for electricity clients based there and I was also involved in restructuring studies concerning the former Soviet Union, Eastern Europe, the European Union and specific European countries.

     Late in 1993, I returned to the United States, where I have worked on restructuring, regulatory reform and, increasingly, the competitive future of the U.S. electricity industry. In this context, I have testified before the Federal Energy Regulatory Commission (the "Commission") and state commissions on market power issues concerned with several electric utility mergers (including convergence mergers), power pool tariff filings, sales and purchases of jurisdictional assets and market rate applications. More generally, I have testified before state and federal regulatory commissions, federal and state courts and legislatures on numerous matters concerning the electric utility and other network industries. My resume is included as Exhibit No. JA-2.


                II. PURPOSE, SUMMARY OF ANALYSIS AND CONCLUSIONS

Purpose

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. In connection with the Joint Application of E.ON AG ("E.ON"), Powergen plc ("Powergen"), LG&E Energy Corp. ("LG&E Energy"), Louisville Gas and Electric Company ("LG&E") and Kentucky Utilities Company ("KU"), on behalf of themselves and their public utility subsidiaries (collectively, the "Applicants") for a Commission order authorizing indirect transfer of control of jurisdictional facilities, I have been asked to determine the potential competitive impact on U.S. electricity markets of an acquisition by E.ON of the shares of Powergen. My analysis of market power is conducted in a manner consistent with the Competitive Analysis Screen described in

                                                                Exhibit No. JA-1
                                                                    Page 5 of 39


     Order No. 642/1 modifying Appendix A to the Commission's Merger Policy Statement ("Order No. 592"),/2 which is intended to comport with the 1992 U.S. Department of Justice and Federal Trade Commission ("DOJ/FTC") Horizontal Merger Guidelines ("Guidelines"). I also follow the guidelines of Order No. 642 with respect to potential vertical market power issues, such as might arise from Applicants' ownership of coal supplies.


Summary of Analysis and Conclusions

Q. PLEASE SUMMARIZE YOUR PRINCIPAL CONCLUSIONS WITH RESPECT TO HORIZONTAL MARKET POWER.

A. The Applicants' proposed transaction will not result in increases in horizontal market concentration in any relevant market. There is no overlap in markets in which Applicants own generation; indeed, E.ON and its affiliates presently own no operating generation in the United States, and any generation planned by STEAG AG ("STEAG") and its affiliates, in which E.ON has an interest, is located in regions remote from the vast majority of generation affiliated with LG&E Energy. The only, even potential, overlap is in Texas (within The Electric Reliability Council of Texas, Inc., or "ERCOT"),/3 and ERCOT generation is geographically and electrically remote from the generation affiliated with LG&E Energy, which is mostly located in Kentucky, within the East Central Area Reliability Coordination Agreement ("ECAR"). An LG&E Energy affiliate has a 50 percent ownership interest in a 400 MW merchant plant (as well as minority interests in two other generating plants fully under long-term contract) in ERCOT. However, LG&E Energy's affiliated interest that is not under long-term contract is quite


--------
1 Order No. 642, Revised Filing Requirements Under Part 33 of the Commission's Regulations, FERC Stats. & Regs., (Regs. Preambles)P. 31,111
     (2000), order on reh'g, Order No. 642-A, 94 FERCP. 61,289 (2001) ("Revised
     Filing Requirements").

2 Order No. 592, Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, FERC Stats. & Regs., (Regs. Preambles)P. 31,044 (1996), on reconsideration, Order No. 592-A, 79 FERCP. 61,321 (1997).

3 An affiliate of E.ON presently has a joint venture under which there is some generation under development in the Western Systems Coordinating Council ("WSCC"), but Applicants have advised me that termination of the joint venture is likely, with the joint venture partner obtaining the rights to proceed with the development projects. Further, LG&E Energy has interests totaling less than 30 MW of generation in the WSCC, but all of that generation is fully committed under long-term contract. Thus, I have not considered this an overlap of generation.

                                                                Exhibit No. JA-1
                                                                    Page 6 of 39


     small (8 MW). An affiliate of E.ON has a 51 percent ownership interest in a 600 MW merchant plant under development in ERCOT, which the affiliate intends to sell, as well as interests in three plants at such an early stage of development that they properly would not be considered in any market analysis. Given the size of the ERCOT market (installed capacity of about 60,000 MW), this overlap clearly is de minimis and thus qualifies for the exemption from filing a horizontal competitive analysis screen underss.33.3(a)(2) of the Revised Filing Requirements./4


Q. PLEASE SUMMARIZE YOUR PRINCIPAL CONCLUSIONS WITH RESPECT TO VERTICAL MARKET POWER.

A. The proposed transaction also does not create any vertical market power issues arising from control over transmission, potential sites for new generation or fuel supplies and delivery systems.

     First, neither E.ON nor its affiliates owns or controls any transmission facilities in the United States. LG&E and KU, the only Applicants that own transmission (other than interconnection and related facilities associated with specific generating plants), have committed to turn over control of their transmission systems to the Commission-approved Midwest Independent System Operator ("MISO"); subject to a recent settlement agreement, LG&E and KU will remain members of MISO at least until the end of 2002, and thereafter commit to be members of MISO or another fully-functioning, Commission-approved regional transmission organization ("RTO").

     Second, Applicants will not possess dominant control over potential generating sites.

     Third, Applicants have no market power in fuel supplies that they could use to frustrate entry or increase rivals' costs. A potential issue arises in the proposed transaction because of E.ON's minority ownership interest in RAG AG ("RAG"). RAG's indirect subsidiary, RAG American Coal Holding, Inc., operates mines in the Appalachian,


--------
4 Throughout my testimony, I have treated E.ON's interests in STEAG and RAG AG and their affiliates as if E.ON controls 100 percent of those entities. As described in the Application, E.ON in fact does not have control over those entities.

                                                                Exhibit No. JA-1
                                                                    Page 7 of 39


     Illinois and Powder River Basins, and supplies coal to a number of generating stations in ECAR and surrounding regions. The combination of the ownership of coal supplies affiliated with E.ON and electric generation affiliated with LG&E Energy does not give rise to vertical market power concerns discussed by the Commission in Order No. 642 and in orders regarding convergence mergers. With a minor exception, the relevant downstream markets are shown to be competitive (i.e., not highly concentrated) following the analytical requirements set forth in ss. 33.4 of the Revised Filing Requirements. The relevant upstream markets also are unconcentrated, indicating that the competitive conditions that are necessary for a successful vertical foreclosure strategy are not present.


Q. PLEASE SUMMARIZE YOUR OVERALL CONCLUSIONS WITH RESPECT TO THE EFFECTS OF THE PROPOSED TRANSACTION ON COMPETITION.

A. Based on the analyses that I have conducted, I conclude that the proposed transaction will not adversely impact competition in any relevant product or geographic market or enable Applicants to raise prices above the levels they would have been able to charge if the proposed transaction did not take place. On this basis, I recommend that the Commission find that the proposed transaction will not adversely affect competition in the relevant markets.


Organization of Testimony

Q.   HOW IS THE REMAINDER OF YOUR TESTIMONY ORGANIZED?

A. In Section III, I outline the Applicants' business operations. Section IV describes the economic framework used in the analysis as set out in the Commission's Order No. 642. My analysis of the proposed transaction's horizontal competitive impact is included in Section V. My analysis of the proposed transaction's vertical impact is included in Section VI. Section VII contains my conclusions.

                                                                Exhibit No. JA-1
                                                                    Page 8 of 39


                        III. DESCRIPTION OF THE PARTIES

LG&E Energy

Q.   PLEASE DESCRIBE LG&E ENERGY.

A. LG&E Energy is a subsidiary of Powergen, which is an integrated gas and electricity company in the United Kingdom that has interests in electricity generation, distribution and supply. LG&E Energy is a utility holding company with two principal utility operating subsidiaries: LG&E and KU.

     LG&E is a combination gas and electric utility serving customers in Louisville and adjacent areas in Kentucky. LG&E owns 2,717 MW (summer) of generation, of which approximately 2,500 MW is coal-fired. The remainder includes gas- or oil-fired generation and hydro. LG&E provides retail natural gas service in Louisville and neighboring counties. It is connected to two interstate pipeline companies and operates an underground gas storage field.

     KU is an electric utility serving customers in Kentucky, Virginia (d/b/a Old Dominion Power Company) and Tennessee. KU owns 3,856 MW (summer) of generation, of which approximately 3,000 MW is coal-fired.

     LG&E Energy is in the process of adding two peaking units totaling 283 MW expected to be operational by the summer of 2001. Other peaking units will be added in 2002 and 2004.

     Combined, LG&E and KU own a 7.4 percent share of Ohio Valley Electric Corporation ("OVEC"). OVEC owns a 1,075 MW generating station and its wholly-owned subsidiary, Indiana Kentucky Electric Corp., owns a 1,290 MW generating station, both of which supply power to the U.S. Department of Energy. LG&E and KU have exercised their right to their pro rata share of OVEC which will be up to 200 MW in 2002 and beyond, absent some other disposition of this capacity.

     KU owns 20 percent of Electric Energy, Inc. ("EEI"), which owns and operates a 1,014 MW plant at Joppa, Illinois that serves the Paducah, Kentucky uranium enrichment plant.

                                                                Exhibit No. JA-1
                                                                    Page 9 of 39


     Western Kentucky Energy Corporation ("WKEC") is an exempt wholesale generator ("EWG") and leases and operates generating facilities owned by Big Rivers Electric Corporation ("Big Rivers"). WKEC operates Big Rivers' coal-fired facilities and a combustion turbine, and WKE Station Two, Inc. operates and maintains the Station Two generating facility of the City of Henderson, Kentucky ("Henderson"). The combined generating capacity of these facilities is approximately 1,700 MW, net of Henderson's capacity and energy needs from Station Two. Approximately 85 percent of the output is under long-term contract back to Big Rivers./5

     Affiliates of LG&E Energy have ownership interests in a number of qualifying facilities ("QF") projects and EWGs as shown below:

                                  Ownership
          Facility              MW      Share         Location      Type                  Long-Term Contract
          --------              --      -----         --------      ----                  ------------------
Existing Generation
-------------------
ROVA (2 units)                  209.0    50.00%    North Carolina   Coal      100% to Dominion Virginia Power
Gregory                         400.0    50.00%    Texas            NG          88% to Dynegy, ~8% to Reynolds
Ferndale                        245.0     5.00%    Washington       NG        100% to Puget Sound Energy, Inc
Paris                           223.0     6.00%    Texas            NG        100% to TXU Electric Company
San Gorgonio (4 projects)        34.5    50.00%    California       Wind      100% to Southern California Edison
Buffalo Ridge                    21.9    50.00%    Minnesota        Wind      100% to Northern States Power Co.
West Texas Windplant             33.6    33.39%    Texas            Wind      100% to Lower Colorado River Authority
-------------------------------------------------------------------------------------------------------------------------

Generation Under Construction
-----------------------------
Monroe (ISD - Jun-01)           450.0   100.00%    Georgia          NG        Merchant plant
-------------------------------------------------------------------------------------------------------------------------

Generation Under Development
----------------------------
Tiger Creek (ISD - Jun-03)      600.0   100.00%    Georgia          NG        Merchant plant


     LG&E Energy Marketing ("LEM"), a wholly-owned subsidiary of LG&E Energy, is a power marketer. LEM has a long-term contract with Oglethorpe Power Corporation ("Oglethorpe") under which LEM is entitled to 50 percent of the output of Oglethorpe's power production and long-term contracts and is obligated to serve approximately 50 percent of Oglethorpe's energy requirements. There has not been any excess energy available for LEM to market in connection with this contract since 1997, nor is any excess anticipated for the duration of the contract.


--------
5 For purposes of my analysis, I conservatively treated Big Rivers' facilities as controlled by Applicants.

                                                                Exhibit No. JA-1
                                                                   Page 10 of 39


Powergen

Q.   PLEASE DESCRIBE POWERGEN.

A. Powergen, the parent company of LG&E Energy, is an integrated gas and electricity company in the United Kingdom whose principal operating company is Powergen UK plc ("Powergen UK"). Powergen UK owns and operates approximately 10,000 MW of generation in England and Wales; develops and operates large scale combined heat and power plants; distributes electricity; trades natural gas, oil and electricity in the United Kingdom and Europe; and owns approximately 2,100 MW of generation outside of the United Kingdom and United States.

     Other than through LG&E Energy and its affiliates, Powergen owns no generation in the United States.


E.ON

Q.   PLEASE DESCRIBE E.ON.

A. E.ON, headquartered in Dusseldorf, Germany, is the world's largest investor-owned utility.

     E.ON has a 37.1 percent direct and 2.1 percent indirect ownership share in RAG, which owns all operating coal mines in Germany and owns indirectly, through RAG Coal International AG, certain coal mines in the Appalachian, midwestern and mountain west regions of the United States. The companies operating the U.S. mines include RAG American Coal Company and Riverton Coal Company (collectively, "RAG American"). A map of RAG American coal mining operations is included as Exhibit No. JA-3.

     RAG has a 72.2 percent interest in STEAG. E.ON also has a separate 13 percent indirect interest in STEAG. STEAG is involved in power generation in Germany, power development internationally and electronic systems.

     None of E.ON, RAG or STEAG own any generation in operation in the United States.

     STEAG presently has a 50-50 joint venture in the United States with Avista Corporation - Avista-STEAG LLC - for the purpose of building and operating independent power

                                                                Exhibit No. JA-1
                                                                   Page 11 of 39


     projects. Applicants have advised me that termination of the joint venture agreement with Avista Corporation is likely, and that Avista will proceed with the projects under development. Avista-STEAG LLC has three U.S. projects that are expected to be taken over by Avista: a 95 MW plant in Longview, Washington expected to be in service in early-2002; a second, 250 MW plant at the same location expected to be in service in mid-2003; and a 500 MW plant in Coolidge, Arizona expected to be in service in 2004. In any event, these facilities are in the WSCC region and therefore are geographically and electrically remote from LG&E Energy's affiliated generation.

     STEAG Power LLC ("STEAG Power"), a wholly-owned subsidiary of STEAG AG, was established to finance and operate fossil-fuel fired generation in the United States independent of the joint venture with Avista. Its projects under development are shown below.

                                         Ownership                     Long-Term
            Facility             MW        Share      Location   Type  Contract
            --------             --        -----      --------   ----  ---------
Generation Under Development
----------------------------
Brazos Valley (ISD - 03)            600       51%     Texas      NG    None yet
Watermill (ISD - 04)           600-1200      100%     Texas      NG    Merchant
Nueces Energy (ISD - 04)            500      100%     Texas      NG    Merchant
Angelina (ISD - 04)                 300      100%     Texas      NG    Merchant


         I have been advised that STEAG Power intends to sell its share of Brazos Valley to its partner, NRG Energy, Inc., following financial closing (expected in June 2001). All of these facilities are in ERCOT and are electrically remote from LG&E Energy's affiliated generation. Moreover, all of the projects (other than Brazos Valley) are early development projects and are not sufficiently advanced to be included in a market analysis.

                                                                Exhibit No. JA-1
                                                                   Page 12 of 39


                         IV. FRAMEWORK FOR THE ANALYSIS


Introduction

Q. WHAT ARE THE GENERAL MARKET POWER ISSUES RAISED BY MERGER/ACQUISITION PROPOSALS?

A. Market power analysis of a merger or acquisition proposal examines whether the proposed transaction would cause a material increase in the merging firms' market power or a significant reduction in the competitiveness of relevant markets. Market power is defined as the ability of a firm or group of firms to sustain profitably a significant increase in the price of their products above a competitive level./6

     In merger analyses, the critical issue is the change in market competitiveness due to the merger. While the pre-merger competitiveness of markets may, as under the DOJ/FTC Guidelines, affect the amount of such change that is acceptable, the focus remains on the change in market competitiveness caused by the merger.

     This focus on the effects of the merger means that the merger analysis examines those business areas where the merging firms are competitors. In most instances, the merger will not affect competition in markets in which the merging firms do not compete. Analysis of the effects of a merger on market power in businesses in which the merging firms both participate is sometimes referred to as horizontal market power assessment. In E.ON's proposed acquisition of the shares of Powergen, therefore, the focus is properly on those markets in which both firms are actual or potential competitors. The analysis is intended to measure the adverse impact, if any, of the elimination of a competitor as a result of the combination.

     Vertical market effects of the merger relate to the merging firms' ability and incentives to use their market position over a product or service to affect competition in a related business or market. For example, vertical effects could result if the merger of two electric utilities created an opportunity and incentive to operate transmission in a manner

--------
6 As used in this Section, the term "merger" is intended to encompass various forms of transactions, including this proposed transaction, that are subject to the Commission's jurisdiction under section 203 of the Federal Power Act.

                                                                Exhibit No. JA-1
                                                                   Page 13 of 39


     that created market power for the generation activity of the merged company that did not exist previously. More generally, mergers with suppliers of inputs to generation, particularly gas transmission providers, have been identified as requiring an analysis of potential vertical market power. The Commission also has identified vertical market power as arising from dominant control over potential generation sites or over fuel supplies and delivery systems, which allows the merged firm to frustrate entry of competitors into the relevant markets. These are issues that could undercut the presumption that long-run generation markets are competitive.


Q.   WHAT ARE THE MAIN ELEMENTS IN DEVELOPING AN ANALYSIS OF MARKET POWER?

A. Understanding the competitive impact of a merger requires defining the relevant market (or markets) in which the merging firms participate. Participants in a relevant market include all suppliers, and in some instances potential suppliers, who can compete to supply the products produced by the merging parties and whose ability to do so diminishes the ability of the merging parties to increase prices. Hence, determining the scope of a market is fundamentally an analysis of the potential for competitors to respond to an attempted price increase. Typically, markets are defined in two dimensions: geographic and product. Thus, the relevant market is composed of companies that can supply a given product (or its close substitute) to customers in a given geographic area.


Q. HOW HAS THE COMMISSION TYPICALLY EXAMINED PROPOSED MERGERS INVOLVING ELECTRIC UTILITIES?

A. With the issuance of Order No. 592 in December 1996, the Commission adopted a "delivered price test." Appendix A (the "Competitive Analysis Screen") of Order No. 592 outlined a detailed analytic method that applicants were required to follow in their applications and that the Commission used in screening the competitive impact of mergers. If a proposed merger raised no market power concerns (i.e., passed the Competitive Analysis Screen), the inquiry was generally complete. If a proposed merger raised potential market power concerns, applicants could propose mitigation measures at the time of application. The Commission's Revised Filing Requirements affirmed the

                                                                Exhibit No. JA-1
                                                                   Page 14 of 39


     screening approach to horizontal mergers consistent with the Appendix A analysis set forth in Order No. 592 and codified a screening approach for vertical mergers.


Product Markets

Q.   WHAT PRODUCTS HAS THE COMMISSION GENERALLY CONSIDERED?

A. The Commission generally has defined the relevant electricity product markets to be long-term capacity, short-term capacity ("Uncommitted Capacity") and non-firm energy ("Available Economic Capacity" and "Economic Capacity"). The Commission has determined that long-term capacity markets are presumed to be competitive, unless special factors exist that limit the ability of new generation to be sited or to receive fuel.

     In Order No. 642, the Commission set out several vertical issues potentially arising from mergers with input suppliers. The principal issue identified is whether the merger may create or enhance the ability of the merged firm to exercise market power in downstream electricity markets by control over the supply of inputs to rival producers of electricity. Three potential abuses have been identified: the upstream firm acts to raise rivals' costs or to foreclose them from the market in order to increase prices received by the downstream affiliate; the upstream firm acts to facilitate collusion among downstream firms; or transactions between vertical affiliates are used to frustrate regulatory oversight of the cost/price relationship of prices charged by the downstream electricity supplier./7 The downstream products to be analyzed in a vertical analysis are the same as in the horizontal analysis.

     The Commission also has considered competition in transmission services and has examined whether the combination of ownership of transmission facilities creates the opportunity or incentive for the merging parties to restrict access to transmission. Given that only LG&E and KU own transmission facilities, this concern is not present here.

--------
7 The issue of regulatory evasion arises from self-dealing between the newly vertically linked affiliates of the merged firm.

                                                                Exhibit No. JA-1
                                                                   Page 15 of 39


Geographic Markets

Q.   HOW HAS THE COMMISSION ANALYZED GEOGRAPHIC MARKETS?

A. To examine geographic markets, the Commission traditionally has focused on the utilities that are directly interconnected to the applicants. Each utility that is directly interconnected to the applicants is considered a separate "destination market." Additionally, the Commission has suggested that utilities which historically have been customers of applicants are also potential "destination markets."

     The supply alternatives to each destination market are defined using the "delivered price test," which identifies suppliers that can reach a destination market at a cost no more than 5 percent over the pre-merger market price. The supply is considered economic if a supplier's generation can be delivered to a destination market, including delivery costs (which include transmission rates, transmission losses and ancillary services), at a cost that is within 105 percent of the destination market price. Physical transmission constraints also are taken into consideration in determining the potential supply to the destination market. Thus, competing suppliers are not defined by bright lines. Competing suppliers are defined as those who have capacity (energy) that is physically and economically deliverable to the destination market. Their importance in the market (i.e., their market share) is determined by the amount of such capacity. Applicants are directed to allocate available transmission capability among potential suppliers and justify the methodology used.

     This test is intended to be a conservative screen to determine whether further analysis of market power is necessary. If the competitive screen analysis shows that a company will not be able to exercise market power in its first-tier destination markets, it generally follows that the applicants will not have market power in more broadly defined and more geographically remote markets. The screen is the first step in determining whether there is a need for further investigation. If the screening test is not passed, leaving open the question whether the merger will create market power, the Commission invites applicants to propose mitigation remedies targeted to reduce potential anti-competitive effects to safe harbor levels. In the alternative, the Commission will undertake a proceeding to determine whether unmitigated market power concerns mean that the merger is contrary

                                                                Exhibit No. JA-1
                                                                   Page 16 of 39


     to the public interest. Section 33(a)(2) of the Revised Filing Requirements also provides an exemption to filing a horizontal Competitive Analysis Screen if an applicant "[a]ffirmatively demonstrates that the merging parties do not currently conduct business in the same geographic markets or that the extent of the business transactions in the same geographic markets is de minimis."/8 As I demonstrate below, this exemption is applicable in the instant case.

     With respect to the vertical analysis, the Commission provides that the downstream market is to be defined in the same manner as in the horizontal analysis. For upstream markets, the relevant geographic market has not been defined by the Commission. In concept, it should include the area in which supplies to generators competing in the downstream market are located. The Commission suggested in Dominion/9 that the market includes sellers that can provide competitive alternatives, such as those that can provide transportation capacity on comparable terms to those offered by the merging firms.


Concentration Thresholds

Q. WHAT FRAMEWORK DOES THE COMMISSION USE TO DETERMINE WHETHER A MERGER POSES POTENTIAL MARKET POWER CONCERNS?

A. The Commission has adopted the DOJ/FTC Guidelines for measuring market concentration levels by the Herfindal-Hirschman Index ("HHI"). To determine whether a proposed merger will have a significant anti-competitive impact, the DOJ and FTC consider the level of the HHI after the merger (the post-merger HHI) and the change in the HHI that results from the combination of the market shares of the merging entities. Markets with a post-merger HHI of less than 1000 are considered "unconcentrated." The DOJ and FTC generally consider mergers in such markets to have no anti-competitive impact. Markets with post-merger HHIs of 1000 to 1800 are considered "moderately concentrated." In those markets, mergers that result in an HHI change of 100 points or fewer are considered unlikely to have anti-competitive effects. Finally, post-merger


--------
8    Revised Filing Requirements,ss.33.3(a)(2)(i).

9 Dominion Resources, Inc. and Consolidated Natural Gas Company, 89 FERCP. 61,162 (1999) ("Dominion").

                                                                Exhibit No. JA-1
                                                                   Page 17 of 39


     HHIs of more than 1800 are considered to indicate "highly concentrated" markets. The Guidelines suggest that in these markets, mergers that increase the HHI by 50 points or fewer are unlikely to have a significant anti-competitive impact, while mergers that increase the HHI by more than 100 points are considered likely to reduce market competitiveness.


Q. ARE THESE CONCENTRATION LEVELS APPLIED SIMILARLY IN BOTH THE HORIZONTAL AND VERTICAL ANALYSES?

A. Broadly, yes. However, as I note below, while the focus of the horizontal screening analysis is on the change in market structure, the Commission's vertical screen is concerned with the structure of the market post-merger rather than the change in market structure. The vertical screen focuses on whether or not the market structure is highly concentrated (i.e., an HHI of over 1,800).


                   V. HORIZONTAL COMPETITIVE ANALYSIS SCREEN

Q. YOU STATED EARLIER THAT A HORIZONTAL COMPETITIVE ANALYSIS SCREEN NEED NOT BE FILED IN THIS PROPOSED TRANSACTION. PLEASE EXPLAIN.

A. In this proposed transaction, there is no overlap whatsoever between Applicants with respect to generation that is owned or controlled. While LG&E Energy and its affiliates presently own generation in the United States, E.ON and its affiliates do not. Neither E.ON nor its affiliates is involved in electricity wholesale trading activities in the United States. Thus, "the merging entities do not currently conduct business in the same geographic markets" and, therefore, qualify for the exemption provided for in ss. 33(a)(2)(i) of the Revised Filing Requirements.

     To the extent planned generation is relevant in determining whether there is an overlap in Applicants' business activities, the only, even potential, overlap arises because LG&E Energy affiliates have an ownership share of generation in Texas (ERCOT), and an E.ON affiliate has an ownership share in a number of plants that are being developed in Texas. However, LG&E Energy's affiliated interests in ERCOT that are not under long-term

                                                                Exhibit No. JA-1
                                                                   Page 18 of 39


     contract are quite small (8 MW),/10 and E.ON's affiliated interests in ERCOT are either in a plant in which the affiliate intends to sell its share or in plants in the very early stages of development./11 Given these facts, and the size of the ERCOT market (in excess of 60,000 MW of installed generation), the overlap is inconsequential. As I noted earlier, the Avista-STEAG joint venture has some generation under development in the WSCC, but Applicants have advised me that termination of the joint venture is likely and the joint venture partner will obtain the rights to proceed with the development projects. And, although LG&E Energy has interests in a small amount of generation in the WSCC (its share is less than 30 MW), all of that generation is fully committed under long-term contract. Thus, I have not considered this an overlap of generation. Thus, "the extent of the business transactions in the same geographic markets is de minimis" and, therefore, the proposed transaction also qualifies for an exemption from a horizontal Competitive Analysis Screen based on the alternative ground provided for in ss. 33(a)(2)(i) of the Revised Filing Requirements.


                           VI. VERTICAL MARKET POWER


Q. WHAT ARE THE VERTICAL ISSUES THAT THE COMMISSION HAS FOUND REQUIRE INVESTIGATION IN THE CONTEXT OF MERGERS?

A. The Commission has expressed concern about potential market power arising from mergers between an electric utility and an input supplier. In Order No. 642, the Commission stated that vertical mergers "may create or enhance the incentive and/or ability for the merged firm to adversely affect prices and output in the downstream electricity market and to discourage entry by new generators."/12 The Commission had addressed vertical market power issues earlier in its orders in Enova, Dominion, Brooklyn Union Gas and NiSource, which were mergers involving gas transmission pipelines


--------
10 The 8 MW consists of LG&E Energy's share of a 400 MW plant that is not under long-term contract. LG&E Energy's minority shares in other generation in Texas are fully committed under long-term contracts.

11 As described earlier, STEAG Power, LLC plans shortly to sell its interest in a 600 MW plant that is expected to be on line in 2003; other planned units in Texas would not be in service until 2004, if completed. Moreover, as explained in the Application, E.ON does not control STEAG or STEAG's affiliates.

12   Revised Filing Requirements,P. 31,111 at 31,904.

                                                                Exhibit No. JA-1
                                                                   Page 19 of 39


     and/or gas distribution companies./13 The only Commission decision that I am aware of involving an electric utility combining with a coal supplier was El Paso-Coastal./14

     The main areas of concern that the Commission has expressed are: (1) the creation of incentives for the upstream activities to raise costs for rivals of the downstream electricity generation affiliate; (2) the enhanced ability to facilitate coordination of pricing in upstream or downstream markets; and (3) the enhanced ability to evade regulation, primarily through self dealing.

     The Commission also has expressed concerns that convergence mergers involving an upstream supplier serving the downstream merger partner, as well as competitors of that partner, could result in preferential terms of service and that an upstream supplier serving electric generation could provide commercially valuable information to newly affiliated electricity generating or marketing operations. My analysis examines each of these areas. As demonstrated below, none of these concerns is raised by this proposed transaction.


Q.   PLEASE ELABORATE.

A. Foreclosure, or raising rivals' costs, refers to a situation in which a vertically integrated firm withholds inputs produced in its upstream operations (e.g., delivered coal) from rivals in the downstream (e.g., electric generation) market in order to increase the costs of downstream rivals, thereby increasing downstream market prices and creating an opportunity for the integrated firm to achieve increased profits from its downstream operations.

     If the vertically integrated firm exercises market power in the upstream market after the proposed transaction, the costs to rivals in the downstream market could increase. However, if competitors in the downstream market have adequate alternatives to electricity produced using the upstream product (or, more generally, if the downstream market is competitive), the merged firms cannot exercise vertical market power.


--------
13 Enova Corp. and Pacific Enterprises, 79 FERCP. 61,372 (1997) ("Enova"); Dominion; Long Island Lighting Co., 80 FERCP. 61,035 (1997) ("Brooklyn Union Gas"); and NiSource, Inc. and Columbia Energy Group, 92 FERCP. 61,068
     (2000) ("NiSource").

14   El Paso Energy Corporation and The Coastal Corporation, 92 FERCP. 61,076
     (2000) ("El Paso-Coastal").

                                                                Exhibit No. JA-1
                                                                   Page 20 of 39


     Moreover, if conditions in the upstream market are not conducive to the exercise of market power (i.e., the upstream market is competitive), an attempt to raise rivals' cost will be unsuccessful. Similarly, if the upstream or downstream markets are sufficiently competitive, there should be no issue of anticompetitive coordination.


Q. WHAT STEPS DID YOU FOLLOW IN PERFORMING YOUR ANALYSIS OF VERTICAL COMPETITIVE IMPACTS?

A. My analysis is consistent with the Commission's analytic framework set forth in Section 33.4 of the Revised Filing Requirements. Briefly, that framework requires that relevant upstream (coal) and downstream (electricity) geographic markets be defined. The structure of downstream markets is analyzed using the same delivered price test methodology as the Commission has mandated for horizontal market power analysis with two modifications. First, coal-fired generation is deemed to be controlled by (i.e., is assigned to) its coal supplier rather than to its owner. Second, whereas the focus of the horizontal screening analysis is on the change in market structure, the downstream portion of the vertical screen is not directly concerned with the concentrating effects of the merger per se but only with the structure of the market post-merger. The analysis of the upstream market requires that the control of coal supplies be examined.

     The Commission has determined that a high degree of concentration (i.e., an HHI of over 1,800) in both the upstream and downstream markets is a necessary (but not sufficient) pre-condition for the exercise of market power. As demonstrated infra, neither the upstream nor the downstream markets are highly concentrated. Hence, the screen is passed.


Defining Relevant Products and Geographic Markets

Q.   WHAT ARE THE RELEVANT DOWNSTREAM PRODUCTS?

A.   The relevant downstream product is wholesale electric energy.

                                                                Exhibit No. JA-1
                                                                   Page 21 of 39


Q.   WHAT ARE THE RELEVANT DOWNSTREAM GEOGRAPHIC MARKETS?

A. The relevant downstream geographic markets consist of portions of ECAR, Mid-America Interconnected Network, Inc. ("MAIN") and the Tennessee Valley Authority "(TVA"), which is part of the Southeastern Electric Reliability Council ("SERC"). These regions contain the destination markets that represent the direct interconnections of LG&E and KU.


Q.   WHAT ARE THE RELEVANT UPSTREAM PRODUCTS?

A. The relevant upstream product is steam coal used in electric power generation.


Q.   WHAT IS THE RELEVANT UPSTREAM GEOGRAPHIC MARKET WITH RESPECT TO STEAM COAL?

A. In concept, the relevant upstream geographic market for steam coal is the geographic areas from which coal is supplied to generators who can compete to supply electricity to serve the relevant downstream markets. There are no bright lines around this area. I proffer two potential definitions of the upstream geographic market. First, the market is defined specifically by the supplies (suppliers) to generating plants in ECAR, MAIN and to TVA. This downstream generation region encompasses all of the relevant destination markets that form the relevant downstream markets (i.e., direct interconnections of LG&E and KU) and all of the utilities directly interconnected with those direct interconnections./15 This market definition includes all actual coal suppliers to generating plants in this region, regardless of the location of their coal supplies, but it does not take into consideration potential alternative supplies. Thus, under this definition, potential supplies from coal supply regions are included in the market only insofar as they actually ship coal to the region.


--------
15 Direct interconnections of LG&E and KU include: American Electric Power Co. Inc. ("AEP"), Cinergy Corp. ("Cinergy"), East Kentucky Power Coop ("EKPC"), Southern Indiana Gas & Electric Co. ("SIGE") and Big Rivers ("BREC") in ECAR; Ameren Corp. and Illinois Power Co. in MAIN; and TVA in SERC. Generation controlled by LG&E, KU and their first-tier interconnections represent approximately 40 percent of ECAR generation and 30 percent of MAIN generation. Taking into consideration utilities directly interconnected to first-tier interconnections of LG&E and KU increases those shares to almost 100 percent and 90 percent, respectively. Thus, the inclusion of all of ECAR and MAIN is reasonable. Nevertheless, I also consider more narrowly defined upstream markets as a sensitivity analysis, as discussed below.

                                                                Exhibit No. JA-1
                                                                   Page 22 of 39


     An alternative market definition is potentially broader in that it appropriately attempts to capture potential alternative suppliers. The upstream market in this instance is defined by the geographic, as opposed to the actual supplier-specific, source of coal supplies to generating plants in ECAR, MAIN and TVA. Thus, for example, if some of the supply is actually obtained from Powder River Basin ("PRB") mines, it is assumed that other PRB mines reasonably could also supply the relevant downstream generation.


Q. WHAT IS THE PRINCIPAL FOCUS OF YOUR ANALYSIS OF POTENTIAL VERTICAL MARKET POWER?

A. The Commission has stated that a necessary condition for a convergence merger to cause a vertical concern is that both the upstream and downstream markets are highly concentrated: "highly concentrated upstream and downstream markets are necessary, but not sufficient, conditions for a vertical foreclosure strategy to be effective."/16 Thus, if the downstream market is not concentrated, a formal analysis of the structure of the upstream market is not necessary and vice versa. For the sake of thoroughness, I have included an analysis of both the upstream and downstream markets and demonstrate that neither is highly concentrated, although demonstrating that one of those markets is not highly concentrated would have been sufficient.


Analyzing Competitive Conditions in Downstream Market

Q. PLEASE SUMMARIZE THE METHODOLOGY THAT YOU USED TO ANALYZE THE VERTICAL COMPETITIVE EFFECTS OF THE PROPOSED TRANSACTION.

A. I evaluated the competitive effects of the proposed transaction using the methodology described in Order No. 642, as summarized above. I used PA's Competitive Analysis Screening model ("CASm"), which implements the delivered price test and other required calculations, to do the required analysis of the downstream portion of the vertical analysis. The source and methodology for the data required to conduct


--------
16   Revised Filing Requirements,P. 31,111 at 31,911.

                                                                Exhibit No. JA-1
                                                                   Page 23 of 39


     the delivered price test in CASm are described in Exhibit No. JA-4. A technical description of CASm is provided in Exhibit No. JA-5.


Q.   WHAT ANALYSIS DID YOU CONDUCT OF THE DOWNSTREAM MARKET?

A. I analyzed the downstream market, first, by identifying the upstream coal suppliers who sell or deliver inputs to each of the generating units in the downstream market and, second, by assigning a market share to all generation capacity served by the same input supplier.

     I note that although the Commission's approach to attributing downstream shares to upstream suppliers was largely devised with gas-electric convergence mergers in mind, it is not limited to those types of combinations. Rather, Order No. 642 focuses generally on upstream inputs to electric generation, which the Commission defines to include fuel, transportation and turbines./17 I have followed that approach with respect to coal suppliers in this analysis.

     As the Commission has noted, because multiple suppliers often serve a single generating plant, an approach is required for allocation of that downstream capacity./18 I chose two approaches for the allocation of generating capacity to relevant upstream coal suppliers. First, I allocated shares on a pro rata basis based on actual deliveries in 1999./19 For example, if there were five coal companies supplying varying shares to a generating unit, say 60%, 20%, 10%, 5% and 5%, I assigned the generating station to the coal suppliers based on these shares. I refer to this as the "pro rata method." Second, I allocated shares based on the total number of suppliers to each generating station. Using the same example as in the first approach, i.e., five suppliers of varying shares, I simply assigned each supplier an equal, 20 percent share. I refer to this as the "equal share method."

--------
17   Revised Filing Requirements,P. 31,111 at 31,904 n. 84.

18   Dominion, Attachment.

19 I relied on 1999 data because the FERC Form 423 (Cost and Quality of Fuels) data were more complete for that year. This dataset is becoming increasingly incomplete as EWGs and other unregulated entities are not filing such data. I was able to fill in some missing data by examining earlier vintages of Form 423 and through information provided by RDI in its CoalDat database. A summary of the data sources and methodology is included in the next section of my testimony, and additional details are included in Exhibit No. JA-4.

                                                                Exhibit No. JA-1
                                                                   Page 24 of 39


     To the extent that I could not determine a power plant's coal supply, the capacity remained with the generation owner./20


Q. PRIOR TO PERFORMING THIS ATTRIBUTION ANALYSIS, DID YOU EVALUATE THE "HORIZONTAL" STRUCTURE OF THE ELECTRICITY MARKET?

A. Yes, Exhibit No. JA-6 reflects the results for the destination markets that include the LG&E/KU control area and its first tier interconnections./21 However, a horizontal market structure analysis such as this is not required - or even contemplated - in the Revised Filing Requirements for vertical mergers and, further, is not necessarily relevant. The fact that most of the destination markets are highly concentrated, as shown in the Exhibit, is interesting, but in no way dispositive of the vertical impact of this proposed transaction on electricity markets. Such an analysis provides no insight into the impact of this proposed transaction on competition in relevant markets.


Q. WHAT DID YOUR ANALYSES OF THE DOWNSTREAM MARKET IN THE CONSTRUCT OF THE VERTICAL SCREEN SHOW?

A. Under both methods for attributing generation to coal suppliers (i.e., pro rata and equal share attribution), I found that the relevant destination markets in ECAR, MAIN and TVA are not highly concentrated (HHIs below
     1800), as shown in Exhibit Nos. JA-7 and -8, with one exception. In fact, with that one exception, the destination markets are generally unconcentrated, with moderately concentrated markets (HHIs between 1000 and 1800) for some time periods in some markets. This is not surprising, given the


--------
20 Data were available for actual coal deliveries to 97 percent (by MWs) of the ECAR coal-fired generation, 89 percent of the MAIN generation and 95 percent of the TVA generation. Based on RDI data and other information, I was able to estimate deliveries to some of that generation such that, in the end, only one percent of ECAR coal-fired generation and three percent of MAIN coal-fired generation - mostly comprised of NUG and municipally-owned generation - remained attributed to the generation owners.

21 I also reviewed data of historical sales by LG&E and KU to determine whether any additional destination markets would be relevant. The customers that are not first-tier to LG&E Energy either receive small amounts of energy from LG&E and KU (i.e., less than $500,000), or their purchases from LG&E or KU constitute an insignificant portion of their total purchases. The sole exception is the Southeastern Power Administration ("SEPA"), which is at least three wheels away from LG&E (via TVA and Duke or Southern), and hence the competitive alternatives for SEPA in the context of this proposed transaction should be reflected adequately by the TVA destination market.

                                                                Exhibit No. JA-1
                                                                   Page 25 of 39


     diversity of coal supply both in terms of the number of suppliers and the regions of supply, as well as the high proportion of coal-fired generation in the region. The one exception is the Southern Indiana Gas & Electric ("SIGE") destination market, which is mostly moderately concentrated under the equal share attribution method (Exhibit No. JA-8), but highly concentrated in some time periods with the pro rata attribution method (Exhibit No. JA-7). This latter result occurs because the market is relatively small (i.e., poorly interconnected), and two major coal suppliers (unrelated to Applicants) provide a large share of coal to SIGE's generating plants. This result is not systematic, and only occurs for the more conservative of the allocation methods. I, therefore, find that overall, the downstream markets are not highly concentrated. Thus, the proposed transaction readily meets the standard in Order No. 642.

     In my analysis that attributes downstream generation capacity to coal suppliers, I attributed about 4,000 MW of coal-fired generation in ECAR, MAIN and TVA to Applicants (i.e., the coal generation served by RAG),/22 as shown on page one of Exhibit No. JA-9. This attribution implicitly assumes that Applicants could foreclose coal supply to these rivals or otherwise raise their delivered fuel costs. In reality, this attribution of 4,000 MW substantially overstates any ability of coal suppliers, in general, and Applicants, in particular, to raise coal supply costs to the particular rivals at issue here. This is largely because I have attributed this generation to Applicants even if there are ready alternatives to RAG as a supplier to the generating stations. In fact, as I discuss below, there are only five generating stations (totaling approximately 4,000 MW, with a pro rata share of approximately 1,600 MW) for which RAG represents the largest supplier in 1999 or 2000, and only one generating station (Gallagher) for which RAG is a majority supplier (in 2000). Further, as the Commission recognized in its Dominion order, while the screen calls for attributing generating capacity to the upstream supplier, this does not imply a degree of control of, or economic interest in, the output of the generator remotely on a par with actual ownership./23


--------
22   This is based on the pro rata method.

23 In Dominion, the Commission noted that "Applicants have no operational control over generation owned exclusively by others pre- or post-merger, regardless of the fuel supply arrangements." Dominion, Attachment.

                                                                Exhibit No. JA-1
                                                                   Page 26 of 39


     In sum, my analysis demonstrates that competitive conditions in the downstream market are not conducive to the exercise of vertical market power. Under Order No. 642, this means that the proposed transaction does not raise vertical market power concerns./24 Nevertheless, my analysis of competitive conditions in the upstream market follows.


Competitive Conditions in Upstream Markets

Q. IN EXAMINING COMPETITIVE CONDITIONS IN UPSTREAM MARKETS, WHAT PRODUCTS DID YOU EXAMINE?

A.   As I noted earlier, I examined steam coal as the relevant product.


Q.   PLEASE DESCRIBE THE GEOGRAPHIC LANDSCAPE OF U.S. COAL PRODUCTION.

A. There are a number of coal producing regions in the United States. The U.S. Department of Energy divides coal production into three broad regions:
     Appalachia, Interior and West. Appalachia represented 36 percent of total U.S. production in 1999, Interior represented 16 percent and West represented 48 percent. Western coal, which generally has a lower sulfur content (but also a lower heat content) than Appalachian coal, has been growing in importance for the last decade, and only in the last few years began accounting for a higher proportion of coal production than Appalachia. Other sources define coal producing regions as the Appalachian region, the Illinois Basin and the Powder River Basin in Wyoming as well as a number of smaller areas, as shown on the map below.

--------
24   Revised Filing Requirements,P. 31,111 at 31,904.

                                                                Exhibit No. JA-1
                                                                   Page 27 of 39


                                U.S. Coal Basins

                               [GRAPHIC OMITTED]




Source:  EnergyInsight, FT Energy.



                               INSERT TABLE HERE


Q. WHAT IS THE GEOGRAPHIC SOURCE OF THE COAL THAT SUPPLIES GENERATION IN THE RELEVANT DOWNSTREAM MARKET?

A. Much of the coal that is used by generation stations in ECAR, MAIN and TVA is sourced locally (i.e., in the Appalachian region and Illinois Basin), but an increasingly important source of coal is the Powder River Basin. As shown in the table below, in the past two years, almost one-third of coal was supplied from the Powder River Basin (District 19).

                                                                Exhibit No. JA-1
                                                                   Page 28 of 39

      Sources of Coal Deliveries to Generating Stations in ECAR, MAIN and
                                      TVA


     Coal
  Producing
  District          Geographic Region                     1999          2000
------------------------------------------------------------------------------


      19           WY                                     28.18%        30.76%
      08           South-central to southwestern MW,      22.50%        21.88%
                   eastern KY, and portions of VA and TN
      11           IN                                      9.26%         7.37%
      09           West KY                                 7.40%         7.68%
      04           OH                                      6.04%         6.43%
      10           IL                                      6.19%         4.81%
      02           Western PA                              5.39%         5.10%
      22           MT                                      3.73%         5.06%
      03           northern WV                             4.13%         3.82%
      06           WV Panhandle                            3.68%         3.19%
                   Other                                   3.51%         3.90%
                                                         100.00%        100.00%

    Source:
    FERC Form 423, John T. Boyd Company and RDI CoalDat.


Q. WHAT IS THE GEOGRAPHIC SOURCE OF COAL FOR COAL-FIRED GENERATION OF APPLICANTS LG&E AND KU?

A. More than 70 percent of coal purchases by LG&E and KU in 1999 and 2000 were sourced from Districts 8 and 9, which includes Kentucky and portions of West Virginia, Virginia and Tennessee. Thus, LG&E and KU do not rely on western coal to the extent relied on generally by generators in ECAR, MAIN and TVA./25

--------
25 In 2000, the largest purchasers of coal from District 19 (Wyoming) in ECAR, MAIN and TVA were Ameren Corp. (including EEI purchases) (25 percent); Edison International (its Illinois generation) (12 percent); Wisconsin Energy (9 percent); AEP (8 percent); and Dynegy/Illinois Power Co. (7 percent).

                                                                Exhibit No. JA-1
                                                                   Page 29 of 39


          Sources of Coal Deliveries to LG&E and KU Generating Stations



     Coal
  Producing
  District          Geographic Region                     1999          2000
------------------------------------------------------------------------------



      08           South-central to southwestern MW,      38.99%        40.57%
                   eastern KY, and portions of VA and TN
      09           West KY                                35.86%        32.93%
      06           WV Panhandle                           11.96%        17.85%
      11           IN                                      8.99%         7.29%
      19           WY                                      1.97%         0.91%
      02           Western PA                              2.17%         0.44%
                   Other                                   0.06%         0.01%
                                                         100.00%        100.00%

    Source:
    FERC Form 423, John T. Boyd Company and RDI CoalDat.



Q. TURNING FOR A MOMENT TO RAG AMERICAN, TO WHAT GENERATING STATIONS DOES IT SUPPLY COAL?

A. There are a number of generating stations in the relevant downstream markets (ECAR, MAIN and TVA) to which RAG American supplied coal. See Exhibit JA-9. I also have identified in the table below the generating stations for which RAG American was the largest supplier in 1999 or 2000 (Eastlake, Cheswick, Gallagher and Michigan City in ECAR and Joppa in
     MAIN). RAG American was the supplier of more than 20 percent to some other generating stations in ECAR, but other coal suppliers had larger shares in each instance./26 RAG American does not supply any of the LG&E or KU generating stations, although in 1999 it supplied 39 percent of coal deliveries to EEI's Joppa plant (as shown below) in which KU owns a 20 percent share, and 19 percent to OVEC's Kyger Creek plant in which LG&E and KU own a 7.4 percent share.


--------
26 As shown in Exhibit No. JA-9, RAG American supplied almost 70 percent of the coal delivered to TVA's Cahokia coal delivery terminal, but Cahokia (and BRT, to which RAG American supplied significantly more tons, but represented a much lower share) does not serve specific generating plants.

                                                                Exhibit No. JA-1
                                                                   Page 30 of 39



        RAG American Coal Deliveries to Selected Power Plants Located in
                               ECAR, MAIN and TVA
                      Based on Deliveries in 1999 and 2000



                                          Size        RAG      Contract or
Power Plant        Owner                  NW          Share    Spot
===========================================================================
                                      1999
---------------------------------------------------------------------------

Eastlake           FirstEnergy Corp.      1,246           46% Spot
Cheswick/1         Duquesne Light           562           35% Unknown
Gallagher          Cinergy Corp.            560           44% Both/3
Joppa (EEI)/2      Ameren Corp.           1,014           39% Both/4
Michigan City      NiSource, Inc.           589           37% Contract

---------------------------------------------------------------------------
                                      2000
---------------------------------------------------------------------------

Gallagher          Cinergy Corp.            560           57% Both/3
Eastlake           FirstEnergy Corp.      1,246           38% Contract
===========================================================================

1/ RAG and another coal supplier (Quintain Resources) each had a 34.6% shares of deliveries to Cheswick.
2/   Owned 60% by Ameren, 20% by KU and 20% by Illinois Power.
3/ 79% of 1999 and 99% of 2000 RAG deliveries were under contract to Gallagher.
4/ 99% of 1999 RAG deliveries were under contract to Joppa. Since no deliveries were reported in 2,000, presumably the contract ended.


    Source:
    FERC Form 423, John T. Boyd Company and RDI CoalDat.


Q. PLEASE COMMENT ON ANY RELEVANT CONCERNS ABOUT RAG AMERICAN BEING THE LARGEST SUPPLIER OF COAL TO THESE GENERATING STATIONS.

A. While RAG is the largest supplier to the Eastlake plant, there are at least three other large suppliers that present economic alternatives - Ohio Valley Resources (30% of supply to Eastlake in 1999), Keller (12%) and CONSOL (8%). Similarly, Cheswick has two other large suppliers, Quintain Resources (35%) and Pittston Coal (23%). Gallagher has at least one other large supplier, Peabody Coal (37%). The Joppa (EEI) plant has two other large suppliers, Peabody Coal (35%) and Kennecott (26%). Finally, the Michigan City plant has two other large suppliers, Arch Coal (35%) and Kennecott (19%). In no instance does RAG represent the only alternative for these generating stations.

     Any concerns about the ability to withhold supply to these plants also are offset by the nature of the coal supply market.

                                                                Exhibit No. JA-1
                                                                   Page 31 of 39


     First, deliveries to these plants involve both contract and spot purchases. To the extent they are contractual arrangements (as shown in the table above), there is no expectation that the contracts can be breached without incurring contract or civil penalties.

     Second, coal-fired generating stations tend to hold fuel inventories. Unlike gas, coal supplies cannot even hypothetically be withheld opportunistically on a day-to-day or week-to-week basis.

     Third, there is a deep and vibrant spot market for coal. Of RAG American's deliveries to ECAR, MAIN and TVA in 1999 and 2000, about 50 percent was spot market supply. For suppliers overall delivering to this region in 1999 and 2000, 20-25 percent of coal supply was spot.

     Fourth, unlike pipelines, there is no "hard" line from input supplier to generator. The appropriate analogy is not to pipelines but rather to wellhead gas, which the Commission has found competitive.


Q. TURNING TO THE STRUCTURAL ANALYSIS OF THE COAL MARKET, HOW SHOULD SUCH AN ANALYSIS BE PERFORMED IN ACCORDANCE WITH THE UPSTREAM PORTION OF THE COMMISSION'S VERTICAL MARKET SCREEN?

A. As I noted earlier, there is limited Commission guidance that applies directly to upstream analyses focusing on coal suppliers. I therefore rely on the instructions as they have been implemented for gas transmission. The most straightforward analog to transmission analysis would be to analyze the structure in terms of shares of the coal market within the relevant geographic market. Presumably, the relevant geographic market would be the area in which there is coal competition to supply the generators who sell into the relevant downstream markets (ECAR, MAIN and TVA in this case). However, there is some difficulty in identifying an appropriate measure of capacity for coal suppliers. Simple deliveries is an incomplete measure of their potential supply of delivered coal to electric generators, because there may be ready ability to switch coal suppliers within a region - and even coal suppliers in another region - that cannot be captured in such an analysis. An alternative measure of supply could be derived based on the assumption that all

                                                                Exhibit No. JA-1
                                                                   Page 32 of 39


     suppliers from those regions that currently supply relevant downstream markets are capable of supplying coal to utilities in the relevant downstream markets. The steps required for this calculation are described in Exhibit No. JA-4.


Q. LET'S TAKE THE FIRST MEASURE YOU DESCRIBE, NAMELY ACTUAL COAL DELIVERIES TO THE RELEVANT DOWNSTREAM MARKET. WHAT DOES THAT ANALYSIS SHOW?

A. As I noted earlier, the relevant downstream market I analyzed includes coal deliveries by all U.S. coal companies to generating units in ECAR, MAIN and TVA. However, I also conducted some sensitivity analyses on the geographic scope of the market. The sensitivities and rationale for their inclusions are:

     o    ECAR. This is the region in which LG&E and KU operate.

     o ECAR, excluding Michigan. This narrows the ECAR region to eliminate coal deliveries to Michigan utilities (primarily Consumers Power and Detroit Edison, but also some smaller municipal utilities), whose generators, given transmission limits, are potentially constrained off from the rest of ECAR.

     o ECAR, MAIN and TVA, excluding Michigan and Wisconsin. Similar to the previous market definition, this narrows the geographic market to eliminate deliveries to Michigan and Wisconsin utilities whose generators, given transmission limits, are potentially constrained off from the rest of ECAR, but adds adjacent generation suppliers to the west and south of LG&E and KU.

     In all instances the market is unconcentrated, as shown below, and in Exhibit No. JA-10.

                                                                Exhibit No. JA-1
                                                                   Page 33 of 39


                                INSERT TABLE HERE

Q. TURNING TO THE SECOND MEASURE OF THE UPSTREAM MARKET, NAMELY POTENTIAL COAL SUPPLIES TO THE RELEVANT DOWNSTREAM MARKETS, WHAT DID YOUR ANALYSIS SHOW?

A. This analysis shows an even more unconcentrated and fragmented market, which is appropriate given that this approach tries to capture supply alternatives. See Exhibit No. JA-11.

                                INSERT TABLE HERE


Q. CAN YOU SUMMARIZE WHY THE VERTICAL MARKET POWER ISSUES (AND RESULTS) ARE DIFFERENT FROM THE OTHER VERTICAL MERGERS THAT THE COMMISSION HAS EXAMINED?

A. As I described above, the upstream market in this case (coal suppliers) is very different from the upstream market (gas pipelines or even LDCs) in other mergers. Indeed, coal is a commodity product (like wellhead gas) rather than a transportation product. Competition in the coal market is robust and alternative supplies are readily available.

                                                                Exhibit No. JA-1
                                                                   Page 34 of 39


     In this proposed transaction, both the upstream and downstream markets (using the Section 33.4 attribution method) are not highly concentrated (and generally are unconcentrated). Thus, even to the extent the proposed transaction creates any new incentives for the electric generators to seek to disadvantage competitors' coal-fired generation, their ability to do so is severely constrained by the structure of the upstream and downstream markets.

     Further, there should be no concern about information sharing. RAG does not represent a majority of coal supply in any geographic area. It is the largest coal supplier to only a few generating stations that, in turn, have ready alternatives. None of the generating plants in the relevant market rely exclusively on a single supplier, which is evidence of the flexibility of generators to change coal supplier or the mix of coal supply (subject to contractual commitments). The mere fact that RAG sells coal to a station provides no information concerning how it is being dispatched or whether it is subject to a forced outage. Applicants' generation cannot benefit from market information that RAG coal operations might conceivably (but for code of conduct restrictions) make available, given the degree of competition in both the upstream and downstream markets. To the extent that LG&E Energy could, theoretically, provide competitors' coal quotes to its affiliate E.ON, that information is unlikely to be of significant competitive value given the market structure.


Barriers to Entry

Q. ARE THERE ANY OTHER AREAS THAT SHOULD BE EXAMINED IN LOOKING AT VERTICAL MARKET POWER?

A. It is appropriate to consider the potential exercise of vertical market power through the creation of entry barriers. Barriers to entry may be created through an ability to frustrate entry by control over potential sites, fuel supplies or fuel delivery systems. Also, control over transmission may be used to adversely affect competition in wholesale power markets. I have considered each of these areas.

                                                                Exhibit No. JA-1
                                                                   Page 35 of 39


Sites

Q. DOES THE PROPOSED TRANSACTION CREATE BARRIERS TO ENTRY BASED ON THE CONTROL OF SITES FOR NEW GENERATING PLANTS?

A. No. First, there are many available locations for siting power projects in ECAR, MAIN and TVA. Second, the Applicants do not own or control any generating sites other than the sites of their existing generation.


Delivery of Fuels

Q. WHAT IS THE CONCERN ABOUT AN APPLICANT'S CONTROL OVER ESSENTIAL FUELS OR DELIVERY SYSTEMS?

A. In the context of long-term capacity markets, the issue is whether applicants can foreclose or impede the entry of competing generators. Other vertical issues arising from control over fuel delivery systems are discussed below.


Q. DO THESE APPLICANTS HAVE THE ABILITY TO FRUSTRATE ENTRY INTO ELECTRICITY GENERATION DUE TO THEIR CONTROL OVER FUELS OR FUEL DELIVERY SYSTEMS?

A. No. Applicants lack a concerning degree of control over fuel supplies, as I already have demonstrated. An entrant into generation in the region in which Applicants are located would have no difficulty in purchasing coal from any number of sellers. Even within the service areas of LG&E and KU, Applicants cannot impede entry, given the number of alternative coal suppliers.

                                                                Exhibit No. JA-1
                                                                   Page 36 of 39


Transmission Facilities

Q. TURNING TO THE ABILITY TO USE CONTROL OVER TRANSMISSION TO ADVERSELY AFFECT COMPETITION IN WHOLESALE POWER MARKETS, DO APPLICANTS OWN, OPERATE AND CONTROL ELECTRIC TRANSMISSION FACILITIES?

A. Only LG&E and KU own transmission facilities (other than interconnection and related facilities associated with specific generating plants).


Q. IS THERE ANY CONCERN THAT APPLICANTS WILL USE CONTROL OVER TRANSMISSION TO IMPEDE ENTRY OR DIMINISH COMPETITION IN ELECTRICITY MARKETS?

A. No. As noted earlier, Applicant LG&E and KU have committed to turn over control of their transmission systems to the Commission-approved MISO. Subject to a recent settlement agreement, LG&E and KU will remain members of MISO at least until the end of 2002, and thereafter commit to be members of MISO or another fully-functioning, Commission-approved RTO. Until such time as MISO becomes operational, LG&E and KU will continue to offer open-access transmission service pursuant to FERC-accepted tariffs.


Q.   DOES THE PROPOSED TRANSACTION RAISE CONCERNS RELATING TO REGULATORY
     EVASION?

A. No. Regulatory evasion can occur if, following a merger with an upstream input supplier, a downstream electric generator's purchases of the input become "internal" transactions, thereby creating an incentive for the upstream input supplier to inflate the transfer price of inputs provided to the downstream electric generator. Here, RAG American does not supply coal or any other input product to any regulated subsidiary of LG&E Energy, other than to the EEI and OVEC plants in which LG&E Energy's regulated subsidiaries have minority shares. The proposed transaction should not raise any concerns relating to regulatory evasion, but, in any event, LG&E and KU remain subject to regulation by their respective state regulatory commissions. In Order No. 642, the Commission confirmed its position that the state commissions are the more appropriate

                                                                Exhibit No. JA-1
                                                                   Page 37 of 39


     forum to handle regulatory evasion concerns such as those that might arise in a vertical merger.


Q. WHAT CONCLUSIONS DO YOU REACH REGARDING THE POTENTIAL FOR THIS PROPOSED TRANSACTION TO CREATE VERTICAL MARKET POWER?

A. The proposed transaction will not create vertical market power arising from Applicants' control of transmission facilities or generating sites, nor from their activities in coal markets.

     The proposed transaction easily passes the vertical screen required by Order No. 642, as neither the downstream nor the upstream market is highly concentrated.

     Finally, there is no ability for Applicants to use their affiliation to disadvantage coal-fired generation owned by competitors.

     All these factors support my conclusion that the proposed transaction will not adversely affect competition in the relevant markets.

                                   CONCLUSION

Q.   PLEASE SUMMARIZE YOUR RECOMMENDATION.

A. I recommend that the Commission determine that this proposed transaction will not have an adverse effect on competition in markets subject to its jurisdiction.

     The Applicants' proposed transaction raises no horizontal market power issues and will not result in increases in concentration in any relevant market. There is at most a de minimis overlap in markets in which Applicants own or are developing generation.

     Further, the proposed transaction does not create any vertical market power issues arising from control over transmission, potential sites for new generation or fuel supplies and delivery systems. In particular, the combination of the ownership of coal supplies and electric generation does not give rise to vertical market power concerns. The relevant upstream and downstream markets, defined consistent with the Commission approach,

                                                                Exhibit No. JA-1
                                                                   Page 38 of 39


     are both competitive (i.e., not highly concentrated), indicating that the competitive conditions that are necessary for a successful vertical foreclosure strategy are not present.


Q.   DOES THIS COMPLETE YOUR TESTIMONY?

A.   Yes.

                                                                Exhibit No. JA-1
                                                                   Page 39 of 39


                                    Exhibits

Exhibit No. JA-1          Testimony of William H. Hieronymus

Exhibit No. JA-2          Resume of William H. Hieronymus

Exhibit No. JA-3          Map of RAG Mines

Exhibit No. JA-4          Data and Methodology

Exhibit No. JA-5          Technical Description of CASm

Exhibit No. JA-6          Horizontal Structure of Electricity Markets

Exhibit No. JA-7          Vertical Market Analysis - Downstream Market (Pro
                          Rata)

Exhibit No. JA-8          Vertical Market Analysis - Downstream Market (Equal
                          Share)

Exhibit No. JA-9          Coal-Fired Generation Served by RAG

Exhibit No. JA-10         Vertical Market Analysis - Upstream Market (Coal
                          Deliveries to ECAR, MAIN and TVA)

Exhibit No. JA-11         Vertical Market Analysis - Upstream Market
                          (Potential Supply to ECAR, MAIN and TVA)

                                                                Exhibit No. JA-2
                                                                     Page 1 of 9


WILLIAM H. HIERONYMUS                             Member of the Management Group
--------------------------------------------------------------------------------


William Hieronymus has consulted extensively to managements of electricity and gas companies, their counsel, regulators and policy makers. His principal areas of concentration are the structure and regulation of network utilities and associated management, policy and regulatory issues. He has spent the last several years working on restructuring and privatization of utility systems internationally and on changing regulatory systems and management strategies in mature electricity systems. In his twenty-plus years of consulting to this sector he also has performed a number of more specific functional tasks including the selection of investments, determining procedures for contracting with independent power producers, assistance in contract negotiation, tariff formation, demand forecasting and fuels market forecasting. Dr. Hieronymus has testified frequently on behalf of utility clients before regulatory bodies, federal courts and legislative bodies in the United States and United Kingdom. Since joining Putnam, Hayes & Bartlett, Inc. (PHB) (which merged with Hagler Bailly, Inc. in 1998 and PA in October, 2000) he has contributed to numerous projects, including the following:


ELECTRICITY SECTOR STRUCTURE, REGULATION AND
RELATED MANAGEMENT AND PLANNING ISSUES


U.S. Market Restructuring Assignments

     o Dr. Hieronymus is advising on the formation of a Transco in response to the FERC's Order 2000. His primary role is to advise on the concepts and details of market design.

     o Dr. Hieronymus serves as an advisor to the senior executives of an electric utility on restructuring and related regulatory issues and has worked with senior management in developing strategies for shaping and adapting to the emerging competitive market in electricity. As a part of this general assignment he has testified respecting regulatory filings with state agencies, evaluation of potential acquisitions and aspects of internal restructuring.

     o For several utilities seeking merger approval he has prepared and testified to market power analyses at FERC and before state commissions. He also has assisted in discussions with the Antitrust Division of the Department of Justice and in responding to information requests. The analyses he has sponsored cover the destination market-oriented traditional FERC tests, Justice Department-oriented market structure tests similar to the Order 592-required analyses, behavioral tests of market definition or of the ability to raise prices and examination of vertical market power arising from ownership of transmission and generation and from ownership of distribution facilities in the context of retail access. The mergers on which he has testified include both electricity mergers and combination mergers involving electricity and gas companies.

     o For utilities seeking to sell or purchase generating assets, he has provided analyses concerning market power in support of submissions

                                                                Exhibit No. JA-2
                                                                     Page 2 of 9


WILLIAM H. HIERONYMUS
Member of the Management Group
--------------------------------------------------------------------------------

          under Sections 203 and 205 of the Federal Power Act and analyses required by state regulatory commissions.

     o For utilities and power pools preparing structural reforms, he has assisted in examining various facets of proposed reforms. This analysis has included both features of the proposals affecting market efficiency and those that have potential consequences for market power. Where relevant, the analysis also has examined the effects of alternative reforms on the client's financial performance and achievement of other objectives.

     o For the New England Power Pool he examined the issue of market power in connection with its movement to market-based pricing for energy, capacity and ancillary services. He also assisted the New England utilities in preparing their market power mitigation proposal. The main results of his analysis were incorporated in NEPOOL's market power filing before FERC.

     o For a coalition of independent generators, he has provided affidavits advising the FERC on changes to the rules under which the northeastern U.S. power pools operate.

     o As part of a large PHB team he assisted a midwest utility in developing an innovative proposal for electricity industry restructuring. This work formed the basis for that utility's proposals in its state's restructuring proceeding.

     o Dr. Hieronymus has contributed substantially to PHB's activities in the restructuring of the California electricity industry. In this context he also is a witness in California and FERC proceedings on the subject of market power and mitigation.

Valuation of Utility Assets in North America

     o He has testified in state securitization and stranded cost quantification proceedings, primarily in forecasting the level of market prices that should be used in assessing the future revenues and the operating contribution earned by the owner of the utilities' assets in energy and capacity markets. The market price analyses are tailored to the specific features of the market in which the utility will operate and reflect transmission-constrained trading over a wide geographic area. He also has testified in rebuttal to other parties' testimony concerning stranded costs and assisted companies in internal stranded cost and asset valuation studies.

     o He was the primary valuation witness on behalf of a western utility in an arbitration proceeding concerning the value of a combined cycle plant that was coming off lease that the utility wished to purchase.

     o He has contributed to the development of benchmarking analyses for U.S. utilities. These have been used in work with PHB's clients to

                                                                Exhibit No. JA-2
                                                                     Page 3 of 9


WILLIAM H. HIERONYMUS
Member of the Management Group
--------------------------------------------------------------------------------


          develop regulatory proposals, set cost reduction targets, restructure internal operations and assess merger savings.

     o Dr. Hieronymus was a co-developer of a market simulation package that PHB has tailored to region-specific applications. He and other PHB personnel have provided numerous multi-day training sessions using the package to help our utility clients in educating management personnel in the consequences of wholesale and retail deregulation and in developing the skills necessary to succeed in this environment.

     o Dr. Hieronymus has made numerous presentations to U.S. utility managements on the U.K. electricity system and has arranged meetings with senior executives and regulators in the U.K. for the senior managements of U.S. utilities.

     o For an East Coast electricity holding company, he prepared and testified to an analysis of the logic and implementation issues concerning utility-sponsored conservation and demand management programs as alternatives to new plant construction.

     o In connection with nuclear generating plants nearing completion, he has testified in Pennsylvania, Louisiana, Arizona, Illinois, Missouri, New York, Texas, Arkansas, New Mexico and before the Federal Energy Regulatory Commission in plant-in-service rate cases on the issues of equitable and economically efficient treatment of plant cost for tariff setting purposes, regulatory treatment of new plants in other jurisdictions, the prudence of past system planning decisions and assumptions, performance incentives and the life-cycle costs and benefits of the units. In these and other utility regulatory proceedings, Dr. Hieronymus and his colleagues have provided extensive support to counsel, including preparation of interrogatories, cross-examination support and assistance in writing briefs.

     o On behalf of utilities in the states of Michigan, Massachusetts, New York, Maine, Indiana, Pennsylvania, New Hampshire and Illinois, he has submitted testimony in regulatory proceedings on the economics of completing nuclear generating plants that are currently under construction. His testimony has covered the likely cost of plant completion, forecasts of operating performance and extensive analyses of ratepayer and shareholder impacts of completion, deferral and cancellation.

     o For utilities engaged in nuclear plant construction, Dr. Hieronymus has performed a number of highly confidential assignments to support strategic decisions concerning continuing the construction projects. Areas of inquiry included plant cost, financial feasibility, power marketing opportunities, the impact of potential regulatory treatments of plant cost on shareholders and customers and evaluation of offers to purchase partially completed facilities.

                                                                Exhibit No. JA-2
                                                                     Page 4 of 9


WILLIAM H. HIERONYMUS
Member of the Management Group
--------------------------------------------------------------------------------


     o For an eastern Pennsylvania utility that suffered a nuclear plant shutdown due to NRC sanctions relating to plant management, he filed testimony regarding the extent to which replacement power cost exceeded the costs that would have occurred but for the shutdown.

     o For a major midwestern utility, he headed a team that assisted senior management in devising its strategic plans including examination of such issues as plant refurbishment/life extension strategies, impacts of increased competition and diversification opportunities.

     o On behalf of two West Coast utilities, he testified in a needs certification hearing for a major coal-fired generation complex concerning the economics of the facility relative to competing sources of power, particularly unconventional sources and demand reductions.

     o For a large western combination utility, Dr. Hieronymus participated in a major 18-month effort to provide it with an integrated planning and rate case management system. His specific responsibilities included assisting the client in design and integration of electric and gas energy demand forecasts, peak load and load shape forecasts and forecasts of the impacts of conservation and load management programs.

     o    For  two   midwestern   utilities,   he   prepared   an   analysis  of
          intervenor-proposed modifications to the utilities' resource plans. He then testified on their behalf before a legislative committee..

     o For a major combination electric and gas utility, he directed the adaptation of a PHB-developed financial simulation model for use in resource planning and evaluation of conservation programs.


U.K. Assignments

     o Following promulgation of the White Paper setting out the general framework for privatization of the electricity industry in the United Kingdom, Dr. Hieronymus participated extensively in the task forces charged with developing the new market system and regulatory regime. His work on behalf of the Electricity Council and the twelve regional electricity councils focused on the proposed regulatory regime, including the price cap and regulatory formulas, and distribution and transmission use of system tariffs. He was an active participant in industry-government task forces charged with creating the legislation, regulatory framework, initial contracts and rules of the pooling and settlements system. He also assisted the regional companies in the valuation of initial contract offers from the generators, including supporting their successful refusal to contract for the proposed nuclear power plants that subsequently were canceled as being non-commercial.

                                                                Exhibit No. JA-2
                                                                     Page 5 of 9


WILLIAM H. HIERONYMUS
Member of the Management Group
--------------------------------------------------------------------------------

     o During the preparation for privatization, he assisted several of the U.K. individual electricity companies in understanding the evolving system, in development of use of system tariffs, and in developing strategic plans and management and technical capabilities in power purchasing and contracting. He continued to advise a number of clients, including regional companies, power developers, large industrial customers and financial institutions on the U.K. power system for a number of years after privatization.

     o Dr. Hieronymus assisted four of the regional electricity companies in negotiating equity ownership positions and developing the power purchase contracts for a 1,825 megawatt combined cycle gas station. He also assisted clients in evaluating other potential generating investments including cogeneration and non-conventional resources.

     o He also has consulted on the separate reorganization and privatization of the Scottish electricity sector. PHB's role in that privatization included advising the larger of the two Scottish companies and, through it, the Secretary of State on all phases of the restructuring and privatization, including the drafting of regulations, asset valuation and company strategy.

     o He has assisted one of the Regional Electricity Companies in England and Wales in the 1993 through 1995 regulatory proceedings that reset the price caps for its retailing and distribution businesses. Included in this assignment have been policy issues such as incentives for economic purchasing of power, the scope of the price control, and the use of comparisons among companies as a basis for price regulation. His model for determining network refurbishment needs was used by the regulator in determining revenue allowances for capital investments.

     o He assisted this same utility in its defense against a hostile takeover, including preparation of its submission to the Cabinet Minister who had the responsibility for determining whether the merger should be referred to the competition authority.


Assignments Outside the U.S. and U.K.

     o Dr. Hieronymus has assisted a large state-owned European electricity company in evaluating the impacts of the 1997 EU directive on electricity that inter alia requires retail access and competitive markets for generation. The assignment includes advice on the organizational solution to elements of the directive requiring a separate transmission system operator and the business need to create a competitive marketing function.

     o For the European Bank for Reconstruction and Development he performed analyses of least cost power options, and evaluated the return on a major plant investment that the Bank was considering in a partially

                                                                Exhibit No. JA-2
                                                                     Page 6 of 9


WILLIAM H. HIERONYMUS
Member of the Management Group
--------------------------------------------------------------------------------

          completed nuclear plant in Slovakia. Part of this assignment was a forecast of electricity prices, both in Eastern Europe and for potential exports to the west.

     o For the OECD he performed a study of energy subsidies worldwide and the impact of subsidy elimination on the environment, particularly on greenhouse gases.

     o For the Magyar Villamos Muvek Troszt, the electricity company of Hungary, he developed a contract framework to link the operations of the different entities of an electricity sector in the process of moving from a centralized command and control system to a decentralized, corporatized system.

     o For Iberdrola, the largest investor-owned Spanish electricity company, he assisted in development of their proposal for a fundamental reorganization of the electricity sector, its means of compensating generation and distribution companies, its regulation and the phasing out of subsidies. He also has assisted the company in evaluating generation expansion options and in valuing offers for imported power.

     o Dr. Hieronymus contributed extensively to a project for the Ukrainian Electricity Ministry, the goal of which is to reorganize the Ukrainian electricity sector and prepare it for transfer to the private sector and the attraction of foreign capital. The proposed reorganization will be based on regional electricity companies, linked by a unified central market, with market-based prices for electricity.

     o At the request of the Ministry of Power of the USSR, Dr. Hieronymus participated in the creation of a seminar on electricity restructuring and privatization. The seminar was given for 200 invited Ministerial staff and senior managers for the USSR power system. His specific role was to introduce the requirements and methods of privatization. Subsequent to the breakup of the Soviet Union, he continued to advise the Russian energy and power ministry and government-owned generation and transmission company on restructuring and market development issues.

     o On behalf of a large continental electricity company he analyzed the proposed directives from the European Commission on gas and electricity transit (open access regimes) and on the internal market for electricity. The purpose of this assignment was to forecast likely developments in the structure and regulation of the electricity sector in the common market and assist the client in understanding their implications.

     o For the electric utility company of the Republic of Ireland, he assessed the likely economic benefit of building an interconnector between Eire and Wales for the sharing of reserves and the interchange of power.

     o For a task force representing the Treasury, electric generating and electricity distribution industries in New Zealand, he undertook an analysis of industry structure and regulatory alternatives for achieving economically efficient generation of electricity. The

                                                                Exhibit No. JA-2
                                                                     Page 7 of 9


WILLIAM H. HIERONYMUS
Member of the Management Group
--------------------------------------------------------------------------------

          analysis   explored  how  the  industry  likely  would  operate  under alternative regimes and their implications for asset valuation, electricity pricing, competition and regulatory requirements.

TARIFF DESIGN METHODOLOGIES
AND POLICY ISSUES

     o Dr. Hieronymus participated in a series of studies for the National Grid Company of the United Kingdom and for ScottishPower on appropriate pricing methodologies for transmission, including incentives for efficient investment and location decisions.

     o For a U.S. utility client, he directed an analysis of time-differentiated costs based on accounting concepts. The study required selection of rating periods and allocation of costs to time periods and within time periods to rate classes.

     o For EPRI, he directed a study that examined the effects of time-of-day rates on the level and pattern of residential electricity consumption.

     o For the EPRI-NARUC Rate Design Study, Dr. Hieronymus developed a methodology for designing optimum cost-tracking block rate structures.

     o On behalf of a group of cogenerators, he filed testimony before the Energy Select Committee of the UK Parliament on the effects of prices on cogeneration development.

     o For the Edison Electric Institute (EEI), he prepared a statement of the industry's position on proposed federal guidelines on fuel adjustment clauses. He also assisted EEI in responding to the U.S. Department of Energy (DOE) guideline on cost-of-service standards.

     o For private utility clients, he assisted in the preparation of comments on draft Federal Energy Regulatory Commission (FERC) regulations and in preparing their compliance plans for PURPA Section l33.

     o For the EEI Utility Regulatory Analysis Program, he co-authored an analysis of the DOE position on the purposes of the Public Utilities Regulatory Policies Act of 1978. The report focused on the relationship between those purposes and cost-of-service and ratemaking positions under consideration in the generic hearings required by PURPA.

     o    For  a  state  utilities  commission,   Dr.  Hieronymus  assessed  its
          utilities' existing automatic adjustment clauses to determine their compliance with PURPA and recommended modifications.

     o For the DOE, he developed an analysis of automatic adjustment clauses currently employed by electric utilities. The focus of this analysis was on efficiency incentive effects.

                                                                Exhibit No. JA-2
                                                                     Page 8 of 9


WILLIAM H. HIERONYMUS
Member of the Management Group
--------------------------------------------------------------------------------

     o For the commissioners of a public utility commission, he assisted in preparation of briefing papers, lines of questioning and proposed findings of fact in a generic rate design proceeding.

SALES FORECASTING METHODOLOGIES
FOR GAS AND ELECTRIC UTILITIES

     o For the White House Sub-Cabinet Task Force on the future of the electric utility industry, Dr. Hieronymus co-directed a major analysis of "least-cost planning studies" and "low-growth energy futures." That analysis was the sole demand-side study commissioned by the task force and formed an important basis for the task force's conclusions concerning the need for new facilities and the relative roles of new construction and customer side-of-the-meter programs in utility planning.

     o For a large eastern utility, he developed a load forecasting model designed to interface with the utility's revenue forecasting system-planning functions. The model forecasts detailed monthly sales and seasonal peaks for a 10-year period.

     o For the DOE, he directed the development of an independent needs assessment model for use by state public utility commissions. This major study developed the capabilities required for independent forecasting by state commissions and constructed a forecasting model for their interim use.

     o For several state regulatory commissions, Dr. Hieronymus has consulted in the development of service area level forecasting models of electric utility companies.

     o For EPRI, he authored a study of electricity demand and load forecasting models. The study surveyed state-of-the-art models of electricity demand and subjected the most promising models to empirical testing to determine their potential for use in long-term forecasting.

     o    For  a  midwestern   electric  utility,  he  has  provided  consulting
          assistance in improving its load forecast and has testified in defense of the revised forecasting models.

     o For an East Coast gas utility, he testified with respect to sales forecasts and provided consulting assistance in improving the models used to forecast residential and commercial sales.


OTHER STUDIES PERTAINING TO
REGULATED AND ENERGY COMPANIES

     o In a number of antitrust and regulatory matters, Dr. Hieronymus has performed analyses and litigation support tasks. These include both

                                                                Exhibit No. JA-2
                                                                     Page 9 of 9


WILLIAM H. HIERONYMUS
Member of the Management Group
--------------------------------------------------------------------------------

          Sherman Act Section One and Two cases, contract negotiations, generic rate hearings, ITC hearings and a major asset valuation suit. In a major antitrust case, he testified with respect to the demand for business telecommunications services and the impact of various practices on demand and on the market share of a new entrant. For a major electrical equipment vendor he has testified on damages with respect to alleged defects and associated fraud and warranty claims. In connection with mergers for which he is the market power expert, he is assisting clients in responding to the Antitrust Division of the U.S. Department of Justice's Hart-Scott-Rodino requests.

     o For a private client, he headed a project that examined the feasibility and value of a major synthetic natural gas project. The study analyzed both the future supply costs of alternative natural gas sources and the effects of potential changes in FPC rate regulations on project viability. The analysis was used in preparing contract negotiation strategies.

     o For a industrial client considering development and marketing of a total energy system for cogeneration of electricity and low-grade heat, he developed an estimate of the potential market for the system by geographic area.

     o For the U.S. Environmental Protection Agency (EPA), Dr. Hieronymus was the principal investigator in a series of studies for forecasting future supply availability and production costs for various grades of steam and metallurgical coal to be consumed in process heat and utility uses.

Dr. Hieronymus has addressed a number of conferences on such issues as market power, industry restructuring, utility pricing in competitive markets, international developments in utility structure and regulation, risk analysis for regulated investments, price squeezes, rate design, forecasting customer response to innovative rates, intervenor strategies in utility regulatory proceedings, utility deregulation and utility-related opportunities for investment bankers.

Before joining PHB, Dr. Hieronymus was program manager for Energy Market Analysis at Charles River Associates. Previously, he served as a project director at Systems Technology Corporation and as an economist while serving in the U.S. Army. He is a present or past member of the American Economics Association and the International Association of Energy Economists, and a past member of the Task Force on Coal Supply of the New England Energy Policy Commission. He is the author of a number of reports in the field of energy economics and has been an invited speaker at numerous conferences.

Dr. Hieronymus received a B.A. from the University of Iowa and M.A. and Ph.D. degrees in economics from the University of Michigan.

                                                                Exhibit No. JA-4
                                                                    Page 1 of 17


                              Data and Methodology

                                Table of Contents



Introduction................................................................2

Regions Modeled IN analysis.................................................2

DESTINATION MARKETS.........................................................3

Time periods................................................................4

Market PRICES...............................................................5

Estimating Supply Resources for Each Node...................................6

         Supply Capacity....................................................6

         Supply Cost........................................................8

Transmission Network........................................................9

         Transmission Capacity..............................................9

         Transmission Rates................................................10

         Allocation of Limited Transmission................................12

DOWNSTREAM ANALYSIS........................................................15

         Equal Share Method................................................16

         Pro Rata Method...................................................16

UPSTREAM ANALYSIS..........................................................16

         Actual Supply.....................................................16

         Potential Supply..................................................17

                                                                Exhibit No. JA-4
                                                                    Page 2 of 17



                                  Introduction

This document describes the data required to conduct the market power analyses that are based on the delivered price test methodology. In addition, the sources and methodology used to collect and input the necessary data are described. The delivered price test requires estimating the generating resources for each of the potential suppliers in the model, specifying the transmission network that these suppliers can use to reach the relevant destination market, and the destination market price. In addition, in the downstream portion of the vertical market power analysis, fuel suppliers are attributed market shares and a mapping between fuel suppliers and electric generating capacity is conducted prior to calculating concentration statistics.

PA Consulting's Competitive Analysis Screening model ("CASm") was used to conduct the delivered price test. A complete description of CASm is provided in Exhibit No. JA-5. Briefly, CASm is a linear programming model developed specifically to perform the calculations required in undertaking the delivered price test. The model includes each potential supplier as a distinct "Node" or area that is connected via a transportation (or "pipes") representation of the transmission network. Each link in the network has its own non-simultaneous limit and cost. This limit is the control area to control area limit. Flow restrictions can also be applied across sets of links to capture any relevant simultaneous limits. Potential suppliers are allowed to use all economically and physically feasible links or paths to reach the destination market. In instances where more generation meets the economic criterion of the delivered price test than can actually be delivered on the transmission network, scarce transmission capacity is allocated based on a proration method, described below.


                           Regions Modeled IN analysis

The list of utilities (and corresponding abbreviations used in other exhibits) is included in workpapers. Included in the analysis are utilities from each of the following NERC regions:

     o    East Central Area Reliability Coordination Agreement ("ECAR")

     o    Mid-America Interconnected Network ("MAIN")

     o    Mid-Atlantic Area Council ("MAAC")

     o    Southeastern Electric Reliability Council ("SERC")

     o    Southwest Power Pool ("SPP")

                                                                Exhibit No. JA-4
                                                                    Page 3 of 17

The model includes all significant generation and load sources, including traditional utilities, Independent Power Producers ("IPPs"), Non-Utility Generators ("NUGs"), municipal utilities and cooperatives. These are generally modeled as individual Nodes in the model.

This list of candidate suppliers does not pre-judge the question of the geographic scope of the specific destination market, which is determined via the delivered price test./1


                               DESTINATION MARKETS

The following destination markets, which include LG&E and its direct interconnections, were modeled in the analysis

     o LG&E Energy ("LG&E"), which is a reasonable proxy for the competitive alternatives faced by LG&E Energy's Transmission Dependent Utilities.

     o    Cinergy ("CIN")

     o    Big Rivers Electric ("BREC")./2

     o    Ameren ("AMEREN")

     o    Southern Indiana Gas & Electric ("SIGE")

     o    Illinois Power ("IP")

     o    East Kentucky Electric Coop ("EKPC")

     o    American Electric Power ("AEP")

     o    Tennessee Valley Authority ("TVA")

-----------

1/ This list was selected in recognition of the Commission's guidance regarding the number of wheels a potential supplier can realistically travel and still be considered a player in the destination market. For example, in FirstEnergy, the Commission limited the number of wheels "a supplier could reasonably travel to reach the destination market," recognizing that "[m]ore distant suppliers would face considerable losses and transmission costs." 80 FERC P. 61,039 at 61,104. In FirstEnergy, the Commission limited the potential suppliers to those within four wheels. Ibid.

     Also, the request for comments on the use of computer models in merger analysis suggests that "three wheels has been deemed adequate." Inquiry Concerning the Commission's Policy on the Use of Computer Models in Merger Analysis, Notice of Request for Written Comments and Intent to Convene a Technical Conference, Docket No. PL98-6-000, April 16, 1998, page 24. Including a broader geographic region implies adding additional potential suppliers not controlled by the Applicants; thus, defining the set of potential suppliers in this manner is conservative.

2/ LG&E Energy leases the BREC facilities, but all of the output is under long-term contract to BREC. To be conservative, BREC's generation was attributed to LG&E.


----------

                                                                Exhibit No. JA-4
                                                                    Page 4 of 17


These destination markets include potentially impacted markets in accordance with the Commission's guidance in Appendix A, defined to include each first tier utility to the Applicants as well as their historical trading partners.

                                  Time periods

Nine time periods and eleven price bands were analyzed. The year was divided into three seasons: Summer (June through August), Winter (December through February), and Shoulder (March through May and September through November).

Hours were divided into three groups: the top 150 load hours (the "Super Peak"), the balance of peak hours/3 and off-peak hours. Each hour appears in only one period (e.g., the top 150 hours in the Summer season appear only in the Summer Super Peak season). In addition, super peak periods, which reflect top load hours but assuming a specific market price, specifically $150 and $100 per MWh, respectively were analyzed. These additional super peak periods were designed to assess all price spike periods. A price of $150 per MWh makes all capacity economic in the analysis; hence, no higher price would yield a different result.

The periods evaluated (and the designations used to refer to these periods in exhibits) are:

SUMMER (June-July-August)

         Super Peak (S_SP1):        $150 period

         Super Peak (S_SP2):        $100 period

         Super Peak (S_SP3):        Top 150 load hours during peak period

         Peak (S_P):                Remaining peak hours

         Off-peak (S_OP):           All off-peak hours


WINTER (December-January-February)

         Super Peak (W_SP):         Top 150 load hours during peak period

         Peak (W_P):                Remaining peak hours

         Off-peak (W_OP):           All off-peak hours


----------

3/ The peak period for each season was defined as Hour Ending ("HE") 0700 - HE 2200. The off-peak hours are the remaining hours in the day. The hourly definition is the same as the NERC definitions, except that Saturday is not considered a peak day in this analysis. See ftp://www.nerc.com/pub/sys/all_updl/oc/opman/apdx1f.doc) for NERC definitions.

----------

                                                                Exhibit No. JA-4
                                                                    Page 5 of 17


SHOULDER (March-April-May-September-October-November).

         Super Peak (SH_SP):        Top 150 load hours during peak period

         Peak (SH_P):               Remaining peak hours

         Off-peak (SH_OP):          All off-peak hours

In Order No. 642, the Commission indicated that sub-periods should be determined by load levels rather than by time periods. For Economic Capacity purposes, load levels are not directly relevant since there is no reduction in capacity for native load. The analysis of relevant destination markets covers prices that range from the levels that would apply at the lowest load levels to those consistent with the highest load levels. Moreover, market price data (as opposed to Form 714 system lambda data) are only available for very broad time periods - on peak and off peak.

                                  Market PRICES

For each destination market, conditions were evaluated assuming destination market prices ranging from $15/MWh in the Shoulder Off-Peak period (SH_OP) to $150/MWh in the highest Summer Super Peak period (S_SP1). This broad range of prices, in combination with the time periods, reflects a sufficient range of system conditions such that a full picture of the merger's effects is captured.

These prices are based on a review of both 1999 system lambda data (the latest data available) and market price information provided in Power Markets Week. A summary of the information is provided in workpapers. As a general matter, the system lambdas do not span the full range of market conditions as revealed by data on market transaction prices summarized in Power Markets Week. Data for off-peak periods are broadly consistent among utilities and with Power Markets Week; however, there are exceptions even to this. Data for peak periods are quite variable, even for utilities in the same region that typically are within the same unconstrained region.

There also are limitations with data reported in Power Markets Week as well: they represent a fairly limited number of trades in relevant regions; they are not necessarily consistent with all the underlying data used in the Appendix A analysis (e.g., in Appendix A transmission rates are assumed to be the maximum filed-rates, while the market prices would reflect actual transmission costs incurred); and there are far fewer pricing "hubs" for reported market data than there are destination markets.

                                                                Exhibit No. JA-4
                                                                    Page 6 of 17



The range of prices from $15 per MWh in off-peak periods to $150 in the summer super peak is sufficient to explore fully possible differences in expected competitive conditions throughout the year. The $15 price is the lowest typical price that can be anticipated on a non-transitory basis and is consistent with the lower system lambdas reported by utilities in the relevant regions. Prices in intermediate periods are chosen to broadly span the reported system lambdas and to reflect the increased cost of gas and oil. The $150 price band is above most utilities' system lambdas, but modeling higher prices would not change the results, because essentially all of the capacity of all of the market participants in all of the relevant markets is economic, so the supply of economic energy would not be different at higher prices.


                    Estimating Supply Resources for Each Node

Supply curves, consisting of a price and quantity for each node, are developed and entered into CASm.


Supply Capacity

The main source for data on generating plant capability, including NUGs, is the Form EIA-411. Publications dated April 2000 were used, supplemented by earlier editions as necessary. The EIA-411 provides data on summer and winter capacity, planned retirements and additions and jointly-owned units. For jointly-owned plants, shares were assigned to each of the respective owners. Summer ratings were used for the summer and shoulder periods and winter ratings for the winter period. The data were adjusted to reflect planned retirements and capacity additions through 2002, as detailed in the EIA-411 forms.

Merchant plants that are scheduled to enter service by 2002 were included in the model based on consultations with the applicants and PA's own review. These new plants, however, were limited to those that have passed project, regulatory or financial hurdles (e.g., interconnection agreements, financing, regulatory approvals or site permits), or which have started construction.

The capacity representing firm purchases and sales and shares of jointly-owned units was "moved" in the model from its actual physical location to the geographic location of the buyer./4 This treatment is consistent with using the

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4/   The exception would be sales in areas where  traditional  control areas are
     not  modeled  but  rather   geographic   locations  based  on  transmission
     constraints. In these areas the sales were left in the geographic area where the sale occurred unless information to the contrary was available.

----------

                                                                Exhibit No. JA-4
                                                                    Page 7 of 17


public source ATC transmission data that represent the incremental amount of capacity available for conducting trades after accounting for base flows on the system. Thus, the methodology is consistent with the transmission data that was used to reflect available transmission capacity.

Each supplier's generating resources were adjusted to reflect long-term capacity purchase and sales./5 Purchases and sales (of one year or more duration) were identified from publicly available information, such as FERC Form 1 and EIA Form 412 filings (or databases based on these forms), Form EIA-411, individual utility resource plans and NERC's Electricity Supply and Demand ("ES&D") database. These public data on purchases and sales, however, are not entirely complete or consistent across sources.

To the extent a utility has sold capacity under a long-term agreement, ownership over that resource is assumed to pass to the buyer./6 Accordingly, as with jointly-owned units, generation ownership was adjusted to reflect the transfer of control by assuming that the sale resulted in a decrease in capacity for the seller and a corresponding increase in capacity for the buyer. Consistent with guidance provided in Appendix A, it was assumed that system power sales were comprised of the lowest-cost supply for the seller unless a more representative price could be identified./7 To the extent that long-term sales could be identified specifically as unit sales, the capacity of the specific generating unit was adjusted and the variable element of the purchase price attributed to the sale was the variable cost of the unit. The dispatch price for system purchases was based on the energy price reported for long-term purchases in the FERC Form 1 where such purchases could be identified and a variable cost price determined./8

Since the delivered price test is intended to evaluate energy products, the capacity (in MWs) reported in the Form EIA-411 was de-rated to approximate the actual availability of the units in each period. That is, it was assumed that generation capacity would be unavailable during some hours of the year for either (planned) maintenance or forced (unplanned) outages. Data reported in the

-----------

5/   This treatment does not include requirements contracts.

6/ Consistent with this assumption, NUGs were assumed to be under the control of the purchasing utility.

7/ "[T]he lowest running cost units are used to serve native load and other firm contractual obligations" (Appendix A, p. 11). The lowest-cost supply that was available year-round (i.e., excluding hydro) was used.

8/ In instances where the purchases could not be matched with FERC Form 1 data, the dispatch price was estimated.

----------

                                                                Exhibit No. JA-4
                                                                    Page 8 of 17



most recent NERC Generating Availability Data System was used to calculate the "average equivalent availability factor" to estimate total outages, and the "average equivalent forced outage rate" to estimate forced outages for fossil and nuclear plants./9 Scheduled maintenance was assumed to occur only during the non-peak (shoulder) seasons and forced outages were assumed to occur uniformly throughout the year.

This treatment of generating availability is designed to account for the fact that resource availability changes by season. It is consistent with how the time periods evaluated were defined (based on similar load hours in each season, rather than by similar load hours for the entire year), and with specifying transmission capacity by season, as discussed below./10


Supply Cost

In calculating the supply curves, supply from each unit was assumed to be available at any price above its incremental cost (the delivered price test assumes supply is economic if its cost is up to 105% of the competitive market price). The incremental cost is calculated by multiplying the fuel cost for the unit by the unit's efficiency (heat rate) and adding any additional variable costs that may apply, such as costs for variable operations and maintenance and costs for environmental controls./11

Data for the key inputs were taken from the following sources:

     o Heat rates - EIA Form 860, supplemented in a few instances by data from Form EIA-411. (Note that the most recently available data is from the 1995 Form 860.)

     o Fuel costs - Form 423. The estimated dispatch cost is based on spot or interruptible fuel prices as reported in the Form 423. To the extent all fuel purchases had been made under contract rather than at spot

----------

9/ These data were supplemented, where necessary, by data from other public sources such as NERC and Electric Power Research Institute.

10/ A spreadsheet detailing the capacity and price of the units in the model is included in a set of workpapers filed with the application.

11/ For NUGs, the incremental costs were estimated based on the energy price reported in relevant regulatory filings, if available. Otherwise, NUGs were assumed to be must-run and the variable costs set to zero. New merchant capacity and cogeneration capacity included in the analysis was priced assuming an average full-load heat rate of 10,000 Btu/kWh for combustion turbines and 7,000 Btu/kWh for combined cycle plants. Specific heat rates were assigned for new units based on a dispersion analysis, which is discussed below. Variable O&M costs for new units is assumed to be the same as for existing units.

----------

                                                                Exhibit No. JA-4
                                                                    Page 9 of 17



          prices, an incremental price based on reported spot or interruptible prices in the relevant region was estimated. Fuel costs were escalated to 2002 using EIA forecasts from the 2000 Annual Energy Outlook.

     o Variable O&M - $1/MWh for gas and oil steam units, $3/MWh for scrubbed coal-fired units and $2/MWh for other coal-fired units (generic estimates based on trade and industry sources). Additional Variable O&M adders for other unit types are shown in workpapers.

     o SO2 adder - $287/ton. The adder was applied to all relevant units assuming that Phase 2 of the Clean Air Act Amendments of 1990 had been implemented as planned; all units are assumed to pay an adder based on the SO2 content of the fuel burned./12


                              Transmission Network

Appendix A specified that the transmission system be modeled on the basis of inter-control area ATCs or TTCs using transmission prices based on transmission providers' maximum non-firm OATT rates except where lower rates could be clearly documented. This dictated a transportation representation of the transmission network and the structure of CASm was designed to conform to Appendix A. This representation remains appropriate for portions of the United States, where transmission service is generally provided under each transmission provider's Open Access tariff. Basing tariffs on OATT rates is increasingly undercut by RTO transmission pricing arrangements, however, and the Commission has instructed applicants to account for them./13 Also, some existing pricing systems create a more complex matrix of transmission prices that is not wholly consistent with a transportation model. Nonetheless, with some simplification, each of these alternative arrangements can be modeled in CASm, as described below.


Transmission Capacity

Limits were placed on the amount of capacity that could be transferred over the transmission network by both non-simultaneous control area to control area limits and simultaneous interface limits. Control area-to-control area limits are still applicable in most of the regions modeled.

Control Area to Control Area Limits

Control area to control area transmission capability was taken primarily from postings on the Open Access Same-Time Information System or "OASIS." OASIS reports Total Transmission Capability ("TTC"), firm Available Transmission

-----------

12/  Units less than 25 MW are exempt from the Phase 2 requirements.

13/  Merger NOPR, page 29.

----------

                                                                Exhibit No. JA-4
                                                                   Page 10 of 17



Capability ("ATC") and non-firm ATC. Data generally are provided monthly for a twelve-month period starting with the next month. Monthly non-firm ATCs postings starting in March 2001 were used in most instances. Seasonal differences in transmission capability were captured by using the average of June-August postings to represent a summer capability; the average of December-February postings to represent a winter capability; and the average of remaining months to represent a shoulder capability./14

Using an ATC value, as opposed to a TTC value, is appropriate in most cases given the manner in which generating resources were moved to each node to reflect for jointly-owned units and long-term purchases and sales. Non-firm ATCs are the appropriate input assumption for transfer capability since Economic Capacity and Available Economic Capacity are intended to reflect competition in non-firm energy./15

Simultaneous Import Capability

These are shown in workpapers and were applied in the model.


Transmission Rates

The Commission's Appendix A guidelines implicitly assume a depiction of the transmission system wherein control area to control area transactions occur using each of the relevant control area's Open Access (Order 888) tariffs. Appendix A also instructs applicants to model any applicable discounts that are systematically available, and to account for regional transmission organizations as they arise.

In implementing transmission rates into the analysis, regardless of the transmission regime, it has been assumed that transmission charges would be incurred for the transmission system where the generator is located and for wheeling the power through intermediate systems, but not for the destination market. No transmission charge is included for the transmission system in which

----------

14/ In instances where two parties post different capability for the same path, the lower of the reported values was generally used. This assumption was made on the basis that if a party sought use of a particular path, the lower of the reported values would be applicable unless the utilities at both the receipt and delivery points could agree differently.

     In addition, third-party postings, i.e., ATCs from one utility to another utility that it is not directly interconnected with, were not included in the analyses.

15/ In reality, utilities frequently post the same value for both firm and non-firm ATCs.

----------

                                                                Exhibit No. JA-4
                                                                   Page 11 of 17

the load is located. This has no impact on the analysis, since including this charge (the transmission charge included in the bundled rate of the transmission provider in the area where the customer is located, or the "zonal" or postage stamp charges in the case of an RTO) would symmetrically raise the delivered cost for each supply to reach the destination market by the same amount. Thus, the relative economics would not be impacted./16 Losses, which are assumed to be
2.8 percent, are assessed for each wheel incurred along the path to deliver power to the destination market but are not added for the final wheel into the destination market.

There exist, or will exist, regional transmission arrangements in the regions modeled that can alter the cost of transmission (indeed, lowering the costs in each instance), either by providing for lower rates or by eliminating pancaking of transmission rates. For example, in the near future RTOs will reduce the cost of transmission by eliminating pancaking. These alternative transmission tariffs were incorporated into CASm, with some simplifying assumptions described below.

Order 888 Tariffs

Consistent with Order No. 592, the ceiling rates in Exhibit 8 (Non-Firm Point-to-Point Transmission Service) of each utility's Order No. 888 filings were used for utilities that are not part of RTO arrangements./17 In many instances, utilities report both on-peak and off-peak ceiling rates in its Order No. 888 filing. If so, then the applicable transmission rate for the on- and off-peak periods were used. If not, then the filed ceiling rate was applied for all periods. Ancillary service charges from Exhibits 1 (Scheduling, System Control and Dispatch Service) and 2 (Reactive Supply and Voltage Control from Generation Sources Service) of Order No. 888 filings were added where applicable to determine the final rates.

----------

16/ Likewise, distinctions between "bundled and unbundled" transactions, which affect the price paid for the final delivery of power, do not affect the relative delivered prices of competing supplies.

17/ In some cases, individual utility rates also are relevant to the zonal rates and for computing "through and out" rates within RTOs. In instances where transmission data were not reported in dollars per MWh, the $/MW rates were converted to $/MWh rates using the "Appalachian" method. 39 FERC
     P. 61,296 at 61,965.

----------

                                                                Exhibit No. JA-4
                                                                   Page 12 of 17



Midwest ISO and Alliance RTO/18

Two rates were derived for each of the RTOs included in the analysis. First, a weighted average tariff rate was calculated and applied for transactions that travel "through" and "out" of the RTO and is applied for all paths from a RTO member to a non-RTO member. This rate is calculated as the weighted average of all of the RTO members rates using publicly available data for the weights and tariff data from the individual company's Order 888 tariffs./19 The second rate, the "in" and "within" rate, is applicable for trades into and within the RTO. This rate is based on the zone where the load is located. As discussed earlier, the final import rate is not applied in CASm; thus the zonal RTO rates are not used in the analyses. Derivations of the MISO and Alliance RTO rates are provided in workpapers.


Allocation of Limited Transmission

Appendix A notes that there are various methods for allocating transmission, and that Applicants should support the method used./20 There are two basic approaches to allocating limited transmission capacity: economic and pro rata. Under an economic allocation, available transmission is assigned on the basis of the cost of the capacity (energy) competing to use limited transmission capability. The lowest cost capacity is assumed to have a priority in using the transmission. Higher cost generation is excluded, despite its having costs below

----------

18/ According to the latest filied applications pursuant to the MISO agreement the following are members of the MISO;e Alliant Energy, American Transmission Company (Milwaukee, WI) CILCO, Cinergy, Commonwealth Edison, Hoosier Energy Rural Electric Cooperative, LG&E Energy, Madison Gas & Electric, Northwestern Wisconsin Electric, Southern Illinois Power Cooperative, Southern Indiana Gas & Electric, Upper Peninsula Power, Wabash Valley Power Association, Wisconsin Electric Power and Wisconsin Public Service Corporation,, and Xcel Energy (formerly Northern States Power). Recently Ameren, ComEd, and IP announced their intentions to leave the MISO and join the Alliance RTO and these utilities were modeled as part of the Alliance RTO. Currently, the other members of the Alliance RTO are AEP, Consumers Energy, Detroit Edison, FirstEnergy, Northern Indiana Public Service and Virginia Electric & Power. (http://www.alliancerto.com/PARTICIP.HTM)

19/ The RTO rate derivations were based on an illustrative calculation shown in a MISO filing with FERC, which shows a unified tariff rather than a calculation based on weighted averages per se. This should differ from the methodology used only in that the inter-system diversity (about 2 percent) would be taken into account using the methodology shown in the filing.

20 Order No. 592, P. 31,044 at 30,133. ("In many cases, multiple suppliers could be subject to the same transmission path limitation to reach the same destination market and the sum of their economic generation capacity could exceed the transmission capability available to them. In these cases, the ATC must be allocated among the potential suppliers for analytic purposes. There are various methods for accomplishing this allocation. Applicants should support the method used.")

----------

                                                                Exhibit No. JA-4
                                                                   Page 13 of 17


105 percent of the destination market price. In contrast, pro rata methods of allocation treat all generation that meets the delivered price test equally in allocating scarce transmission.

The paradigm lying behind the proration required by the Order No. 592 delivered price test (whether economic or pro rata methods are used) can be likened to a tree, for which the root is the destination market. At the furthest extremes are small branches, each one of which is connected to a single larger branch and so on until the trunk and root are reached. There is no ambiguity concerning the path. Hence, at every node (joining with a large branch), all of the capacity that can access the limited capacity of the branch can be calculated; each small branch's capacity is reduced proportionately to the capacity of the branch. This can be repeated successively, moving inward to the destination market.

Even taking into account the simplifications required by a "transportation" representation of transmission, real world transmission systems are more complex. The "small branch" distant utilities have multiple paths by which a destination market can be reached. In some cases, paths may first be in a direction away from the destination market, looping around onto another path to it. An analysis that takes this important complexity into account is computationally very difficult. Allocation methods differ partly in terms of how the problem is simplified in order to make computation tractable.

The major drawback of using an economic allocation is that it tends to continually reallocate the same low cost energy, principally hydro and nuclear energy (and non-dispatchable NUG capacity) over and over to each destination market in the Economic Capacity measure. This occurs partly because Appendix A does not take into consideration the opportunity cost of supplying alternative markets to the destination market being analyzed,/21 but primarily because each destination market is analyzed separately. This allows the same low cost supplies to be allocated to each of the destination markets. While this is not wholly inappropriate, since the purpose of Appendix A is to measure potentially competing supply to each destination market, it does mean that the very low cost supplies can travel far and wide and occupy a highly disproportionate share of available transmission. This repeated allocation of the same energy is particularly troublesome given the large area involved in the analysis in the instant case.

----------

21/ Indeed, if opportunity costs were taken into account, and one was considering a regional dispatch, available transmission capacity appropriately would be allocated on the basis of economics.

----------

                                                                Exhibit No. JA-4
                                                                   Page 14 of 17


For purposes of this analysis, limited transmission capacity was allocated using a "squeeze-down" method, so-named because it seeks to prorate capacity at each node and is the likely closest approximation to what the Commission applied in the FirstEnergy merge/22 that is computationally feasible. Under this method, shares of available transmission are allocated at each interface, diluting as they get closer to the destination market. When there is economic supply (i.e., having a delivered cost less than 105 percent of the destination market price) competing to get through a constrained transmission interface into a control area, the transmission capability is allocated to the suppliers in proportion to the amount of economic supply each supplier has outside the interface.

Shares on each transmission path are based on the shares of deliverable energy at the source node for the particular path being analyzed. The calculations start at the outside of a network defined with the destination market as its center and end at the destination market itself. A series of decision rules are required to accomplished this proration. The purpose of these decision rules is limited to assigning a unique power flow direction to each link for any given destination market analysis. Once the links are given a direction, the complex network can be solved. CASm implements a series of rules to determine the direction of the path. The first rule (and the one expected to be applied most frequently) is based on the direction of the flow under an economic allocation of transmission capacity. Other options take into consideration the predominant flow on the line based on desired volume (the amount of economic capacity seeking to reach the destination market, the number of participants seeking to use a path in a particular direction and the path direction that points toward the destination market.

The model proceeds to assign each supplier at each node a share equal to their maximum supply capability. At each node, "new" suppliers (those located at the node outside of the next interface) are given a share equal to their supply capability and the shares of more distant suppliers (those who have had to pass through interfaces more remote from the destination market in order to reach the node) are scaled down to match the line capacity into the node. Ultimately, the shares at the destination market represent the prorated shares of economic capacity that is economically and physically feasible.

----------

22/ Ohio Edison Company, et al., 80 FERC P. 61,039 at 61,107. ("When there was more economic capacity (or available economic capacity) outside of a transmission interface than the unreserved capability would allow to be delivered into the destination market, the transmission capability was allocated to the suppliers in proportion to the amount of economic capacity each supplier had outside the interface.")

----------

                                                                Exhibit No. JA-4
                                                                   Page 15 of 17



CASm's operation is the same in the horizontal and vertical applications with one exception, arising from how CASm's considers market participants when allocating transmission on a prorata basis. The prorata allocation of transmission capacity is modified slightly for the vertical study in order to ensure that a prorata share of each fuel type (e.g., coal, gas, and oil) is delivered to the destination market. Without this modification, some coal-fired plants in nodes outside the destination market would be allocated little transmission capacity in some time periods because NUGs and hydro units, with lower dispatch costs, would be allocated first by CASm./23 For a standard horizontal study, the allocation of lower cost plants versus coal-fired plants for the same owner is equivalent. For the vertical study, NUGs and hydro remain attributed to actual owners, but coal-fired plants are attributed to the coal supplier serving the plant. The modification to CASm is conservative and appropriate to ensure that coal-fired capacity is not under-reported in the market.


                              DOWNSTREAM ANALYSIS

Coal attribution for units in ECAR, MAIN and TVA are determined in one of three ways ranked by priority:

     o Actual coal deliveries based on 1999 plant delivery data The primary source of these data is the FERC Form 423. Such data were compiled for this study by John T. Boyd Company. Additionally, these data were supplemented from data published by RDI in its Coal Dat database, which also relied on the FERC Form 423 as its primary data source.

     o    Coal deliveries based on coal producing district.

     o Coal deliveries based on coal deliveries to a proxy plant, or coal loading area./24

----------

23/ Specifically, by default CASm considers each Node as a single entity when calculating the amount of scarce transmission capacity that should be allocated to each participant, rather than evaluating each individual generating unit (or "tranche"). Thus, CASm does not distinguish between different tranches within a Node when solving and will generally dispatch the lowest cost resources. This is described more completely in Exhibit No. JA-5.

24/ This method was only used to attribute TVA's Allen generating units based on coal deliveries to TVA's coal receipt areas.

----------

                                                                Exhibit No. JA-4
                                                                   Page 16 of 17


A limited number of generators cannot be located by using any of the available sources. Approximately 3% of the coal-fired generation in MAIN and 1% of the coal-fired generation in ECAR could not be attributed and was left with the utility.

This information is then used to attribute the generation of the coal-fired units to the coal supplying companies. (Affiliated coal supplying companies are reported together, as shown in workpapers.) The data was used to analyze concentration in downstream markets under two methods.


Equal Share Method

This method attributed coal-fired generation based on equal percentages of coal supplied to the generating unit, coal producing district or coal receipt point. For example, if there were five coal companies, supplying varying shares to a generating unit, say 60%, 20%, 10%, 5% and 5%, each supplier would be assigned an equal, 20 percent, share.


Pro Rata Method

This method attributed coal-fired generation based on actual percentages of coal supplied to the generating unit, coal producing district or coal receipt point. For example, if there were five coal companies, supplying varying shares to a generating unit, say 60%, 20%, 10%, 5% and 5%, the generating station to the coal suppliers based on these shares.

                                UPSTREAM ANALYSIS

The upstream analysis relies on the same basic data sources as the downstream analysis, namely FERC Form 423 data compiled and reported by John T. Boyd Company and RDI. In this instance, both 1999 and 2000 data were analyzed under two potential definitions of the upstream geographic market.


Actual Supply

The market is defined by the coal supplies (suppliers) to generating plants in ECAR, MAIN and TVA. This market definition includes all actual coal suppliers to generating plants in this region, regardless of the location of their coal supplies, but it does not take into consideration potential alternative supplies. The calculations are straightforward, mainly summing up the coal companies that actually supplied the relevant downstream generating stations in each year (1999 and 2000)and then calculating the market share of each of the relevant coal companies.

                                                                Exhibit No. JA-4
                                                                   Page 17 of 17

Potential Supply

The market is defined by the geographic, as opposed to the actual supplier-specific, source of coal supplies to the ECAR, MAIN and TVA generating plants. Thus, for example, if some of the supply is actually obtained from Powder River Basin ("PRB") mines, it is assumed that other PRB mines reasonably could also supply the relevant downstream generation. The calculations in this instance are slightly more complex. An additional data item is also required for this analysis, namely coal production by company, which is reported by RDI in its CoalDat database.

This analysis requires the following steps.

First, for each generating unit, determine the geographic source of coal deliveries. (For example, assume that generation station A receives 10% of its coal from PRB and 90% from one of the Appalachian districts.)

Second, examine the production data from the relevant districts (e.g., PRB and Appalachia) and determine the shares that each coal company has in that district. (For example, assume that company X has 30%, company Y has 50% and company Z has 20% of output in PRB and company X has 50% and company Y has 50% of the relevant Appalachian district.)

Third, the specific generating station is assumed to obtain its coal in proportion to the coal supplies in the relevant region, which is determined by multiplying the shares. (In the example, generation station A is assumed to be supplied 48% from company X (10%*30%+90%*50%), 50% from company Y
(10%*50%+90%*50%) and 2% from company Z (10%*20%).

This calculation is done for every generating station and then summed to yield the coal company shares of the relevant downstream markets.

                                                                Exhibit No. JA-5
                                                                     Page 1 of 8


                   COMPETITIVE ANALYSIS SCREENING MODEL (CASm)

PA Consulting developed the Competitive Analysis Screening model ("CASm") to perform the calculations required in order to conduct a market power analysis under Appendix A of the FERC Merger Policy Statement ("Order No. 592" or "Appendix A").1 The delivered price test specified in Appendix A requires an analysis of market concentration for a large number of markets under a number of different conditions. CASm facilitates this process by performing the required calculations.

The primary requirement of Appendix A is to assess potential suppliers to a market using a "delivered price test". This test involves comparing variable generation costs plus delivery costs (transmission rates, transmission losses and ancillary services) to a "market price." If the delivered cost of generation is less than 105 percent of the market price, the generation is considered economic. Economic generation is further limited to the amount that can be delivered into the market, given transmission capability and constraints.

CASm implements the prescribed delivered price test by determining -- for each destination market, for each relevant time period, and for each relevant supply measure -- potential supply to the destination market both pre- and post-merger. In effect, CASm determines the relevant geographic market by applying the delivered price test, based on the economics of production and delivery (transmission rates, transmission losses and ancillary services), and also based on the physical transmission capacity available to the competing suppliers on an open access basis. This requires a delivery route for the energy on the established transmission paths, each of which has a capability, transmission rate and transmission losses associated with it. CASm finds the supply that can be delivered to the destination market consistent with cost minimization and the delivered price test.

As a formal matter, CASm minimizes the production and transmission costs of supplying demand in the destination market. Any shortfall in demand is filled by a hypothetical generator located in the destination market that can produce an unlimited amount of energy at 105 percent of the market price. On this basis, any supplier who can profitably supply energy to the destination market will do so, to the maximum extent that their cost structure and the transmission system allow. This formulation ensures that no supplied generation is uneconomic; the hypothetical generator will undercut all such suppliers.

CASm determines pre- and post-merger market shares and calculates concentration (as measured by the Herfindahl-Hirschman Index, or HHI) and the change in HHIs.

To undertake these analyses, CASm solves a series of scenarios involving a network of interconnected suppliers. By limiting suppliers based on the economics of generation and delivery, or by limiting the interconnections between those suppliers based on the transmission capability, each Appendix A analysis can be completed. CASm includes a simplified depiction of the

----------

1/ CASm was developed by predecessor companies, PHB and PHB-Hagler Bailly, and has been used in analyzing numerous mergers and power plant acquisitions in proceedings before the Commission.

----------

                                                                Exhibit No. JA-5
                                                                     Page 2 of 8

transmission system, essentially a system of "pipes" with independent, fixed capacity between and among utilities.

The following sections describe:

     o    What data inputs are required to operate CASm

     o    How different analyses are undertaken in CASm

     o    What outputs CASm produces; and

     o    How CASm is implemented.

Input Data


Market Participants

The largest element of the required data for CASm relates to individual market participants, which generally are utilities with both generating capacity and load obligations. In addition, some market participants may have load obligations but no generating capacity (e.g., transmission dependent utilities, or TDUs) or have generating capacity but no load obligations (e.g., merchant capacity). CASm regards all distinct market participants as having the ability to both supply and consume electricity. The particular circumstances of each analysis will determine the extent to which each activity is possible.


Nodes

In CASm, a node is a location where electricity is generated or consumed, or where it may "split" or change direction. All market participants are defined as having a unique node, and hence unique location in the transportation network. Total simultaneous import limits can be imposed at each node to mirror reliability restrictions.


Output Capability

Each market participant may have generating ability, which is defined generically in terms of any number of "tranches" of generation having both a quantity (MW) and dispatch cost ($/MWh). This output capability and cost may differ over time, for example because of planned and unplanned outage rates and fuel prices. CASm has a number of data inputs available for modifying the underlying physical availability of generating assets to get the relevant "supply curve" for any given model period.


Destination Market Prices

For each destination market, a prevailing market price is defined. The destination market price is used to calculate a threshold price that potential suppliers must meet to be included in the market for economic-based analyses (that is, the "delivered price test").

                                                                Exhibit No. JA-5
                                                                     Page 3 of 8


Interconnections

Interconnections represent the network that links market participants together. These interconnections are represented as a "transportation" network, where flows are specifically directed.


Lines

A line between two nodes in CASm may represent either a single line, or the combined effect of a number of lines. Each line has an upper limit on the flow, and losses may occur on the line. Since capacity on the line may represent physical limits less firm commitments, limits are allowed to be different, depending on the direction of the flow. Limits on the simultaneous flow on combinations of lines can be imposed to simulate the effect of loopflow or reliability constraints.


Scenarios

The final input area for CASm is related to scenario definition. Scenarios define which parties are considering merging, which load periods are relevant, and so on. In effect, the scenarios define a number of individual analyses to be performed, and how they should be compared to each other for reporting purposes.


Accounting for Ownership

It is sometimes necessary to merge the results for several nodes, or to split them, based on ownership changes between scenarios. CASm has a "report as" function that will merge the results of several nodes into a single one to correctly account for ownership. Also, CASm may "impute" all or part of any tranche in the supply curve of a node to any other node to account for shared ownership. This feature is used by CASm for vertical market analysis.


Required Calculations

Appendix A's delivered price test defines two different supply measures to evaluate:

     o Economic Capacity is the amount of capacity that can reach a market at a cost (including transmission rates, transmission losses and ancillary services) no more than 105 percent of the destination market price.

     o Available Economic Capacity is the amount of Economic Capacity that is available after serving native load and other net firm commitments with the lowest cost units.

For every analysis, the following process is undertaken:

First, a Linear Programming (LP) problem is solved. The LP construction is slightly different, depending on the underlying assumptions of each of the supply measures. CASm includes two options for allocating scarce transmission capacity. CASm has a "proration" option, which is called "squeeze-down". This is

                                                                Exhibit No. JA-5
                                                                     Page 4 of 8

discussed in detail below. Another option is an economic allocation of limited transfer capability. Under this option, where available supply exceeds the ability of the network to deliver that capacity to the destination market, the least-cost supply is allocated the available transmission capacity./2

The final step involves calculating what can be delivered to the destination market, after accounting for line losses. CASm allocates total system losses amongst suppliers on the basis on how much they injected, and how far away (how many wheels) they are from the destination market.


Economic Capacity

For the Economic Capacity analysis, CASm solves an LP with the following form:

     minimize cost for supplies at the destination market

     subject to:

          supply cost at destination < system lambda + 5%, for all suppliers supply < quantity/3, for each node and tranche

          supply + flows in = flows out + "demand", for each node

          line flows are adjusted for losses, for all interconnections line flows < available limit, for all interconnections (constrained network only)

          sum over lines (flow * simultaneous factor) <= simultaneous limit, for all limits sum over nodes (net injection * flowgate factor) <= flowgate limit, for all limits

The objective is slightly different when transmission capacity is to be prorated. The objective then becomes:

     minimize cost for supplies at the destination market; and

     minimize divergence from calculated pro rata "share", for each supplier

And, where ownership imputation is being used, the following constraints are added:

          sum over economic/4 tranches <= imputed share of economic tranches, for all owners at each imputed node

----------

2/ CASm can be modified to apply different proration methods when appropriate for some analyses.

3/ Available quantity may be modified. See discussion in the Output Capacity section.

4/ Economic tranches are those that can deliver to the destination within 105% of the market price.

----------

                                                                Exhibit No. JA-5
                                                                     Page 5 of 8

Available Economic Capacity

For the Available Economic Capacity analysis, CASm solves an LP with the following form:

     minimize cost for supplies at the destination market

     subject to:

          supply cost at destination < system lambda + 5%, for all suppliers supply < quantity (less native load), for each node and tranche supply + flows in = flows out + "demand", for each node

          line flows are adjusted for losses, for all interconnections line flows < available limit, for all interconnections (constrained network only)

          sum over lines (flow * simultaneous factor) <= simultaneous limit, for all limits sum over nodes (net injection * flowgate factor) <= flowgate limit, for all limits

This is different from the economic capacity analysis only to the extent that potential suppliers are required to meet their load obligations prior to participating in the market.

When transmission capacity is to be prorated the objective becomes:

     minimize cost for supplies at the destination market; and

     minimize divergence from calculated pro rata "share", for each supplier

And, where ownership imputation is being used, the following constraints are added:

          sum over economic tranches <= imputed share of economic tranches, for all owners at each imputed node


OUTPUTS

The primary output from CASm is a report that summarizes the results of different analyses. For each destination market, load period and FERC analysis type, CASm reports the following for both pre- and post-merger:

     o    Supplied MW

                                                                Exhibit No. JA-5
                                                                     Page 6 of 8


     o    Market Share

     o    HHIs

This report also shows the change in HHIs post-merger compared to pre-merger.

CASm also produces a transmission report that shows the detail of each node, and the injections and flows between them. Finally, a summary of the results for each market is also produced.


"Squeeze-down" proration

In the "squeeze-down" proration algorithm, prorated shares on each line are based on the weighted shares of deliverable energy at the source node for that line. As discussed more fully below, weighted shares at the destination market node are calculated by a recursive algorithm that starts at the "outside" of the network, then calculating shares on each line until it reaches the "middle". Specifically, where available supply exceeds the ability of the network to deliver that capacity to the destination market, suppliers are allocated shares at each node, and hence each outgoing line, based on the results of an algorithm that considers both supply and transfer capability at each node. Starting at the "outside" of the network, CASm calculates a share at each node that is based on a proportion of the incoming transfer capability (and the share of that capability allocated to each supplier), and the maximum economic supply available at that node. When the algorithm reaches the destination market, a total share of the incoming transfer capability has been determined.

This algorithm requires that all possible paths are simultaneously feasible, which, in turn, requires that each line be assigned a unique "direction". The steps of the proration algorithm include:

1. A C++ program enumerates all possible paths to the destination, the cost of transmission on each path and the maximum possible flow on the path. A "wheel limit", or maximum number of point-to-point links, may be imposed on paths.

2. The minimum "entry cost" for each supplier is calculated. This cost is the injection cost of the cheapest generator that has capacity for possible delivery to the destination.

3. Paths for which the entry cost plus the transmission cost are higher than 105% of the destination market price are rejected as being uneconomic.

4. To the extent remaining paths are not simultaneously feasible (because, for example, suppliers can seek to use the paths in both directions), a series of decision rules for determining the direction of the line are undertaken (in the following order):

     o Instructions can be manually input as to the chosen direction of a line.

     o    Merger-case decisions should be consistent with base-case decisions.

     o The direction of the line as determined in an economic allocation of available transmission is applied.

                                                                Exhibit No. JA-5
                                                                     Page 7 of 8

     o The direction heading toward a destination market, if it is clear, is chosen.

o The direction that retains the maximum potential volume-weighted flow on the line (calculated from the paths that depend on this line) is chosen.

o The direction on which the maximum number of economic paths depend is chosen.

If these other options fail to reach a feasible solution, manual input will be required.

5. If there are simultaneous limits, they are checked for feasibility. All lines that have a worsening effect on a simultaneous constraint, given their defined flow direction, are checked against the simultaneous limit. If they would exceed the simultaneous limit if fully utilized, then their maximum capacity is prorated downwards in proportion to their respective limit participation factors. In this way, no set of targets will be produced that could not be delivered in a way that is feasible with the simultaneous limits.

6. Proration begins at nodes furthest from the destination market (where only exports, and no imports are being attempted). Suppliers at these nodes are assigned a "share" equal to their maximum economic supply capability.

7. Proration continues at the next set of nodes, that should consist only of nodes with inflows from "resolved" nodes from step 5. Suppliers at these nodes are assigned a "share" equal to their maximum economic supply capability. Suppliers from the "resolved" nodes have their shares scaled down to match the transmission capacity into the node.

8. To the extent an iteration of the algorithm does not resolve any additional nodes and the destination market has not yet been reached (i.e., a loop is detected), flow is disallowed from any unresolved node to the furthest and smallest node affected by a loop.

9. The proration has been completed when the destination market node has been resolved. At that point, the "shares" at the destination market represent the prorated shares of deliverable energy.

10. If ownership at a node is to be "imputed", or credited to another node, further proration targets are calculated. First, only those tranches that can deliver to the destination within 105% of the market price are considered. A factor representing the share each owner has of these economic tranches is calculated. For each owner, a constraint is calculated that limits the sum of injections attributed to that owner to be not more than that owner's "share" of the target calculated above. In this way, the proportion of ownership of economic capacity at a node is fairly reflected in the final solution outcome.

11. Injections for each supplier are "capped" at the calculated shares, and these injections are then checked for economic feasibility. While suppliers need not deliver their energy to the destination in exactly the way that their share was calculated, the solution is still both economically and physically feasible. The final solution represents the least-cost method of delivering these supplies.

                                                                Exhibit No. JA-5
                                                                     Page 8 of 8


CASm Implementation

CASm has been implemented using GAMS (Generalized Algebraic Modeling System), release 2.5. GAMS is a programming language which supports both data manipulation and calls to many mainstream mathematical modeling systems. The linear programming problems generated by CASm are solved by BDMLP. The path enumeration program has been written in Microsoft Visual C++ version 5.

                                                                Exhibit No. JA-6

                  Horizontal Structure of Electricity Markets


Competitive Analysis Screening Model (CASm v9.1c)
HHI Report.  Created 05/29/01  14:10:38

                                                        Post-Transaction
                                     Market         E.ON/LG&E            HHI
                                     ------         ---------            ---
                                                                         Post-
   Market     Period        Price     Size        MW    Mkt Share    Transaction
---------   ---------      --------   --------  -----   ---------    -----------

AEP          S_SP1          $150    59,602       561      0.94%       1,577
AEP          S_SP2          $100    59,600       560      0.94%       1,577
AEP          S_SP3           $50    58,799       558      0.95%       1,617
AEP          S_P             $40    58,890       546      0.93%       1,613
AEP          S_OP            $20    53,783       729      1.36%       1,833
AEP          W_SP            $50    56,308     1,219      2.16%       1,737
AEP          W_P             $35    55,425     1,542      2.78%       1,772
AEP          W_OP            $30    53,657     1,464      2.73%       1,818
AEP          SH_SP           $40    55,485     1,323      2.38%       1,449
AEP          SH_P            $30    53,984     1,248      2.31%       1,506
AEP          SH_OP           $15    40,421     2,167      5.36%       2,078

AMEREN       S_SP1          $150    19,785       218      1.10%       2,582
AMEREN       S_SP2          $100    19,467       218      1.12%       2,505
AMEREN       S_SP3           $50    19,233       220      1.14%       2,457
AMEREN       S_P             $40    19,101       239      1.25%       2,443
AMEREN       S_OP            $20    16,933       194      1.14%       2,704
AMEREN       W_SP            $50    20,464       362      1.77%       2,184
AMEREN       W_P             $35    20,128       424      2.11%       2,190
AMEREN       W_OP            $30    19,481       360      1.85%       2,084
AMEREN       SH_SP           $40    19,722       291      1.48%       1,861
AMEREN       SH_P            $30    19,188       338      1.76%       1,823
AMEREN       SH_OP           $15    14,107       289      2.05%       2,273

BREC         S_SP1          $150     2,709     1,586     58.53%       3,625
BREC         S_SP2          $100     2,709     1,585     58.51%       3,623
BREC         S_SP3           $50     2,705     1,584     58.55%       3,628
BREC         S_P             $40     2,703     1,574     58.23%       3,592
BREC         S_OP            $20     2,307     1,399     60.62%       3,902
BREC         W_SP            $50     3,369     1,731     51.38%       2,814
BREC         W_P             $35     3,351     1,707     50.94%       2,773
BREC         W_OP            $30     3,333     1,699     50.99%       2,791
BREC         SH_SP           $40     2,554     1,421     55.65%       3,291
BREC         SH_P            $30     2,539     1,425     56.11%       3,347
BREC         SH_OP           $15     2,145     1,155     53.87%       3,145

CIN          S_SP1          $150    24,625       782      3.18%       2,246
CIN          S_SP2          $100    24,625       782      3.18%       2,246
CIN          S_SP3           $50    23,918       776      3.24%       2,175
CIN          S_P             $40    23,403       726      3.10%       2,074
CIN          S_OP            $20    19,898       753      3.78%       2,431
CIN          W_SP            $50    25,042     1,777      7.09%       2,081
CIN          W_P             $35    22,147     1,732      7.82%       2,068
CIN          W_OP            $30    21,953     1,715      7.81%       2,104
CIN          SH_SP           $40    23,585     1,431      6.07%       1,751
CIN          SH_P            $30    21,470     1,606      7.48%       1,826
CIN          SH_OP           $15    15,257       897      5.88%       2,370

EKPC         S_SP1          $150     3,119       162      5.19%       3,003
EKPC         S_SP2          $100     3,119       161      5.17%       3,004
EKPC         S_SP3           $50     3,109       162      5.21%       3,024
EKPC         S_P             $40     3,102       165      5.31%       3,043
EKPC         S_OP            $20     2,555       152      5.95%       3,544
EKPC         W_SP            $50     3,211       237      7.39%       2,865
EKPC         W_P             $35     3,183       223      7.01%       2,919
EKPC         W_OP            $30     3,152       222      7.04%       2,945
EKPC         SH_SP           $40     3,225       205      6.36%       2,431
EKPC         SH_P            $30     3,186       206      6.48%       2,506
EKPC         SH_OP           $15     2,273       153      6.75%       2,839

                                                                Exhibit No. JA-6

                  Horizontal Structure of Electricity Markets


                                                        Post-Transaction
                                     Market         E.ON/LG&E            HHI
                                     ------         ---------            ---
                                                                         Post-
   Market     Period        Price     Size        MW    Mkt Share    Transaction
---------   ---------      --------   --------  -----   ---------    -----------

IP           S_SP1          $150     8,740       675      7.72%       2,842
IP           S_SP2          $100     8,740       673      7.70%       2,842
IP           S_SP3           $50     8,704       668      7.68%       2,855
IP           S_P             $40     8,501       642      7.55%       2,813
IP           S_OP            $20     6,987       583      8.35%       2,885
IP           W_SP            $50     9,969       690      6.92%       1,981
IP           W_P             $35     9,529       652      6.85%       1,824
IP           W_OP            $30     9,344       666      7.13%       1,789
IP           SH_SP           $40     9,140       681      7.45%       1,752
IP           SH_P            $30     8,734       683      7.81%       1,599
IP           SH_OP           $15     6,901       487      7.06%       2,368

LGE          S_SP1          $150    13,434     6,830     50.84%       2,848
LGE          S_SP2          $100    13,428     6,830     50.87%       2,850
LGE          S_SP3           $50    13,048     6,646     50.93%       2,868
LGE          S_P             $40    12,925     6,450     49.90%       2,774
LGE          S_OP            $20    10,510     5,356     50.96%       2,872
LGE          W_SP            $50    13,528     6,874     50.81%       2,816
LGE          W_P             $35    11,945     5,593     46.82%       2,447
LGE          W_OP            $30    11,838     5,576     47.10%       2,489
LGE          SH_SP           $40    12,307     5,885     47.82%       2,515
LGE          SH_P            $30    10,911     4,898     44.89%       2,273
LGE          SH_OP           $15     8,131     4,612     56.72%       3,361

SIGE         S_SP1          $150     1,882       103      5.47%       4,095
SIGE         S_SP2          $100     1,882       103      5.47%       4,095
SIGE         S_SP3           $50     1,863       103      5.51%       4,062
SIGE         S_P             $40     1,679       102      6.10%       3,720
SIGE         S_OP            $20     1,606       102      6.34%       4,075
SIGE         W_SP            $50     2,140       201      9.38%       3,307
SIGE         W_P             $35     1,944       200     10.29%       2,926
SIGE         W_OP            $30     1,945       200     10.29%       2,926
SIGE         SH_SP           $40     1,784       189     10.61%       2,784
SIGE         SH_P            $30     1,793       187     10.45%       2,777
SIGE         SH_OP           $15     1,459       177     12.11%       3,172

TVA          S_SP1          $150    33,518       539      1.61%       5,554
TVA          S_SP2          $100    33,518       537      1.60%       5,554
TVA          S_SP3           $50    31,967       533      1.67%       5,391
TVA          S_P             $40    31,408       453      1.44%       5,518
TVA          S_OP            $20    24,444       437      1.79%       6,822
TVA          W_SP            $50    33,972       529      1.56%       5,069
TVA          W_P             $35    30,912       496      1.61%       5,730
TVA          W_OP            $30    28,640       496      1.73%       5,524
TVA          SH_SP           $40    30,037       440      1.47%       4,964
TVA          SH_P            $30    27,609       440      1.59%       5,560
TVA          SH_OP           $15    20,191       284      1.41%       5,590

                                                                Exhibit No. JA-7

                      Vertical Analysis (Dowstream Market)
                  Attribution of Coal-Fired Generation Based on
                            Pro Rata Share of Supply

                                                     Post-Transaction   HHI
                                    Market          E.ON/LG&E           Post-
Market       Period         Price    Size         MW    Mkt Share    Transaction
------       ------         -----   ------        --    ---------    -----------

EKPC         S_SP1          $150     3,119        79      2.53%         764
EKPC         S_SP2          $100     3,119        78      2.50%         765
EKPC         S_SP3           $50     3,109        78      2.50%         783
EKPC         S_P             $40     3,102        58      1.87%         810
EKPC         S_OP            $20     2,555        55      2.17%         790
EKPC         W_SP            $50     3,211       104      3.25%         764
EKPC         W_P             $35     3,183        71      2.24%         808
EKPC         W_OP            $30     3,152        72      2.30%         828
EKPC         SH_SP           $40     3,225        70      2.18%         728
EKPC         SH_P            $30     3,186        73      2.30%         764
EKPC         SH_OP           $15     2,273        32      1.40%         615

IP           S_SP1          $150     8,740       302      3.45%       1,060
IP           S_SP2          $100     8,740       298      3.41%       1,061
IP           S_SP3           $50     8,704       289      3.32%       1,073
IP           S_P             $40     8,501       181      2.13%       1,085
IP           S_OP            $20     8,987       187      2.68%       1,233
IP           W_SP            $50     9,969       337      3.38%         890
IP           W_P             $35     9,529       243      2.55%         920
IP           W_OP            $30     9,344       245      2.62%         965
IP           SH_SP           $40     9,140       227      2.48%         863
IP           SH_P            $30     8,734       235      2.69%         895
IP           SH_OP           $15     6,901       172      2.49%       1,024

LGE          S_SP1          $150    13,434     2,141     15.94%         758
LGE          S_SP2          $100    13,428     2,141     15.94%         758
LGE          S_SP3           $50    13,048     1,962     15.04%         767
LGE          S_P             $40    12,925     1,767     13.67%         746
LGE          S_OP            $20    10,510       725      6.90%         815
LGE          W_SP            $50    13,528     2,083     15.40%         752
LGE          W_P             $35    11,945       827      6.92%         728
LGE          W_OP            $30    11,838       814      6.88%         757
LGE          SH_SP           $40    12,307     1,716     13.94%         696
LGE          SH_P            $30    10,911       738      6.76%         680
LGE          SH_OP           $15     8,131       565      6.95%         612

SIGE         S_SP1          $150     1,882        83      4.43%       1,795
SIGE         S_SP2          $100     1,882        83      4.43%       1,795
SIGE         S_SP3           $50     1,863        82      4.42%       1,829
SIGE         S_P             $40     1,679        82      4.88%       2,219
SIGE         S_OP            $20     1,606        68      4.25%       2,449
SIGE         W_SP            $50     2,140       122      5.71%       1,583
SIGE         W_P             $35     1,944       112      5.76%       1,946
SIGE         W_OP            $30     1,945       112      5.77%       1,957
SIGE         SH_SP           $40     1,784       115      6.45%       1,833
SIGE         SH_P            $30     1,793       106      5.89%       1,880
SIGE         SH_OP           $15     1,459        91      6.21%       1,741

TVA          S_SP1          $150    33,518       511      1.53%       1,590
TVA          S_SP2          $100    33,518       508      1.52%       1,590
TVA          S_SP3           $50    31,967       502      1.57%       1,423
TVA          S_P             $40    31,408       415      1.32%       1,448
TVA          S_OP            $20    24,444       415      1.70%       1,423
TVA          W_SP            $50    33,972       531      1.56%       1,367
TVA          W_P             $35    30,912       462      1.49%       1,465
TVA          W_OP            $30    28,640       465      1.62%       1,253
TVA          SH_SP           $40    30,037       387      1.29%       1,343
TVA          SH_P            $30    27,609       388      1.41%       1,428
TVA          SH_OP           $15    20,191       312      1.55%       1,331

                                                                Exhibit No. JA-7

                      Vertical Analysis (Downstream Market)
                  Attribution of Coal-Fired Generation Based on
                            Pro Rate Share of Supply

Competitive Analysis Screening Model (CASm v.9.1c)
Imputed HHI Report. Created 05/29/01  14:10:38

                                                                        HHI
                                    Market          E.ON/LG&E           Post-
Market       Period         Price    Size         MW    Mkt Share    Transaction
------       ------         -----   ------        --    ---------    -----------

AEP          S_SP1          $150    59,602     1,449      2.43%         511
AEP          S_SP2          $100    59,600     1,446      2.43%         511
AEP          S_SP3           $50    58,799     1,520      2.58%         535
AEP          S_P             $40    58,890     1,444      2.45%         547
AEP          S_OP            $20    53,783     1,478      2.75%         622
AEP          W_SP            $50    56,308     1,526      2.71%         543
AEP          W_P             $35    55,425     1,441      2.60%         567
AEP          W_OP            $30    53,657     1,328      2.48%         581
AEP          SH_SP           $40    66,486     1,470      2.66%         520
AEP          SH_P            $30    53,984     1,482      2.74%         532
AEP          SH_OP           $15    40,421     1,071      2.65%         589

AMEREN       S_SP1          $150    19,785       407      2.06%         709
AMEREN       S_SP2          $100    19,467       406      2.09%         698
AMEREN       S_SP3           $50    19,233       407      2.11%         700
AMEREN       S_P             $40    19,101       377      1.97%         708
AMEREN       S_OP            $20    16,933       388      2.29%         874
AMEREN       W_SP            $50    20,464       472      2.30%         631
AMEREN       W_P             $35    20,128       437      2.17%         661
AMEREN       W_OP            $30    19,481       436      2.24%         684
AMEREN       SH_SP           $40    19,722       387      1.96%         583
AMEREN       SH_P            $30    19,188       401      2.09%         616
AMEREN       SH_OP           $15    14,107       354      2.51%         824

BREC         S_SP1          $150     2,709       607     22.40%       1,225
BREC         S_SP2          $100     2,709       606     22.37%       1,224
BREC         S_SP3           $50     2,705       604     22.34%       1,233
BREC         S_P             $40     2,703       581     21.50%       1,231
BREC         S_OP            $20     2,307       402     17.42%       1,298
BREC         W_SP            $50     3,369       655     19.45%         969
BREC         W_P             $35     3,351       607     18.12%         976
BREC         W_OP            $30     3,333       610     18.30%         999
BREC         SH_SP           $40     2,554       542     21.22%       1,183
BREC         SH_P            $30     2,539       543     21.36%       1,212
BREC         SH_OP           $15     2,145       345     16.08%       1,003

CIN          S_SP1          $150    24,525     1,075      4.37%         835
CIN          S_SP2          $100    24,625     1,075      4.37%         835
CIN          S_SP3           $50    23,918     1,069      4.47%         849
CIN          S_P             $40    23,403     1,013      4.33%         877
CIN          S_OP            $20    19,898       891      4.48%       1,081
CIN          W_SP            $50    25,042     1,350      5.43%         828
CIN          W_P             $35    22,147     1,111      5.02%         984
CIN          W_OP            $30    21,953     1,107      5.04%       1,013
CIN          SH_SP           $40    23,585     1,078      4.57%         816
CIN          SH_P            $30    21,470     1,067      4.97%         959
CIN          SH_OP           $15    15,257       546      3.58%         898

                                                                    Exhibit JA-8

                         Vertical Analysis (Downstream)
                 Attribution of Coal-Fired Generation Based on
                            Equal Share Attribution

               Competitive Analysis Screening Model (CASm v9.1c)
                 Imputed HHI Report. Created 05/29/01 15:03:57


                                                     Post-Transaction
                                     Market      E.ON/LG&E            HHI
                                     ------      ---------            ---
                                                                      Post-
  Market     Period        Price     Size     MW      Mkt Share   Transaction
---------   --------      -------   -------  -----    ---------   -----------

AEP          S_SP1          $150    59,603   2,634      4.42%        372
AEP          S_SP2          $100    59,601   2,630      4.41%        372
AEP          S_SP3           $50    58,802   2,784      4.73%        391
AEP          S_P             $40    58,907   2,743      4.66%        397
AEP          S_OP            $20    53,864   2,749      5.10%        444
AEP          W_SP            $50    56,311   2,689      4.78%        394
AEP          W_P             $35    55,447   2,671      4.82%        403
AEP          W_OP            $30    53,689   2,554      4.76%        413
AEP          SH_SP           $40    55,488   2,602      4.69%        379
AEP          SH_P            $30    54,020   2,632      4.87%        382
AEP          SH_OP           $15    40,508   1,184      2.92%        441

AMEREN       S_SP1          $150    19,785     704      3.56%        593
AMEREN       S_SP2          $100    19,467     703      3.61%        581
AMEREN       S_SP3           $50    19,239     708      3.68%        580
AMEREN       S_P             $40    19,109     680      3.56%        583
AMEREN       S_OP            $20    16,940     685      4.05%        720
AMEREN       W_SP            $50    20,470     790      3.86%        523
AMEREN       W_P             $35    20,130     759      3.77%        544
AMEREN       W_OP            $30    19,504     775      3.97%        561
AMEREN       SH_SP           $40    19,722     681      3.46%        484
AMEREN       SH_P            $30    19,228     701      3.65%        511
AMEREN       SH_OP           $15    14,135     571      4.04%        711

BREC         S_SP1          $150     2,709     258      9.54%      1,092
BREC         S_SP2          $100     2,709     257      9.50%      1,092
BREC         S_SP3           $50     2,707     257      9.49%      1,099
BREC         S_P             $40     2,705     236      8.72%      1,107
BREC         S_OP            $20     2,307      52      2.25%      1,355
BREC         W_SP            $50     3,372     307      9.12%        828
BREC         W_P             $35     3,357     263      7.85%        847
BREC         W_OP            $30     3,342     270      8.08%        869
BREC         SH_SP           $40     2,557     240      9.37%      1,044
BREC         SH_P            $30     2,544     241      9.48%      1,064
BREC         SH_OP           $15     2,145      16      0.77%      1,163

CIN          S_SP1          $150    24,626   2,457      9.98%        585
CIN          S_SP2          $100    24,625   2,457      9.98%        585
CIN          S_SP3           $50    23,983   2,464     10.28%        594
CIN          S_P             $40    23,414   2,423     10.35%        612
CIN          S_OP            $20    20,150   2,253     11.18%        749
CIN          W_SP            $50    25,115   2,679     10.67%        591
CIN          W_P             $35    22,156   2,418     10.92%        699
CIN          W_OP            $30    22,037   2,409     10.93%        714
CIN          SH_SP           $40    23,603   2,324      9.85%        574
CIN          SH_P            $30    21,556   2,295     10.65%        675
CIN          SH_OP           $15    14,822   1,603     10.81%        649

                                    10/11/01                               Page1

EKPC         S_SP1          $150     3,119     204      6.52%        510
EKPC         S_SP2          $100     3,119     202      6.49%        510
EKPC         S_SP3           $50     3,116     204      6.56%        523
EKPC         S_P             $40     3,110     188      6.04%        534
EKPC         S_OP            $20     2,555     158      6.18%        540
EKPC         W_SP            $50     3,218     228      7.07%        515
EKPC         W_P             $35     3,192     198      6.19%        536
EKPC         W_OP            $30     3,164     201      6.36%        552
EKPC         SH_SP           $40     3,234     188      5.82%        497
EKPC         SH_P            $30     3,200     193      6.03%        526
EKPC         SH_OP           $15     2,266     122      5.40%        442

IP           S_SP1          $150     8,740     288      3.29%        876
IP           S_SP2          $100     8,740     284      3.24%        877
IP           S_SP3           $50     8,712     276      3.17%        884
IP           S_P             $40     8,509     166      1.95%        881
IP           S_OP            $20     7,039     153      2.18%        968
IP           W_SP            $50     9,969     356      3.57%        706
IP           W_P             $35     9,529     265      2.78%        715
IP           W_OP            $30     9,375     273      2.91%        742
IP           SH_SP           $40     9,152     246      2.69%        673
IP           SH_P            $30     8,760     259      2.96%        688
IP           SH_OP           $15     7,063     202      2.86%        850

LGE          S_SP1          $150    13,434   1,855     13.80%        615
LGE          S_SP2          $100    13,434   1,855     13.81%        615
LGE          S_SP3           $50    13,065   1,684     12.89%        619
LGE          S_P             $40    12,961   1,487     11.48%        599
LGE          S_OP            $20    10,510     416      3.95%        648
LGE          W_SP            $50    13,546   1,798     13.27%        605
LGE          W_P             $35    11,989     563      4.70%        574
LGE          W_OP            $30    11,891     557      4.68%        593
LGE          SH_SP           $40    12,341   1,485     12.04%        562
LGE          SH_P            $30    10,925     520      4.76%        543
LGE          SH_OP           $15     7,986     256      3.21%        542

SIGE         S_SP1          $150     1,882     291     15.47%      1,097
SIGE         S_SP2          $100     1,882     291     15.47%      1,097
SIGE         S_SP3           $50     1,864     291     15.61%      1,109
SIGE         S_P             $40     1,681     292     17.37%      1,299
SIGE         S_OP            $20     1,616     274     16.95%      1,385
SIGE         W_SP            $50     2,143     310     14.48%        981
SIGE         W_P             $35     1,948     304     15.58%      1,151
SIGE         W_OP            $30     1,950     304     15.60%      1,158
SIGE         SH_SP           $40     1,788     285     15.95%      1,104
SIGE         SH_P            $30     1,798     277     15.43%      1,123
SIGE         SH_OP           $15     1,459     248     17.02%      1,048

TVA          S_SP1          $150    33,518   1,634      4.87%      1,401
TVA          S_SP2          $100    33,518   1,630      4.86%      1,401
TVA          S_SP3           $50    31,990   1,627      5.09%      1,231
TVA          S_P             $40    31,432   1,550      4.93%      1,247
TVA          S_OP            $20    24,500   1,547      6.31%      1,155
TVA          W_SP            $50    33,997   1,674      4.92%      1,185
TVA          W_P             $35    30,940   1,611      5.21%      1,250
TVA          W_OP            $30    28,657   1,620      5.65%      1,033
TVA          SH_SP           $40    30,065   1,390      4.62%      1,165
TVA          SH_P            $30    27,609   1,393      5.04%      1,227
TVA          SH_OP           $15    20,322   1,251      6.16%      1,120

                                    10/11/01                               Page2

                                                                Exhibit No. JA-9

                    Generating Stations in ECAR, MAIN and TVA
            Receiving Coal from RAG American Coal Holding Mines, 1999




                                                                                 RAG                         Largest Supplier
                                                                         -------------------------  -----------------------------
                                                                                      Portion of
                                         NERC                     Size       RAG       Station
                 Utility                 Region     Station       (MW)    Tons (000)  Receipts          Largest Supplier
-------------------------------------   -------  -------------  -------- ------------ ------------  -----------------------------



   AEP                                  ECAR     Cardinal          1,800        88.2       2.3%  Arch Coal, Inc.
                                        ECAR     Tanners Creek       980        27.6       1.2%  G O M Management/1st Capital

   Cinergy                              ECAR     Beckjord          1,323        81.3       2.6%  AEI Resources, Inc.
                                        ECAR     East Bend           600        23.6       1.3%  Ohio Power Co.
                                        ECAR     Miami Fort        1,300       101.8       2.9%  Arch Coal, Inc.
                                        ECAR     Zimmer            1,300         7.6       0.2%  CONSOL Coal Group
                                        ECAR     Gallagher           560       561.2      43.6%  RAG American
                                        ECAR     Gibson            3,131     1,063.5      11.6%  Black Beauty Coal Co./Peabody

   FirstEnergy                          ECAR     Ashtabula           372         9.6       3.0%  Ohio Valley Resources, Inc.
                                        ECAR     Avon Lake           716       182.1      14.2%  Arch Coal, Inc.
                                        ECAR     Eastlake          1,246       824.7      46.4%  RAG American
                                        ECAR     Burger              413        36.6       5.1%  Ohio Valley Resources, Inc.
                                        ECAR     Sammis            2,233     1,286.3      22.4%  Arch Coal, Inc.

   Detroit Edison Co                    ECAR     St Clair          1,681        38.0       0.8%  Kiewit/Kennecott

   Duquesne Light                       ECAR     Cheswick            562       406.0      34.6%  RAG American and Quintain Resources
                                        ECAR     Elrama              474        47.0       5.3%  New Warwick Mining Co.

   East Kentucky Power Coop             ECAR     Spurlock            850        22.0       0.9%  Arch Coal, Inc.

   Lansing Board of Water and Light     ECAR     Eckert              357        21.0       2.5%  Kennecott Energy Corp.
                                        ECAR     Erickson            158        32.0       6.7%  American Natural Resources Co.

   Northern Indiana Public Service      ECAR     Bailly              511       224.2      16.0%  Arch Coal, Inc.
                                        ECAR     Michigan City       589       464.2      37.1%  RAG American
                                        ECAR     Mitchell            502       256.6      24.6%  Arch Coal, Inc.
                                        ECAR     Rollin Schahfer   1,780       651.2      11.9%  Arch Coal, Inc.

   Ohio Valley Electric Corp            ECAR     Kyger Creek/1       990       561.0      19.2%  CONSOL Coal Group

   Southern Indiana Gas and Electric    ECAR     A B Brown           580        90.3       7.4%  AEI Resources, Inc.

   Allegheny Energy                     ECAR     Hatfield          1,466       291.1       9.2%  CONSOL Coal Group
                                                 Mitchell            288        26.2       3.9%  CONSOL Coal Group

   Ameren                               MAIN     Newton            1,110       236.0       6.8%  Peabody Holding Co.

   Electric Energy                      MAIN     Joppa/2           1,014     1,915.5      38.5%  RAG American

   Wisconsin Power and Light            MAIN     Edgewater           887       222.2       7.9%  Arch Coal, Inc.

   Wisconsin Public Service Corp        MAIN     Pulliam             396        23.0       1.5%  Peabody Holding Co.

   Tennessee Valley Authority           SERC     BRT/3                         1,817      21.3%  Arch Coal, Inc.
                                        SERC     Cahokia/3                      20.0      66.8%  RAG American
                                        SERC     Cumberland        2,462       841.8      11.7%  Peabody Holding Co.
                                        SERC     Widows Creek      1,610        58.7       1.9%  Black Beauty Coal Co./Peabody
-------------------------------------------------------------------------------------------------------------------------------

   Total Generation Partially Served by RAG American:             34,241

   Portion of Generation Served by RAG American:                     -
-------------------------------------------------------------------------------------------------------------------------------


1/   OVEC  is  owned  by AEP  (42.1%),  FirstEnergy  (20.5%),  Allegheny  Energy
     (12.5%), LG&E Energy (9.5%), Cinergy (9.0%), Dayton Power & Light (4.9%) and Southern Indiana Gas & Electric (1.5%).

2/   EEI is owned by Ameren (60%), LG&E Energy (20%) and Illinois Power (20%).

3/ These are coal delivery sites, not generating stations. It is not known which TVA generating plants receive coal from these sites. TVA's Allen plant (744 MW) is served from another delivery site, Cora, which has no deiveries from RAG.)


     Source:  Federal Energy Regulatory  Commission Form 423 as compiled by John
     T. Boyd Company, Mining and Geological Consultants.



[TABLE CONTINUED]



                                          -------------------------------------------
                                           Portion of
                                             Station
                 Utility                     Receipts                [no heading??]
-------------------------------------     -------------------------------------------



   AEP                                      38.8%                       42.22
                                            29.4%                       11.29
                                                                            -
   Cinergy                                  51.5%                       34.65
                                            31.7%                        7.64
                                            28.0%                       37.75
                                            34.0%                        2.91
                                            43.6%                      244.21
                                            81.3%                      361.67
                                                                            -
   FirstEnergy                              86.4%                       11.10
                                            50.5%                      101.62
                                            46.4%                      578.07
                                            56.1%                       21.11
                                            28.2%                      499.52
                                                                            -
   Detroit Edison Co                        60.8%                       13.79
                                                                            -
   Duquesne Light                      rces 34.6%                      194.69
                                            41.2%                       24.89
                                                                            -
   East Kentucky Power Coop                 24.0%                        7.59
                                                                            -
   Lansing Board of Water and Light         75.8%                        9.08
                                            50.0%                       10.59
                                                                            -
   Northern Indiana Public Service          29.4%                       81.70
                                            37.1%                      218.78
                                            63.7%                      123.38
                                            35.7%                      212.06
                                                                            -
   Ohio Valley Electric Corp                39.1%                      190.53
                                                                            -
   Southern Indiana Gas and Electric        92.6%                       43.15

   Allegheny Energy                         81.9%                      134.97
                                            89.8%                       11.30
                                                                            -
   Ameren                                   73.5%                       75.06
                                                                            -
   Electric Energy                          38.5%                      390.47
                                                                            -
   Wisconsin Power and Light                73.4%                       70.12
                                                                            -
   Wisconsin Public Service Corp            86.0%                        6.05
                                                                            -
   Tennessee Valley Authority               22.2%                           -
                                            66.8%                           -
                                            85.1%                      288.05
                                            19.7%                       29.79



                    Generating Stations in ECAR, MAIN and TVA
            Receiving Coal from RAG American Coal Holding Mines, 2000



                                                                                        RAG                     Largest Supplier
                                                                                -------------------------  -------------------------
                                                                                                Portion of
                                         NERC                         Size          RAG          Station
                 Utility                 Region     Station           (MW)       Tons (000)     Receipts      Largest Supplier
-------------------------------------   -------  -------------      --------    ------------    ---------  -------------------------


   Allegheny Energy                     ECAR     Hatfield              1,466      708.9          20.1%     CONSOL Coal Group

   Alliant Energy Corp.                 MAIN     Columbia (WI) - WPL   1,146      499.2          12.8%     Peabody Holding Co.
                                        MAIN     Edgewater (WI)          887      100.3           4.0%     Arch Coal, Inc.

   Ameren Corp.                         MAIN     Labadie               2,296      125.0           1.5%     Kennecott Energy Corp.
                                        MAIN     Rush Island           1,166      878.0          18.6%     Kennecott Energy Corp.

   AEP                                  ECAR     Tanners Creek           980      355.0          16.0%     CONSOL Coal Group
                                        ECAR     Cardinal              1,800       32.5           0.8%     Arch Coal, Inc.

   Cinergy                              ECAR     Beckjord              1,323      105.1           3.5%     AEI Resources, Inc.
                                        ECAR     East Bend               600       31.9           1.8%     CONSOL Coal Group
                                        ECAR     Gallagher               560      758.0          57.2%     RAG American
                                        ECAR     Gibson                3,131     1493.1          18.1%     Peabody Holding Co.
                                        ECAR     Miami Fort            1,300      128.3           3.6%     Arch Coal, Inc.
                                        ECAR     Zimmer                1,300       23.1           0.8%     Ohio Valley Resources,
                                                                                                             Inc.

   Detroit Edison Co                    ECAR     St. Clair             1,681      482.0           9.9%     Kennecott Energy Corp.

   East Kentucky Power Coop             ECAR     Spurlock                850      211.0           9.3%     Arch Coal, Inc.

   FirstEnergy                          ECAR     Burger                  413      101.3          21.1%     CONSOL Coal Group
                                        ECAR     Eastlake              1,246      415.3          38.1%     RAG American
                                        ECAR     Mansfield             2,360      516.5          17.9%     Consol Coal Group
                                        ECAR     Sammis                2,233      501.2          18.1%     Arch Coal, Inc.

   Goldman Sachs Group, Inc.            ECAR     Cheswick                562       92.0           6.6%     Pittston Co.
   (Duquesne Light)                     ECAR     Elrama                  474        6.0           0.6%     Unknown

   Grand Haven Board of Light & Power   ECAR     Sims                     86       74.7          45.4%     American Metals & Coal
                                                                                                             Int'

   Lansing Board of Water and Light     ECAR     Erickson                158        0.1           0.0%     Coastal Coal Co., L.L.C.

   Northern Indiana Public Service      ECAR     Bailly                  511       36.6           3.0%     AEI Resources, Inc.
                                        ECAR     Michigan City           589      456.6          33.0%     Arch Coal, Inc.
                                        ECAR     Mitchell                502       71.1           6.4%     Peabody Holding Co.
                                        ECAR     Rollin Schahfer       1,780      557.6          11.6%     Kennecott Energy Corp.

   Ohio Valley Electric Corp            ECAR     Kyger Creek1            990      304.0           9.7%     CONSOL Coal Group

   Richmond Power & Light               ECAR     Whitewater              101       23.4           9.2%     River Trading Co.

   Tennessee Valley Authority           SERC     Cumberland            2,462      368.9           5.0%     Peabody Holding Co.
                                        SERC     GRT2                             811.9           8.8%     Arch Coal, Inc.
                                        SERC     Shawnee               1,330      184.2           5.1%     AEI Resources, Inc.

   Wisconsin Public Service Corp        MAIN     Weston (WI)             549       95.0           5.0%     Arch Coal, Inc.


-----------------------------------------------------------------------------------------------------------------------------------
   Total Generation Partially Served by RAG American:                 36,832

   Portion of Generation Served by RAG American:                       4,385
--------------------------------------------------------------------------------



1/   OVEC  is  owned  by AEP  (42.1%),  FirstEnergy  (20.5%),  Allegheny  Energy
     (12.5%), LG&E Energy (9.5%), Cinergy (9.0%), Dayton Power & Light (4.9%) and Southern Indiana Gas & Electric (1.5%).

2/ This is a coal delivery site, not a generating station. It is not known which TVA generating plants receive coal from this site. TVA's Allen plant (744 MW) is served from another delivery site, Cora, which has no deiveries from RAG.)


     Source: Federal Energy Regulatory Commission Form 423 as compiled by RDI, CoalDat


[TABLE CONTINUED]



                                       -----------------------------------------
                                           Portion of
                                             Station
                 Utility                     Receipts     [No heading?]
-------------------------------------  -----------------------------------------


   Allegheny Energy                       79.5%                 294.3

   Alliant Energy Corp.                   57.8%                 146.3
                                          80.8%                  35.5

   Ameren Corp.                           45.5%                  33.7
                                          70.8%                 216.8

   AEP                                    39.7%                 157.1
                                          47.4%                  13.5

   Cinergy                                50.9%                  46.1
                                          49.3%                  10.9
                                          57.2%                 320.3
                                          77.6%                 566.9
                                          26.2%                  47.0
                                          62.5%                  10.4

   Detroit Edison Co                      88.4%                 166.1

   East Kentucky Power Coop               18.2%                  79.0

   FirstEnergy                            37.9%                  87.0
                                          38.1%                 474.2
                                          59.8%                 423.2
                                          29.6%                 403.8

   Goldman Sachs Group, Inc.              35.9%                  37.2
   (Duquesne Light)                       66.5%                   3.0

   Grand Haven Board of Light & Power     54.6%                  39.1

   Lansing Board of Water and Light       83.4%                   0.1

   Northern Indiana Public Service        42.6%                  15.4
                                          55.9%                 194.3
                                          50.3%                  32.2
                                          37.9%                 207.2

   Ohio Valley Electric Corp              41.8%                  96.3

   Richmond Power & Light                 58.9%                   9.3

   Tennessee Valley Authority             77.9%                 123.0
                                          21.8%                   0.0
                                          53.0%                  67.8

   Wisconsin Public Service Corp          75.2%                  27.6



                                                               Exhibit No. JA-10

             Market Share and Concentration of Upstream Coal Market
                          Defined as Coal Suppliers to
                      ECAR, MAIN, and TVA Generating Plants
                                  Actual Supply

                                 1999                                                               2000
================================================================   ===============================================================
                                   Tons        Market                                                 Tons        Market
    Coal Company                   (000)       Share       HHI         Coal Company                   (000)       Share       HHI
----------------------------------------------------------------   ---------------------------------------------------------------
Peabody Holding Co.               71,942.2     21.46%      461     Peabody Holding Co.               61,944.8     19.38%      376
Arch Coal Corp.                   47,255.9     14.10%      199     Arch Coal Corp.                   40,578.3     12.70%      161
Kennecott Energy Corp.            40,362.8     12.04%      145     Kennecott Energy Corp.            37,375.7     11.70%      137
Consol Coal Group                 30,409.2      9.07%       82     Consol Coal Group                 26,575.8      8.32%       69
AEI Resources, Inc.               24,491.7      7.31%       53     AEI Resources, Inc.               24,514.5      7.67%       59
Rag America, Inc.                 12,991.1      3.88%       15     Rag America, Inc.                 10,547.7      3.30%       11
AEP                                9,278.6      2.77%        8     AEP                                9,368.7      2.93%        9
Robert Murray                      6,115.3      1.82%        3     Robert Murray                      6,165.6      1.93%        4
A. T. Massey Coal Co., Inc.        5,644.2      1.68%        3     Mapco Coal, Inc.                   4,652.8      1.46%        2
Mapco Coal, Inc.                   4,960.0      1.48%        2     A. T. Massey Coal Co., Inc.        4,634.2      1.45%        2
Pittston Co.                       4,675.2      1.39%        2     Pittston Co.                       4,348.6      1.36%        2
Pen Holdings, Inc.                 4,309.1      1.29%        2     Pen Holdings, Inc.                 3,715.8      1.16%        1
Quaker Coal Co., Inc.              3,433.0      1.02%        1     Other                             85,153.6     26.65%        9
Other                             69,380.2     20.70%        7     ---------------------------------------------------------------
---------------------------------------------------------------    Total                            319,576.1    100.00%      841
Total                            335,248.5    100.00%      983     ===============================================================
===============================================================

Note: "Other" consists of companies with market shares less than 1%.


             Market Share and Concentration of Upstream Coal Market
                          Defined as Coal Suppliers to
                             ECAR Generating Plants
                                  Actual Supply

                                 1999                                                               2000
===============================================================    ===============================================================
                                   Tons        Market                                                 Tons        Market
    Coal Company                   (000)       Share       HHI         Coal Company                   (000)       Share       HHI
---------------------------------------------------------------    ---------------------------------------------------------------
Peabody Holding Co.               41,397.9     19.21%      369     Peabody Holding Co.               31,385.5     15.72%      247
Consol Coal Group                 28,087.8     13.03%      170     Consol Coal Group                 24,526.8     12.29%      151
Arch Coal Corp.                   25,001.9     11.60%      135     Arch Coal Corp.                   23,715.8     11.88%      141
AEI Resources, Inc.               18,419.9      8.55%       73     AEI Resources, Inc.               16,317.8      8.17%       67
Kennecott Energy Corp.            15,079.6      7.00%       49     Kennecott Energy Corp.            15,445.2      7.74%       60
AEP                                9,278.6      4.31%       19     AEP                                9,368.7      4.69%       22
Rag America, Inc.                  7,915.4      3.67%       13     Rag America, Inc.                  7,485.2      3.75%       14
A. T. Massey Coal Co., Inc.        5,644.2      2.62%        7     Robert Murray                      5,588.5      2.80%        8
Robert Murray                      5,473.1      2.54%        6     A. T. Massey Coal Co., Inc.        4,634.2      2.32%        5
Pittston Co.                       4,367.3      2.03%        4     Pittston Co.                       4,254.3      2.13%        5
Pen Holdings, Inc.                 4,309.1      2.00%        4     Pen Holdings, Inc.                 3,715.8      1.86%        3
Quaker Coal Co., Inc.              3,433.0      1.59%        3     Progree Energy                     2,940.8      1.47%        2
Solar Sources, Inc.                2,821.1      1.31%        2     Quaker Coal Co., Inc.              2,832.8      1.42%        2
Other                             44,297.0     20.55%        8     Mapco Coal, Inc.                   2,626.9      1.32%        2
---------------------------------------------------------------    Solar Sources, Inc.                2,563.6      1.28%        2
Total                            215,525.8    100.00%      861     Other                             42,230.1     21.15%        6
===============================================================    ---------------------------------------------------------------
                                                                   Total                            199,632.0    100.00%      737
                                                                   ===============================================================

Note: "Other" consists of companies with market shares less than 1%.



             Market Share and Concentration of Upstream Coal Market
                          Defined as Coal Suppliers to
               ECAR Generating Plants Excluding Michigan Utilities
                                  Actual Supply

                                 1999                                                               2000
===============================================================    ===============================================================
                                   Tons        Market                                                 Tons        Market
    Coal Company                   (000)       Share       HHI         Coal Company                   (000)       Share       HHI
---------------------------------------------------------------    ---------------------------------------------------------------
Peabody Holding Co.               36,352.1     19.73%      389     Peabody Holding Co.               28,975.6     17.10%      293
Consol Coal Group                 24,574.4     13.33%      178     Consol Coal Group                 22,165.3     13.08%      171
AEI Resources, Inc.               18,242.7      9.90%       98     AEI Resources, Inc.               16,227.8      9.58%       92
Arch Coal Corp.                   17,208.7      9.34%       87     Arch Coal Corp.                   14,648.0      8.65%       75
AEP                                9,278.6      5.03%       25     AEP                                9,368.7      5.53%       31
Rag America, Inc.                  7,823.7      4.25%       18     Rag America, Inc.                  6,928.4      4.09%       17
Robert Murray                      5,473.1      2.97%        9     Robert Murray                      5,588.5      3.30%       11
A. T. Massey Coal Co., Inc.        5,251.2      2.85%        8     Kennecott Energy Corp.             4,894.8      2.89%        8
Kennecott Energy Corp.             5,017.8      2.72%        7     Pittston Co.                       4,254.3      2.51%        6
Pittston Co.                       4,367.3      2.37%        6     A. T. Massey Coal Co., Inc.        4,012.8      2.37%        6
Pen Holdings, Inc.                 4,309.1      2.34%        5     Pen Holdings, Inc.                 3,561.8      2.10%        4
Solar Sources, Inc.                2,821.1      1.53%        2     Progree Energy                     2,896.8      1.71%        3
Quaker Coal Co., Inc.              2,052.2      1.11%        1     Mapco Coal, Inc.                   2,626.9      1.55%        2
Triad Mining Of Indiana, Inc.      1,974.6      1.07%        1     Solar Sources, Inc.                2,563.6      1.51%        2
Progree Energy                     1,949.5      1.06%        1     Triad Mining Of Indiana, Inc.      1,834.9      1.08%        1
Mapco Coal, Inc.                   1,921.2      1.04%        1     Quaker Coal Co., Inc.              1,740.6      1.03%        1
Other                             35,674.3     19.36%        6     Other                             37,125.0     21.91%        6
---------------------------------------------------------------    ---------------------------------------------------------------
Total                            184,291.5    100.00%      844     Total                            169,413.7    100.00%      729
===============================================================    ===============================================================

Note: "Other" consists of companies with market shares less than 1%.



             Market Share and Concentration of Upstream Coal Market
                          Defined as Coal Suppliers to
ECAR, MAIN, and TVA Generating Plants Excluding Michigan and Wisconsin Utilities
                                  Actual Supply

                                 1999                                                               2000
================================================================   ===============================================================
                                   Tons        Market                                                 Tons        Market
    Coal Company                   (000)       Share       HHI         Coal Company                   (000)       Share       HHI
----------------------------------------------------------------   ---------------------------------------------------------------
Peabody Holding Co.               57,675.4     20.53%      421     Peabody Holding Co.              50,997.2      19.07%      364
Arch Coal Corp.                   34,552.3     12.30%      151     Arch Coal Corp.                  26,063.0       9.75%       95
Consol Coal Group                 25,949.7      9.24%       85     AEI Resources, Inc.              24,207.5       9.05%       82
Kennecott Energy Corp.            24,721.8      8.80%       77     Consol Coal Group                23,380.7       8.74%       76
AEI Resources, Inc.               24,171.2      8.60%       74     Kennecott Energy Corp.           22,271.6       8.33%       69
Rag America, Inc.                 12,654.3      4.50%       20     AEP                               9,368.7       3.50%       12
AEP                                9,278.6      3.30%       11     Rag America, Inc.                 9,296.4       3.48%       12
Robert Murray                      6,115.3      2.18%        5     Robert Murray                     6,165.6       2.31%        5
A. T. Massey Coal Co., Inc.        5,251.2      1.87%        3     Mapco Coal, Inc.                  4,652.8       1.74%        3
Mapco Coal, Inc.                   4,887.9      1.74%        3     Pittston Co.                      4,348.6       1.63%        3
Pittston Co.                       4,675.2      1.66%        3     A. T. Massey Coal Co., Inc.       4,012.8       1.50%        2
Pen Holdings, Inc.                 4,309.1      1.53%        2     Pen Holdings, Inc.                3,561.8       1.33%        2
Solar Sources, Inc.                2,968.1      1.06%        1     Progree Energy                    3,119.3       1.17%        1
Other                             63,742.5     22.69%        8     Lodestar Energy, Inc.             2,854.2       1.07%        1
---------------------------------------------------------------    Exxon Coal USA, Inc.              2,820.0       1.05%        1
Total                            280,952.5    100.00%      867     Other                            70,245.5      26.27%        7
===============================================================    ---------------------------------------------------------------
                                                                   Total                           267,365.7     100.00%      736
                                                                   ==============================================================

Note: "Other" consists of companies with market shares less than 1%.

                                                               Exhibit No. JA-11

             Market Share and Concentration of Upstream Coal Market
                     Defined as Potential Coal Suppliers to
                      ECAR, MAIN, and TVA Generating Plants
                                Potential Supply

                        1999                                                             2000
==========================================================   ============================================================
                                      Market          HHI                                        Market
        Coal Company                  Share                          Coal Company                Share               HHI
----------------------------------------------------------   ------------------------------------------------------------
Peabody Holding Co.                   18.6%           345    Peabody Holding Co.                  17.0%              290
Kennecott Energy Corp.                10.7%           115    Kennecott Energy Corp.               11.4%              129
Consol Coal Group                     10.3%           106    Arch Coal Corp.                      9.0%                81
Arch Coal Corp.                        9.4%            88    Consol Coal Group                    8.8%                77
Rag America, Inc.                      5.8%            33    Rag America, Inc.                    5.7%                33
AEI Resources, Inc.                    5.6%            31    AEI Resources, Inc.                  5.6%                31
A. T. Massey Coal Co., Inc.            3.3%            11    A. T. Massey Coal Co., Inc.          3.5%                12
Robert Murray                          2.5%             6    Vulcan Management Group              3.0%                 9
Mapco Coal, Inc.                       2.2%             5    Robert Murray                        2.7%                 7
Vulcan Management Group                2.0%             4    Mapco Coal, Inc.                     2.4%                 6
AEP                                    2.0%             4    AEP                                  2.1%                 4
Lodestar Energy, Inc.                  1.6%             2    Lodestar Energy, Inc.                1.9%                 3
James River Coal Co.                   1.2%             1    PPL Montana, L.L.C.                  1.4%                 2
Quaker Coal Co., Inc.                  1.0%             1    Quaker Coal Co., Inc.                1.1%                 1
Other                                 24.0%             8    Other                                24.6%                8
----------------------------------------------------------   ------------------------------------------------------------
Total                                100.0%           760    Total                               100.0%              694
==========================================================   ============================================================

Note: "Other" consists of companies with market shares less than 1%.



             Market Share and Concentration of Upstream Coal Market
                     Defined as Potential Coal Suppliers to
                             ECAR Generating Plants
                                Potential Supply

                        1999                                                             2000
==========================================================   ============================================================
                                      Market          HHI                                        Market
        Coal Company                  Share                           Coal Company               Share               HHI
----------------------------------------------------------   ------------------------------------------------------------
Peabody Holding Co.                   16.65%          277     Peabody Holding Co.                14.25%              203
Consol Coal Group                     14.55%          212     Consol Coal Group                  13.03%              170
Arch Coal Corp.                        6.93%           48      AEI Resources, Inc.                6.84%               47
AEI Resources, Inc.                    6.89%           47      Kennecott Energy Corp.             6.79%               46
Kennecott Energy Corp.                 6.46%           42      Arch Coal Corp.                    6.42%               41
A. T. Massey Coal Co., Inc.            4.57%           21      A. T. Massey Coal Co., Inc.        4.88%               24
Rag America, Inc.                      3.99%           16      Rag America, Inc.                  4.12%               17
AEP                                    3.06%            9      AEP                                3.28%               11
Robert Murray                          2.64%            7      Robert Murray                      3.16%               10
James River Coal Co.                   1.64%            3      Mapco Coal, Inc.                   1.80%                3
Quaker Coal Co., Inc.                  1.48%            2      Quaker Coal Co., Inc.              1.67%                3
Mapco Coal, Inc.                       1.46%            2      PPL Montana, L.L.C.                1.50%                2
Lodestar Energy, Inc.                  1.25%            2      James River Coal Co.               1.38%                2
Solar Sources, Inc.                    1.25%            2      Lodestar Energy, Inc.              1.38%                2
Pittston Co.                           1.22%            1      Solar Sources, Inc.                1.37%                2
Coastal Coal Co., L.L.C.               1.17%            1      Vulcan Management Group            1.37%                2
PPL Montana, L.L.C.                    1.16%            1      Coastal Coal Co., L.L.C.           1.10%                1
Other                                 23.62%            8      Other                             25.65%                9
----------------------------------------------------------   ------------------------------------------------------------
Total                                 100.0%          702     Total                              100.0%              594
==========================================================   ============================================================

Note: "Other" consists of companies with market shares less than 1%.



             Market Share and Concentration of Upstream Coal Market
                     Defined as Potential Coal Suppliers to
               ECAR Generating Plants Excluding Michigan Utilities
                                Potential Supply

                        1999                                                             2000
==========================================================   ============================================================
                                      Market          HHI                                        Market
        Coal Company                  Share                          Coal Company                Share               HHI
----------------------------------------------------------   ------------------------------------------------------------
Peabody Holding Co.                  17.30%           299    Peabody Holding Co.                  4.73%              217
Consol Coal Group                    15.79%           249    Consol Coal Group                    4.15%              200
AEI Resources, Inc.                   7.44%            55    AEI Resources, Inc.                  7.45%               56
Arch Coal Corp.                       6.45%            42    Arch Coal Corp.                      5.88%               35
A. T. Massey Coal Co., Inc.           4.67%            22    A. T. Massey Coal Co., Inc.          5.02%               25
Rag America, Inc.                     3.63%            13    AEP                                  3.85%               15
AEP                                   3.56%            13    Rag America, Inc.                    3.73%               14
Kennecott Energy Corp.                3.38%            11    Robert Murray                        3.63%               13
Robert Murray                         2.99%             9    Kennecott Energy Corp.               3.38%               11
James River Coal Co.                  1.67%             3    Mapco Coal, Inc.                     2.08%                4
Mapco Coal, Inc.                      1.67%             3    Quaker Coal Co., Inc.                1.85%                3
Quaker Coal Co., Inc.                 1.59%             3    Solar Sources, Inc.                  1.62%                3
Solar Sources, Inc.                   1.46%             2    Lodestar Energy, Inc.                1.59%                3
Lodestar Energy, Inc.                 1.40%             2    James River Coal Co.                 1.43%                2
Coastal Coal Co., L.L.C.              1.26%             2    Coastal Coal Co., L.L.C.             1.22%                1
Pittston Co.                          1.25%             2    Oxford Mining                        1.11%                1
Triad Mining Of Indiana, Inc.         1.09%             1    Triad Mining Of Indiana, Inc.        1.09%                1
Fairfax Mining Co., Inc.              1.09%             1    Fairfax Mining Co., Inc.             1.06%                1
Other                                22.29%             6    Pittston Co.                         1.04%                1
----------------------------------------------------------   Vulcan Management Group              1.04%                1
Total                                100.0%           738    Other                               23.07%                6
==========================================================   ------------------------------------------------------------
                                                             Total                               100.0%              614
                                                             ============================================================

Note: "Other" consists of companies with market shares less than 1%.



             Market Share and Concentration of Upstream Coal Market
                     Defined as Potential Coal Suppliers to
ECAR, MAIN, and TVA Generating Plants Excluding Michigan and Wisconsin Utilities
                                Potential Supply

                        1999                                                             2000
==========================================================   ============================================================
                                      Market          HHI                                         Market
        Coal Company                  Share                           Coal Company                Share              HHI
----------------------------------------------------------   ------------------------------------------------------------
Peabody Holding Co.                  18.73%           351     Peabody Holding Co.                17.05%              291
Consol Coal Group                    11.29%           127     Consol Coal Group                   9.60%               92
Arch Coal Corp.                       8.75%            77     Kennecott Energy Corp.              8.53%               73
Kennecott Energy Corp.                7.74%            60     Arch Coal Corp.                     8.33%               69
AEI Resources, Inc.                   6.21%            39     AEI Resources, Inc.                 6.19%               38
Rag America, Inc.                     5.23%            27     Rag America, Inc.                   5.24%               27
A. T. Massey Coal Co., Inc.           3.47%            12     A. T. Massey Coal Co., Inc.         3.66%               13
Robert Murray                         2.90%             8     Robert Murray                       3.17%               10
Mapco Coal, Inc.                      2.56%             7     Mapco Coal, Inc.                    2.82%                8
AEP                                   2.33%             5     Vulcan Management Group             2.55%                6
Lodestar Energy, Inc.                 1.83%             3     AEP                                 2.44%                6
Vulcan Management Group               1.65%             3     Lodestar Energy, Inc.               2.21%                5
James River Coal Co.                  1.25%             2     Quaker Coal Co., Inc.               1.25%                2
Quaker Coal Co., Inc.                 1.15%             1     James River Coal Co.                1.04%                1
Other                                24.92%             9     Solar Sources, Inc.                 1.03%                1
----------------------------------------------------------    Other                              24.90%                8
Total                                100.0%           731    ------------------------------------------------------------
==========================================================    Total                              100.0%              651
                                                             ============================================================

Note: "Other" consists of companies with market shares less than 1%.

            Table of Contents of Workpapers of William H. Hieronymus
                              E.ON Powergen Merger

Table of    Workpapers of
Contents    William H.
            Hieronymus

Directory   Subdirectory                           Description of Contents                             Location

Exhibits
            JA-10                 Market Share and Concentration of Upstream
                                  Coal Market (Actual Supplies)
            JA-11                 Market Share and Concentration of Upstream
                                  Coal Market (Potential Supplies)
            JA-4                  Data and Methodology of CASm (Appendix A)
            JA-5                  Technical Description of CASm model
                                    (including solver parameters)
            JA-6                  Summary of CASm Results for the Horizontal
                                    Market
            JA-7-8                Summary of CASm Results for the Pro-rata
                                    and Equal Percentage Model
            JA-9                  Generating Stations in ECAR, MAIN and TVA
                                    Receiving Coal from RAG American Coal
                                    Holding Mines
------------------------------------------------------------------------------------------------------------------------------------
            JA-2                  Resume of William Hieronymus



CASm       Results of CASm
Output     Analysis:

           Downstream Market
           Analysis Equal
           Percentage
           Model                Market Share Reports                                  CASm Output\Equal Percentage Model\
                                                                                        [Destination Market]\Supplier_I.csv
                                Transmission Reports                                  CASm Output\Equal Percentage Model\
           Downstream Market                                                            [Destination Market]\TX.csv
           Analysis Pro-rata
           Model                Market Share Reports                                  CASm Output\Pro-rata Model\
                                                                                        [Destination Market]\Supplier_I.csv
                                Transmission Reports                                  CASm Output\Pro-rata Model\
                                                                                        [Destination Market]\TX.csv
           Horizontal Model     Market Share Reports                                  CASm Output\Horizontal Model\
                                                                                        [Destination Market]\Supplier.csv
                                Transmission Reports                                  CASm Output\Horizontal Model\
                                                                                        [Destination Market]\TX.csv
------------------------------------------------------------------------------------------------------------------------------------
CASm
Inputs     Generation           Listing of Applicants' Assets (including              CASm Inputs\Generation\
                                unit type, MW rating and ownership share)               Applicants Gen.xls
                                Detailed Listing of Generating Units Including        CASm Inputs\Generation\
                                Fuel Type, Cost, Capacity, etc.                         Generation.xls
                                New Entry Included in Model (with capacity,           CASm Inputs\Generation\
                                merchant exposure etc.)                                 New Capacity.xls

           Load Data            10-Year Load forecasts for Applicants                 CASm Inputs\Load CASm\
                                                                                        Load from Ferc 714.xls

           Transmission         Transmission Limits Used in Analysis                  CASm Inputs\Transmission\
                                  (simultaneous)                                        simultaneous.xls
                                Transmission Limits Used in Analysis                  CASm Inputs\Transmission\
                                  (non-simultaneous)                                    non-simultaneous.xls
                                Derivation of MISO and Alliance Rates                 CASm Inputs\Transmission\
                                                                                        MISO&AllianceRates.xls
                                Order No. 888 Rates used in analysis                  CASm Inputs\Transmission\
                                                                                        888rates.xls

           Sales Data           PowerGen's Sales and Purchases data for 1999          CASm Inputs\Sales CASm\FERC
                                  and 2000                                              Form One CASm 1999-2000.xls

           Coal Attribution     List of coal supply percentages by plant              CASm Inputs\Coal Attribution\
                                                                                        Coal Supplies by Plant.xls
                                List of how coal suppliers are affiliated for         CASm Inputs\Coal Attribution\
                                  reporting purposes and HHI calculations               Coal Reporting.xls
                                Listing of plants imputed through alternated means    CASm Inputs\Coal Attribution\
                                                                                        Plants Attributed by Alt. Means.xls
           Market Price Data    Power Markets Weekly Data for 1999 and 2000           CASm Inputs\Market Price CASm\
                                  for ECAR/MAIN and TVA                                 PMW CASm.xls

           Coal Data from Boyd  1999 Coal Deliveries to ECAR based Coal               CASm Inputs\Boyd Coal CASm\
                                  Fired Generation                                      Coal Deliveries to ECAR.xls
                                1999 Coal Deliveries to MAIN based Coal               CASm Inputs\Boyd Coal CASm\
                                  Fired Generation                                      Coal Deliveries to MAIN.xls
                                1999 Coal Deliveries to TVA based Coal                CASm Inputs\Boyd Coal CASm\
                                  Fired Generation                                      Coal Deliveries to TVA.xls
                                1999 RAG Deliveries to ECAR based Coal                CASm Inputs\Boyd Coal CASm\
                                  Fired Generation                                      RAG Deliveries to ECAR.xls
                                1999 RAG Deliveries to MAIN based Coal                CASm Inputs\Boyd Coal CASm\
                                  Fired Generation                                      RAG Deliveries to MAIN.xls
                                1999 RAG Deliveries to TVA based Coal                 CASm Inputs\Boyd Coal CASm\
                                  Fired Generation                                      RAG Deliveries to TVA.xls

------------------------------------------------------------------------------------------------------------------------------------
Upstream   Coal Data from RDI   ECAR, MAIN, and TVA Transaction Data                  Upstream Analysis Files\Data\
Analysis                          from RDI CoalDat                                      Utilitydata.xls or .sas7bdat
Files                           Coal production data by district                      Upstream Analysis Files\Data\
                                  from RDI CoalDat                                      Coaldata.xls or .sas7bdat

           SAS Code             SAS program to analyze the coal company market        Upstream Analysis Files\SAS Code\
                                  shares in ECAR, MAIN, and TVA                         Mergecoalutilty.sas (.log,.lst)
                                SAS program to analyze the coal company market        Upstream Analysis Files\SAS Code\
                                  shares in ECAR                                        MergecoalutiltyECAR.sas (.log,.lst)
                                SAS program to analyze the coal company market        Upstream Analysis Files\SAS Code\
                                  shares in ECAR, MAIN, and TVA, excluding MI and       MergecoalutiltyNOMIWI.sas (.log,.lst)
                                  WI utilities
                                SAS program to analyze the coal company market        Upstream Analysis Files\SAS Code\
                                  shares in ECAR, excluding MI utilities                MergecoalutiltyECARNOMI.sas (.log,.lst)

           SAS Output           SAS output from analysis of ECAR, MAIN and TVA        Upstream Analysis Files\SAS Output\
                                                                                        totalshare.sas7bdat
                                SAS output from analysis of ECAR, MAIN and TVA,       Upstream Analysis Files\SAS Output\
                                  with final table and analysis                         totalshare.xls
                                SAS output from analysis of ECAR                      Upstream Analysis Files\SAS Output\
                                                                                        totalecarshare.sas7bdat
                                SAS output from analysis of ECAR, with final          Upstream Analysis Files\SAS Output\
                                  table and analysis                                    totalecarshare.xls
                                SAS output from analysis of ECAR, MAIN and TVA        Upstream Analysis Files\SAS Output\
                                  excluding MI and WI utilities                         nomiwishare.sas7bdat
                                SAS output from analysis of ECAR, MAIN and TVA        Upstream Analysis Files\SAS Output\
                                  excluding MI and WI utilities, with final table       nomiwishare.xls
                                  and analysis
                                SAS output from analysis of ECAR excluding MI         Upstream Analysis Files\SAS Output\
                                  utilities                                             ecarnomishare.sas7bdat
                                SAS output from analysis of ECAR excluding MI         Upstream Analysis Files\SAS Output\
                                  utilities, with final table and analysis              ecarnomishare.xls

           Additional Backup    Sheet: ECAR_MAIN_TVA Coal Co. Data=ECAR, MAIN,        Upstream Analysis Files\Additional Backup\
                                  and TVA Transaction Data from RDI CoalDat             RDI - HHI_MS_1st Analysis.xls
                                Sheet: MI WI=Lists which utilities are considered     Upstream Analysis Files\Additional Backup\
                                  Michigan and Wisconsin utilities in our analysis.     RDI - HHI_MS_1st Analysis.xls
                                Sheet:  District GEO Region=Defines each district     Upstream Analysis Files\Additional Backup\
                                  and its corresponding regions                         RDI - HHI_MS_1st Analysis.xls
                                Sheet:  Mining District=Table on page 29 of the       Upstream Analysis Files\Additional Backup\
                                  report - "Source of Coal Deliveries to Generating     RDI - HHI_MS_1st Analysis.xls
                                  Stations in ECAR, MAIN, and TVA"
                                Sheet:  LG&E Mining District=Table on page 30         Upstream Analysis Files\Additional Backup\
                                  of the report - "Source of Coal Deliveries to         RDI - HHI_MS_1st Analysis.xls
                                  LG&E and KU Generating Stations "
                                Sheet:  RAG Share=Table on page 31 of the report      Upstream Analysis Files\Additional Backup\
                                  - "RAG American Coal Deliveries to Selected Power     RDI - HHI_MS_1st Analysis.xls
                                  Plants Located in ECAR, MAIN, and TVA - Based on
                                  Deliveries in 1999 and 2000"
                                Sheet:  Coal Share Summary=Summary Table on page 34   Upstream Analysis Files\Additional Backup\
                                  - 1st Analysis (actual supply)                        RDI - HHI_MS_1st Analysis.xls
                                Sheet:  Coal Share Regions=Back-up for summary        Upstream Analysis Files\Additional Backup\
                                  table on page 34 - 1st Analysis and Exhibit           RDI - HHI_MS_1st Analysis.xls
                                  JA-10: ECAR.
                                Sheet:  Coal Share Excluding Utilities=Back-up for    Upstream Analysis Files\Additional Backup\
                                  summary table on page 34 - 1st Analysis and           RDI - HHI_MS_1st Analysis.xls
                                  Exhibit JA-10: ECAR, excluding MI; ECAR, MAIN,
                                  and TVA, excluding MI and WI
                                Sheet:  Coal Share All=Back-up for summary table      Upstream Analysis Files\Additional Backup\
                                  on page 34 - 1st Analysis and Exhibit JA-10:          RDI - HHI_MS_1st Analysis.xls
                                  ECAR, MAIN, and TVA
                                Sheet:  ECAR_MAIN_TVA Coal Co. Data=ECAR, MAIN,       Upstream Analysis Files\Additional Backup\
                                  and TVA Transaction Data from RDI CoalDat             RDI - Coal Trans&Prod Data -2nd Analysis.xls
                                Sheet:  Coal_production_by_district=Coal production   Upstream Analysis Files\Additional Backup\
                                  data by district from RDI CoalDat                     RDI - Coal Trans&Prod Data -2nd Analysis.xls
                                Sheet: Contract Type Report=Reports percentage of     Upstream Analysis Files\Additional Backup\
                                  coal that RAG American supplied that was Contract     RDI - Coal Trans&Prod Data -2nd Analysis.xls
                                  and Spot
                                Sheet:  HoldingCo Share=Reports shares of holding     Upstream Analysis Files\Additional Backup\
                                  companies in various defined markets. Used for        RDI - Coal Trans&Prod Data -2nd Analysis.xls
                                  2nd analysis in 2nd analysis files.
                                Sheet:  JA-9 2000=Exhibit JA-9 (Created using RDI     Upstream Analysis Files\Additional Backup\
                                  data)                                                 RDI - Coal Trans&Prod Data -2nd Analysis.xls
------------------------------------------------------------------------------------------------------------------------------------
Coal                            Listing of Expiration data on coal supply contracts   Coal Contract Details\ECAR Contract
Contract                          to ECAR                                               Expiration.xls
Details                         Listing of Expiration data on RAG America coal        Coal Contract Details\RAG Contract
                                  supply contracts                                      Expiration.xls
                                Preliminary Domestic Distribution of U.S. Coal        http://www.eia.doe.gov/cneaf/coal/
                                  by Coal-Producing Region and State, and               prelim/table59.txt
                                  Destination Census Division and State, 1995-1999

         Jane I. Ryan
         202.429.6294
         jryan@steptoe.com




                                                  July 24, 2001




David P. Boergers
Secretary
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, DC  20426

         Re:      E.ON AG, Docket No. EC01-115-000

Dear Mr. Boergers:

     Enclosed are an original and eight (8) copies of errata to: (1) one page of the Testimony of Dr. William H. Hieronymus; and (2) one page of Exhibit No. JA-9 to Dr. Hieronymus' Testimony submitted in the above-referenced docket on June 12, 2001, by E.ON AG, Powergen plc, LG&E Energy Corporation, Louisville Gas & Electric Company, and Kentucky Utilities Company ("Applicants") as part of their Joint Application for Order Authorizing Indirect Transfer of Control of Jurisdictional Facilities.

     Also enclosed are "red-lined" versions. If you have any questions, please call me at (202) 429-6294.

                                                  Sincerely,



                                                  ------------------------
                                                  Jane I. Ryan

                                                  On Behalf of Applicants


Enclosure

                                                                         REVISED
                                                                Exhibit No. JA-1
                                                                   Page 29 of 39


          Source of Coal Deliveries to LG&E and KU Generating Stations

       Coal-
     Producing
      District             Geographic Region                 1999        2000
     --------------------------------------------------------------------------
        08           South-central to southwestern WV,       38.99%     40.57%
                     eastern KY, and portions of VA
                     and TN
        09           West KY                                 35.86%     32.93%
        06           WV Panhandle                            11.96%     17.85%
        11           IN                                       8.99%      7.29%
        19           WY                                       1.97%      0.91%
        02           Western PA                               2.17%      0.44%
                     Other                                    0.06%      0.01%
                                                            100.00%    100.00%

     Source:
     FERC Form 423, John T. Boyd Company and RDI CoalDat.


Q. TURNING FOR A MOMENT TO RAG AMERICAN, TO WHAT GENERATING STATIONS DOES IT SUPPLY COAL?

A. There are a number of generating stations in the relevant downstream markets (ECAR, MAIN and TVA) to which RAG American supplied coal. See
     Exhibit JA-9. I also have identified in the table below the generating stations for which RAG American was the largest supplier in 1999 or 2000 (Eastlake, Cheswick, Gallagher and Michigan City in ECAR and Joppa in
     MAIN). RAG American was the supplier of more than 20 percent to some other generating stations in ECAR, but other coal suppliers had larger shares in each instance./26 RAG American does not supply any of the LG&E generating stations, but supplied a de minimis amount to one KU generating station (Ghent) in 2000 and 2001./26a In 1999, RAG American supplied 39 percent of coal deliveries to EEI's Joppa plant (as shown below) in which KU owns a 20 percent share, and 19 percent to OVEC's Kyger Creek plant in which LG&E and KU own a 7.4 percent share.


--------
26 As shown in Exhibit No. JA-9, RAG American supplied almost 70 percent of the coal delivered to TVA's Cahokia coal delivery terminal, but Cahokia (and BRT, to which RAG American supplied significantly more tons, but represented a much lower share) does not serve specific generating plants.

26a During 2000, RAG American acquired a mine that supplied coal to Ghent under a three-year contract ending March 31, 2001. The contract was assigned to RAG American effective October 2000, and KU received approximately 23,000 tons of coal from RAG American in 2000. (Total coal deliveries from all suppliers to Ghent in 2000 were in excess of 4 million tons.) For the period January 1, 2001 through June 30, 2001, RAG delivered 67,000 tons to Ghent. The contract term has been extended beyond the March 31, 2001 termination date solely for the purpose of completing delivery of the volumes that were to have been delivered prior to March 31, 2001. The contract is expected to be terminated well before the end of 2001. Thus, by the close of this transaction, there will be no contract in effect under which RAG American supplies coal to LG&E or KU.

                                                               Red-lined Version
                                                                         REVISED
                                                                Exhibit No. JA-1

                                                                   Page 29 of 39


          Source of Coal Deliveries to LG&E and KU Generating Stations

       Coal-
     Producing
      District             Geographic Region                 1999        2000
     --------------------------------------------------------------------------
        08           South-central to southwestern WV,       38.99%     40.57%
                     eastern KY, and portions of VA
                     and TN
        09           West KY                                 35.86%     32.93%
        06           WV Panhandle                            11.96%     17.85%
        11           IN                                       8.99%      7.29%
        19           WY                                       1.97%      0.91%
        02           Western PA                               2.17%      0.44%
                     Other                                    0.06%      0.01%
                                                            100.00%    100.00%

     Source:
     FERC Form 423, John T. Boyd Company and RDI CoalDat.


Q. TURNING FOR A MOMENT TO RAG AMERICAN, TO WHAT GENERATING STATIONS DOES IT SUPPLY COAL?


A. There are a number of generating stations in the relevant downstream markets (ECAR, MAIN and TVA) to which RAG American supplied coal. See
     Exhibit JA-9. I also have identified in the table below the generating stations for which RAG American was the largest supplier in 1999 or 2000 (Eastlake, Cheswick, Gallagher and Michigan City in ECAR and Joppa in
     MAIN). RAG American was the supplier of more than 20 percent to some other generating stations in ECAR, but other coal suppliers had larger shares in each instance./26 RAG American does not supply any of the LG&E generating stations, but supplied a de minimis amount to one KU generating station (Ghent) in 2000 and 2001./26a In 1999, RAG American supplied 39 percent of coal deliveries to EEI's Joppa plant (as shown below) in which KU owns a 20 percent share, and 19 percent to OVEC's Kyger Creek plant in which LG&E and KU own a 7.4 percent share.



--------
26 As shown in Exhibit No. JA-9, RAG American supplied almost 70 percent of the coal delivered to TVA's Cahokia coal delivery terminal, but Cahokia (and BRT, to which RAG American supplied significantly more tons, but represented a much lower share) does not serve specific generating plants.


26a During 2000, RAG American acquired a mine that supplied coal to Ghent under a three-year contract ending March 31, 2001. The contract was assigned to RAG American effective October 2000, and KU received approximately 23,000 tons of coal from RAG American in 2000. (Total coal deliveries from all suppliers to Ghent in 2000 were in excess of 4 million tons.) For the period January 1, 2001 through June 30, 2001, RAG delivered 67,000 tons to Ghent. The contract term has been extended beyond the March 31, 2001 termination date solely for the purpose of completing delivery of the volumes that were to have been delivered prior to March 31, 2001. The contract is expected to be terminated well before the end of 2001. Thus, by the close of this transaction, there will be no contract in effect under which RAG American supplies coal to LG&E or KU.

                                                                         REVISED
                                                                Exhibit No. JA-9


                    Generating Stations in ECAR, MAIN and TVA
            Receiving Coal from RAG American Coal Holding Mines, 2000

                                                                                   RAG                     Largest Supplier
                                                                          ---------------------   ----------------------------------

                           Portion of Portion of
                                      NERC                          Size       RAG      Station                             Station
              Utility                 Region  Station               (MW)    Tons (000)  Receipts       Largest Supplier     Receipts
----------------------------------   -------- --------              -----  ---------------------- ------------------------  --------
Allegheny Energy                     ECAR     Hatfield              1,466       708.9     20.1%   CONSOL Coal Group            79.5%

Alliant Energy Corp.                 MAIN     Columbia (WI) - WPL   1,146       499.2     12.8%   Peabody Holding Co.          57.8%
                                     MAIN     Edgewater (WI)          887       100.3      4.0%   Arch Coal, Inc.              80.8%

Ameren Corp.                         MAIN     Labadie               2,296       125.0      1.5%   Kennecott Energy Corp.       45.5%
                                     MAIN     Rush Island           1,166       878.0     18.6%   Kennecott Energy Corp.       70.8%

AEP                                  ECAR     Tanners Creek           980       355.0     16.0%   CONSOL Coal Group            39.7%
                                     ECAR     Cardinal              1,800        32.5      0.8%   Arch Coal, Inc.              47.4%

Cinergy                              ECAR     Beckjord              1,323       105.1      3.5%   AEI Resources, Inc.          50.9%
                                     ECAR     East Bend               600        31.9      1.8%   CONSOL Coal Group            49.3%
                                     ECAR     Gallagher               560       758.0     57.2%   RAG American                 57.2%
                                     ECAR     Gibson                3,131      1493.1     18.1%   Peabody Holding Co.          77.6%
                                     ECAR     Miami Fort            1,300       128.3      3.6%   Arch Coal, Inc.              26.2%
                                     ECAR     Zimmer                1,300        23.1      0.8%   Ohio Valley Resources, Inc.  62.5%

Detroit Edison Co                    ECAR     St. Clair             1,681       482.0      9.9%   Kennecott Energy Corp.       88.4%

East Kentucky Power Coop             ECAR     Spurlock                850       211.0      9.3%   Arch Coal, Inc.              18.2%

Kentucky Utilities                   ECAR     Ghent                 1,968        23.0      0.5%   Electric Fuels Corp.         26.2%

FirstEnergy                          ECAR     Burger                  413       101.3     21.1%   CONSOL Coal Group            37.9%
                                     ECAR     Eastlake              1,246       415.3     38.1%   RAG American                 38.1%
                                     ECAR     Mansfield             2,360       516.5     17.9%   Consol Coal Group            59.8%
                                     ECAR     Sammis                2,233       501.2     18.1%   Arch Coal, Inc.              29.6%

Goldman Sachs Group, Inc.            ECAR     Cheswick                562        92.0      6.6%   Pittston Co.                 35.9%
(Duquesne Light)                     ECAR     Elrama                  474         6.0      0.6%   Unknown                      66.5%

Grand Haven Board of Light & Power   ECAR     Sims                     86        74.7     45.4%   American Metals & Coal Intl  54.6%

Lansing Board of Water and Light     ECAR     Erickson                158         0.1      0.0%   Coastal Coal Co., L.L.C.     83.4%

Northern Indiana Public Service      ECAR     Bailly                  511        36.6      3.0%   AEI Resources, Inc.          42.6%
                                     ECAR     Michigan City           589       456.6     33.0%   Arch Coal, Inc.              55.9%
                                     ECAR     Mitchell                502        71.1      6.4%   Peabody Holding Co.          50.3%
                                     ECAR     Rollin Schahfer       1,780       557.6     11.6%   Kennecott Energy Corp.       37.9%

Ohio Valley Electric Corp            ECAR     Kyger Creek1            990       304.0      9.7%   CONSOL Coal Group            41.8%

Richmond Power & Light               ECAR     Whitewater              101        23.4      9.2%   River Trading Co.            58.9%

Tennessee Valley Authority           SERC     Cumberland            2,462       368.9      5.0%   Peabody Holding Co.          77.9%
                                     SERC     GRT2                              811.9      8.8%   Arch Coal, Inc.              21.8%
                                     SERC     Shawnee               1,330       184.2      5.1%   AEI Resources, Inc.          53.0%

Wisconsin Public Service Corp        MAIN     Weston (WI)             549        95.0      5.0%   Arch Coal, Inc.              75.2%
------------------------------------------------------------------------------------------------------------------------------------
Total Generation Partially Served by RAG American:                 38,800
Portion of Generation Served by RAG American:                       4,395
------------------------------------------------------------------------------------------------------------------------------------

 1 OVEC is owned by AEP (42.1%), FirstEnergy (20.5%), Allegheny Energy (12.5%), LG&E Energy (9.5%), Cinergy (9.0%), Dayton Power & Light (4.9%) and Southern Indiana Gas & Electric (1.5%).

 2 This is a coal delivery site, not a generating station. It is not known which TVA generating plants receive coal from this site. TVA's Allen plant (744 MW) is served from another delivery site, Cora, which has no deiveries from RAG.)


Source: Federal Energy Regulatory Commission Form 423 as compiled by RDI,
CoalDat

                                                                Red-Line Version
                                                                         REVISED
                                                                Exhibit No. JA-0

                    Generating Stations in ECAR, MAIN and TVA
            Receiving Coal from RAG American Coal Holding Mines, 2000


                                                                                    RAG                     Largest Supplier
                                                                          ----------------------  ----------------------------------
                                                                                      Portion of                          Portion of
                                      NERC                         Size       RAG      Station                              Station
              Utility                 Region       Station         (MW)    Tons (000)  Receipts       Largest Supplier      Receipts
--------------------------------     -------- -------------      -------  ----------------------  ---------------------    ---------
Allegheny Energy                     ECAR     Hatfield              1,466       708.9     20.1%   CONSOL Coal Group            79.5%

Alliant Energy Corp.                 MAIN     Columbia (WI) - WPL   1,146       499.2     12.8%   Peabody Holding Co.          57.8%
                                     MAIN     Edgewater (WI)          887       100.3      4.0%   Arch Coal, Inc.              80.8%

Ameren Corp.                         MAIN     Labadie               2,296       125.0      1.5%   Kennecott Energy Corp.       45.5%
                                     MAIN     Rush Island           1,166       878.0     18.6%   Kennecott Energy Corp.       70.8%

AEP                                  ECAR     Tanners Creek           980       355.0     16.0%   CONSOL Coal Group            39.7%
                                     ECAR     Cardinal              1,800        32.5      0.8%   Arch Coal, Inc.              47.4%

Cinergy                              ECAR     Beckjord              1,323       105.1      3.5%   AEI Resources, Inc.          50.9%
                                     ECAR     East Bend               600        31.9      1.8%   CONSOL Coal Group            49.3%
                                     ECAR     Gallagher               560       758.0     57.2%   RAG American                 57.2%
                                     ECAR     Gibson                3,131      1493.1     18.1%   Peabody Holding Co.          77.6%
                                     ECAR     Miami Fort            1,300       128.3      3.6%   Arch Coal, Inc.              26.2%
                                     ECAR     Zimmer                1,300        23.1      0.8%   Ohio Valley Resources, Inc.  62.5%

Detroit Edison Co                    ECAR     St. Clair             1,681       482.0      9.9%   Kennecott Energy Corp.       88.4%

East Kentucky Power Coop             ECAR     Spurlock                850       211.0      9.3%   Arch Coal, Inc.              18.2%

Kentucky Utilities                   ECAR     Ghent                 1,968        23.0      0.5%   Electric Fuels Corp.         26.2%

FirstEnergy                          ECAR     Burger                  413       101.3     21.1%   CONSOL Coal Group            37.9%
                                     ECAR     Eastlake              1,246       415.3     38.1%   RAG American                 38.1%
                                     ECAR     Mansfield             2,360       516.5     17.9%   Consol Coal Group            59.8%
                                     ECAR     Sammis                2,233       501.2     18.1%   Arch Coal, Inc.              29.6%

Goldman Sachs Group, Inc.            ECAR     Cheswick                562        92.0      6.6%   Pittston Co.                 35.9%
(Duquesne Light)                     ECAR     Elrama                  474         6.0      0.6%   Unknown                      66.5%

Grand Haven Board of Light & Power   ECAR     Sims                     86        74.7     45.4%   American Metals & Coal Intl  54.6%

Lansing Board of Water and Light     ECAR     Erickson                158         0.1      0.0%   Coastal Coal Co., L.L.C.     83.4%

Northern Indiana Public Service      ECAR     Bailly                  511        36.6      3.0%   AEI Resources, Inc.          42.6%
                                     ECAR     Michigan City           589       456.6     33.0%   Arch Coal, Inc.              55.9%
                                     ECAR     Mitchell                502        71.1      6.4%   Peabody Holding Co.          50.3%
                                     ECAR     Rollin Schahfer       1,780       557.6     11.6%   Kennecott Energy Corp.       37.9%

Ohio Valley Electric Corp            ECAR     Kyger Creek1            990       304.0      9.7%   CONSOL Coal Group            41.8%

Richmond Power & Light               ECAR     Whitewater              101        23.4      9.2%   River Trading Co.            58.9%

Tennessee Valley Authority           SERC     Cumberland            2,462       368.9      5.0%   Peabody Holding Co.          77.9%
                                     SERC     GRT2                              811.9      8.8%   Arch Coal, Inc.              21.8%
                                     SERC     Shawnee               1,330       184.2      5.1%   AEI Resources, Inc.          53.0%

Wisconsin Public Service Corp        MAIN     Weston (WI)             549        95.0      5.0%   Arch Coal, Inc.              75.2%
------------------------------------------------------------------------------------------------------------------------------------
Total Generation Partially Served by RAG American:                 38,800
Portion of Generation Served by RAG American:                       4,395
------------------------------------------------------------------------------------------------------------------------------------



     1 OVEC is owned by AEP (42.1%), FirstEnergy (20.5%), Allegheny Energy (12.5%), LG&E Energy (9.5%), Cinergy (9.0%), Dayton Power & Light (4.9%) and Southern Indiana Gas & Electric (1.5%).


     2 This is a coal delivery site, not a generating station. It is not known which TVA generating plants receive coal from this site. TVA's Allen plant (744
MW) is served from another delivery site, Cora, which has no deiveries from RAG.)


Source: Federal Energy Regulatory Commission Form 423 as compiled by RDI,
CoalDat